As filed with the Securities and Exchange Commission on February 10, 1999

                                                Registration No.  333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

         New York                               8090               11-2581812
(State or Other Jurisdiction      (Primary Standard Industrial  (I.R.S. Employer
of Incorporation or Organization)  Classification Code Number)   Identification
                                                                 Number)

                              26 Harbor Park Drive
                         Port Washington, New York 11050
                            Telephone: (516) 626-0007

          (Address and Telephone Number of Principal Executive Offices)

                                 Bert E. Brodsky
                             Chief Executive Officer
                   National Medical Health Card Systems, Inc.
                              26 Harbor Park Drive
                         Port Washington, New York 11050
                            Telephone: (516) 626-0007

            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:

Steven J. Kuperschmid, Esq.              Dennis N. Berman, Esq.
Certilman Balin Adler & Hyman, LLP       Sonnenschein Nath & Rosenthal
90 Merrick Avenue                        1221 Avenue of the Americas, 24th Floor
East Meadow, NY 11514                    New York, NY 10020
Telephone: (516) 296-7000                Telephone: (212) 768-6737


         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: o _____

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: o _____

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: o _____

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: o



                                              CALCULATION OF REGISTRATION FEE
====================================================================================================================================

      Title of Each Class                                         Proposed Maximum          Proposed Maximum
 of Securities to be Registered      Number of Shares to           Offering Price          Aggregate Offering         Amount of
                                        be Registered              Per Share (1)                Price (1)         Registration Fee
------------------------------------------------------------------------------------------------------------------------------------

Common Stock(2)                        2,300,000 Shares                $10.00                  $23,000,000             $6,394
------------------------------------------------------------------------------------------------------------------------------------
Representative's Warrants to
Purchase Common Stock (3)              200,000 Warrants                $.001                      $200                  ----
------------------------------------------------------------------------------------------------------------------------------------
Common Stock underlying the
Representative's Warrants (4)                                          $12.00                  $2,400,000               $668
                                        200,000 Shares
------------------------------------------------------------------------------------------------------------------------------------

Total Registration Fee:                      ----                       ----                   $25,400,200             $7,062
====================================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the "Securities Act").

(2)  Includes 300,000 shares of common stock that may be issued upon exercise of
     a   45-day   option   granted   to  the   Underwriters   solely   to  cover
     over-allotments, if any.

(3)  No fee required pursuant to Rule 457(g) under the Securities Act.

(4) Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such additional shares as may become issuable as a result of the anti-dilution provisions contained in the Representative's Warrants.
     ------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                 PUBLIC OFFERING

                                   PROSPECTUS

                                ----------------

                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

                                2,000,000 SHARES

                 We Estimate That The Offering Price Of Our Shares Will Be Between $8.00 and $10.00 Per Share.


                    This investment involves a high degree of
                       risk. See "Risk Factors," beginning
                                   on page 7.

                            Proposed Trading Symbol:
                          NASDAQ National Market: NMHC


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          Price                               Underwriting
                           To                                 Discounts and
                          Public          Commissions         Proceeds

Per Share                                                      $8.37
Total                     $18,000,            $1,260           $16,740,000

           The underwriters have an option to purchase 300,000 additional shares to cover over-allotments of shares.

         The table above assumes an offering price of $9.00 per share.

                                                       Ryan, Beck & Co.






                                                     _______________, 1999

                                TABLE OF CONTENTS
                                                                        Page
Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
Dilution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Selected Financial Information . . . . . . . . . . . . . . . . . . . . . 25
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..27
Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
Certain Transactions. . . . . . . . . . . . . . . . . . . . . . . . . .  74
Principal Stockholders. . . . . . . . . . . . . . . . . . . . . . . . .  78
Description of Capital Stock. . . . . . . . . . . . . . . . . . . . . .  79
Shares Eligible for Future Resale. . . . . . . . . . . . . . . . . . . . 82
Underwriting. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   85
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   85
Available Information. . . . . . . . . . . . . . . . . . . . . .  . . .  85
Index to Financial Statements. . . . . . . . . . . . . . . . .  . . . . F-1
                      ------------------------------------

                        ---------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION CONTAINED IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                      -------------------------------------

                               PROSPECTUS SUMMARY

       This  summary  highlights   information   contained   elsewhere  in  this
prospectus. This summary is not complete and may not contain all of the information that you should consider before deciding to invest in our shares. We urge you to read this entire prospectus carefully including the "Risk Factors" section which begins on page 8 and the consolidated financial statements and the notes to those statements. An investment in these securities involves a high degree of risk.

       The information contained in this prospectus gives effect to certain events which have not happened yet. In particular, this prospectus gives effect to:

       (a)        a .1278447-for-one reverse split in our common stock;
       (b) a reduction in the number of shares of common stock that Health Card will have authority to issue from 200,000,000 to 25,000,000; and
       (c) Health Card's election to be governed by certain recently enacted provisions of New York State's Business Corporation Law.

       In addition, the information in this prospectus assumes that certain other events do not happen. It is assumed throughout this prospectus that:

       (a) the underwriters do not exercise an over-allotment option, which gives them the rightto buy up to 300,000 shares from us; and
       (b) Ryan, Beck & Co., the underwriters' representative, does not exercise the warrants to be granted to it to purchase up to 200,000 shares of common stock.

       This prospectus includes forward-looking statements which involve known and unknown risks and uncertainties or other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words "believes," "anticipates," "plans," "expects," "intends," "estimates" and similar expressions are intended to identify forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed under the heading "Risk Factors."

       In this "Prospectus Summary" section, "we," "our" and "ours" refer to Health Card, and "you," "your" and "yours" refer to a purchaser of the shares of Health Card offered by this prospectus.

                                   The Company

       We are a  technological  leader  among  independent  companies  providing
comprehensive   prescription  benefit  management  services.  Our  programs  are designed to:

                  contain the cost of prescription drugs, monitor the cost and quality of prescription services, provide sophisticated consulting services, and provide disease information services to sponsors of prescription benefit plans. Sponsors of prescription benefit plans managed by us include managed care organizations, local governments, unions, corporations and third party health care plan administrators. We focus our marketing efforts on prospective sponsors with plans covering up to 100,000 participants, although we also seek and service sponsors with plans covering less or significantly more plan participants. As of January 1, 1999, plans managed by us covered over 430,000 eligible employees, retirees, members and their dependents.

       We provide sponsors with integrated prescription benefit management services, including:

                  electronic point-of-sale pharmacy claims management, retail pharmacy network management, mail pharmacy management, benefit design consultation, preferred drug management programs, drug review and analysis programs, consulting services, disease information services, data access, reporting and information analysis, and physician profiling.

See "Business."

       We began our business as a provider of computerized prescription claims processing services to sponsors. Subsequently, we grew to become a leading independent provider of prescription benefit management services in the Long Island, New York region. In 1995, our management began to redirect the focus of our business, with the goal of becoming a leading national independent company providing comprehensive prescription benefit management services. In particular, we concentrated on (a) attracting a management team with significant industry experience, (b) implementing a nationwide marketing effort and (c) enhancing our information systems. During the period July 1, 1995 to January 1, 1999, our network of participating pharmacies grew to over 42,000; during the same period, the number of plan participants covered by sponsors' plans grew approximately 89% from approximately 230,000 to over 430,000. Revenues for the fiscal year ended June 30, 1998 increased 40% as compared to revenues for the fiscal year ended June 30, 1997. Revenues for the three months ended September 30, 1998 increased 55% as compared to revenues for the three months ended September 30, 1997.

       As part of our business strategy, we intend to acquire complementary companies and other strategic assets, in order to increase revenues, realize operating efficiencies and expand the scope of our services. In addition, we intend to expand our sponsor base,
                  improve our information systems,
                  expand our consulting and disease information services, and establish strategic relationships.

See "Risk Factors" and "Business."

       Prescription benefit management companies evolved to address the need for efficient, cost-effective drug delivery mechanisms. Despite cost containment efforts in the health care industry, continued advances in medical technology, new drug development and increasing drug utilization have led to significant increases in related health care costs, creating a need for more efficient systems. Industry sources estimate that 1997 U.S. purchases for prescription drugs totaled approximately $83 billion, of which purchases from retail outlets were approximately $46 billion and purchases from mail order were approximately $9.0 billion. Industry sources indicate that prescriptions managed by prescription benefit management companies represent an increasing proportion of such purchases.

       We believe that the foregoing trends in the pharmaceutical industry will foster greater consolidation within our industry, as many of the smaller prescription benefit management companies will find it increasingly difficult to address the sophisticated needs of health plan sponsors. We also believe there is an increasing demand among these sponsors for comprehensive plan consulting services and disease information services, as cost containment becomes more dependent on improvements in the quality of care. Our consulting and disease information services are being developed to address these needs through the use of traditional prescription benefit management services combined with an outcome-oriented focus and sophisticated information systems. See "Business--Services-Consulting Services and Disease Information Services."

       Our executive offices are located at 26 Harbor Park Drive, Port Washington, New York 11050 and our telephone number is (516) 626-0007.

                                  The Offering

Common Stock Offered ...................2,000,000 shares

Common Stock Outstanding
  After the offering....................7,312,497 shares(1)

Use of Proceeds..........................Future acquisitions, enhancement of information systems, expansion of sales
                                         and marketing efforts, and working
                                         capital.  See "Use of Proceeds."

Risk Factors.............................This.Offering involves a high degree of risk and immediate and substantial
                                         dilution. See "Risk Factors" and
                                         "Dilution."


Proposed Nasdaq National Market Symbol.. "NMHC"




(1) Excludes 300,000 shares issuable upon the exercise of the underwriters' over-allotment option. Excludes 200,000 shares of common stock issuable upon the exercise of the representative's warrants.
         See "Underwriting-The Representative's Warrants."

                          Summary Financial Information



Income Statement:
                                                                                             Three Months Ended
                                              Years Ended June 30,                              September 30,
                                              --------------------                             --------------
                                   1996              1997               1998               1997               1998
                                   ====              ====               ====               ====               ====


Revenues                          $56,265,033       $71,288,411        $99,988,921        $20,114,066        $31,253,445

Cost of claims                     50,799,422       64,176,942          91,230,939         18,338,909         27,736,990
                                  ===========      ============         ==========         ==========         ==========

Gross profit                        5,465,611         7,111,469          8,757,982          1,775,157          3,516,455

Selling, general and
   administrative                   4,216,259        5,855,282           7,192,027          1,617,517          2,246,410
                                 ============    ==============          =========          =========          =========

Operating income                    1,249,352         1,256,187          1,565,955            157,640          1,270,045

Other income
(expense)                              21,530            42,595          (180,507)             48,336           (62,611)
                                       ------            ------          ---------             ------           --------

Income before income
   taxes.............               1,270,882         1,298,782          1,385,448            205,976          1,207,434

Provision for income
   taxes (benefit)...               (185,275)         (189,984)            569,000             85,000            502,000
                                    ---------         ---------            -------             ------            -------


Net income                       $  1,456,157     $  1,488,766        $    816,448       $    120,976       $    705,434
                                 ============     =============       ============       ============       ============
Earnings per common
  share:
    Basic                        $      0.47     $         0.46       $        0.16      $       0.02       $       0.14
    Dilut                        $      0.35     $         0.37       $        0.16      $       0.02       $       0.14

Weighted average shares outstanding:
    Basic                        $3,093,085      $    3,258,459           4,966,885         4,952,957          4,971,578
    Dilut                        $4,182,909      $    4,008,481           4,969,166         4,961,211          4,971,578

Balance Sheet Data:

                                                                          September 30, 1998

                                      June 30, 1998                      Actual                  As Adjusted (1)
                                    ----------------------               ------                  ------------
Cash and cash
   equivalents                                $  1,305,792                 $ 1,873,376            $18,068,376

Working capital                                (8,658,324)                 (8,337,305)              7,857,695
   (deficit)............

Total assets                                    18,343,900                  21,204,548             38,899,548
Long-term debt (including
   current portion).....                             9,742                       6,336                  6,336
Total stockholders' equity
   (deficit)............                       (2,006,282)                 (1,329,323)             16,365,677


(1)Adjusted to give effect to the closing of the offering and the application of the estimated net proceeds therefrom as if the offering had been consummated on September 30, 1998.



Supplemental Data:

                                                Year Ended                     Three Months Ended
                                                 June 30,                         September 30,




                                                1996            1997           1998            1997            1998
                                                ----            ----           ----            ----            ----
  Retail pharmacy claims processed..........  1,675,490      1,990,976         2,482,127       508,634        692,956
  Mail pharmacy claims processed............     29,453         62,618           131,513        23,068         43,581
  Estimated Plan Participants                  271,784         291,446           401,226       317,145        403,178
    (at period end).........................

                                  RISK FACTORS

         An investment by you in the shares offered by this prospectus is speculative and involves a high degree of risk. You should only purchase these securities if you can afford to lose your entire investment. Before making an investment, you should carefully consider the following risks and speculative factors, as well as the other information contained in this prospectus. As discussed in the Summary, this prospectus contains forward-looking statements that involve risks and uncertainties. The words "believes," "anticipates," "plans," "expects," "intends," "estimates" and similar expressions are intended to identify forward-looking statements. The actual results of our operations could be significantly different from the information contained in those forward-looking statements. Those differences could result from the risk factors discussed immediately below, as well as factors discussed in other places in this prospectus.

Working Capital Deficit; Possible Inability to Pay Pharmacies

         The  following  table  sets  out  our  working  capital   deficits  and
stockholders' deficits for the periods indicated in the first column.

                    Period Ended                               Working Capital Deficit               Stockholders' Deficit
                    ------------                               -----------------------               ---------------------
Year ended June 30, 1996                                         $ 7,530,351                            $ 3,663,125
Year ended June 30, 1997                                            7,436,095                              2,343,671
Year ended June 30, 1998                                           8,658,324                               2,006,282
Three months ended September 30, 1998                              8,337,305                               1,329,323


         We believe that the net proceeds of the offering, together with our existing capital resources and anticipated revenues from operations, will enable us to maintain our current and planned operations for at least 24 months after consummation of the offering. If our plans or assumptions change or prove to be inaccurate, or if the net proceeds of the offering or cash flow prove to be insufficient, we may seek to minimize cash expenditures and/or obtain additional financing in order to support our plan of operations. However, we cannot assure you that additional financing will be available when needed or on terms acceptable to us, if at all. See "Risk Factors-Possible Need for Future Acquisition Financing" and "Use of Proceeds."

         Under our agreements with pharmacies in our pharmacy network, we are generally required to reimburse them within a limited period of time after we receive claims. We try to process claims promptly and obtain funds from sponsors before reimbursing the participating pharmacies; still, we cannot assure you that the sponsors will pay us on time. In the past, we have often not complied with the payment schedule in our agreements with certain pharmacies. See "Business-Services-Pharmacy Network-Pharmacy Relations". We do not believe that there has been any material negative effect on our business resulting from any such non-compliance and we believe our relationships with pharmacies are generally good. Since November, 1997, we have generally been in substantial compliance with the payment terms of our agreements with pharmacies. However, pharmacies may demand strict adherence in the future to those payment terms; we cannot assure you that we will remain in compliance with these agreements. If any sponsor fails to pay us on a timely basis, we may be required to pay participating pharmacies before being paid by that sponsor. In addition, if any sponsor fails to pay us at all, we will still be liable to our participating pharmacies for reimbursements.

Lack of Participation by Pharmacies in our Pharmacy Network

         The continuation of our services depends heavily on the participation of pharmacies in our pharmacy network, which we cannot guarantee. If a substantial portion of the pharmacies were to discontinue their arrangements with us and/or we were unable to maintain a nationwide pharmacy network, we could be unable to market our prescription benefit management services and sponsors could discontinue their relationships with us. Consequently, we could experience a loss of revenues, which could have a material adverse effect on our business, operating results and financial condition.

Loss of One of Our Major Sponsors Would Significantly Impair Our Business

         We depend on a small number of sponsors for a significant portion of our revenue. See "Business-Sponsors." For the fiscal year ended June 30, 1998, the following sponsors accounted for the percentage of revenue indicated in the following table:

                        Sponsor                                  Percent of Revenues               Number of Participants
Vytra Health Plans Long Island, Inc.                                     42%                               166,840
Suffolk County                                                           15%                                38,893


         We provide prescription benefit management services to Vytra Health Plans Long Island, Inc. (formerly known as ChoiceCare Long Island, Inc.) under two separate arrangements. The first one renews annually from year to year unless terminated by either party. Pursuant to a series of letters and conversations between the parties, we also provide services to Vytra under a second arrangement that began under a written agreement that, as amended, expired in December 1998. We are in the process of negotiating a formal amendment to the prior written agreement which we expect would, among other things, renew and extend the term of the expired written agreement on a modified basis. See "Business-Sponsors-Vytra." We cannot be certain that a definitive agreement with Vytra will be signed, or that the agreement (if any) that is signed will contain terms as favorable to us as the current arrangement. This second arrangement accounted for approximately 33% of our revenues for the fiscal year ended June 30, 1998. If we were to lose Vytra as a sponsor, or lose a significant portion of Vytra's business, it would have a material adverse effect on our business, operating results and financial condition. It is possible that Health Card's cost of providing services under the second arrangement could exceed the revenue received from Vytra thereunder.

         Under the first arrangement we have committed to pay participating pharmacies specified prices for certain drugs. We have verbally advised Vytra that we have been paying less than the prices to which we have committed. Although Vytra has not objected, we cannot assure you that Vytra will not object in the future, nor can we assure you that its objection will not result in our losing the contractual relationship with Vytra under this agreement, or all of its business. If we were to lose Vytra as a sponsor, or lose a significant portion of Vytra's business, it would have a material adverse effect on our business, operating results and financial condition. This agreement accounted for approximately 9% of our revenues for the fiscal year ended June 30, 1998.

         We have been providing prescription benefit management services to Suffolk County, a municipal corporation of the state of New York, since 1992. We are currently providing services to Suffolk County under an oral agreement, terminable by either party, the economic terms of which are otherwise substantially similar to those of a written agreement that expired on December 31, 1998. In September, 1998, we received a Request for Proposal from Suffolk County which had the effect of informing us that it had elected not to extend the then-current agreement. We submitted a proposal in response to the request. In February, 1999, Suffolk County provided us with a proposed amendment to the written agreement which, among other things, would extend the term until December 31, 1999. Neither party has signed the amendment as of the date hereof. We cannot be certain that a definitive agreement with Suffolk County will be signed, or that the agreement that is signed (if any) will contain terms as favorable to us as the current arrangement. See "Business-Sponsors-Suffolk County." If we were to lose Suffolk County as a sponsor, or lose a significant portion of Suffolk County's business, it would have a material adverse effect on our business, operating results and financial condition. The Suffolk County agreement accounted for approximately 15% of our revenues for the fiscal year ended June 30, 1998.

         On December 1, 1997, we began providing prescription benefit management services to Operating Engineers Trust Funds, IUOE Local 12, a construction workers' union, covering approximately 40,000 plan participants. As of the date of this prospectus, we are providing services to the Engineers Union pursuant to an oral agreement. We cannot be certain that a definitive agreement with the Engineer's Union will be signed, or that the agreement (if any) that is signed will contain terms as favorable to us as the current oral agreement. For the three months ended September 30, 1998, Operating Engineers accounted for approximately 13% of our revenues.

         If any of these sponsors choose to discontinue using our services, our business, operating results and financial condition may be materially adversely affected. If we lose any of these sponsors, we cannot assure you that we will be able to replace them with additional sponsors. See "Risk Factors-Government Regulations" and "Business-Sponsors".

Possible Violation of Confidentiality Agreements Could Cause the Loss of a Major Sponsor or Otherwise Impair Our Business

         We are a party to numerous agreements which contain confidentiality provisions. Among these agreements are our agreements with Vytra and with our rebate administrator, Foundation Health Pharmaceutical Services, d/b/a Integrated Pharmaceutical Services. The confidentiality provisions prohibit us from disclosing either the terms of the agreement or the existence of the agreement. We have not obtained waivers of these confidentiality provisions from any of the other parties to these agreements. Thus, the disclosure in this prospectus which describes these agreements, and/or the filing of any such agreement as an exhibit to the registration statement, may lead to a violation of the terms of such agreement. Such a violation could in turn lead to a loss of business or other material adverse effect on our business, operating results and financial condition.

Competition from Other Prescription Benefit Managers, Including Those Affiliated with Drug Companies and Retail Pharmacy Chains, and the Effect of Sponsors Administering Their Own Plans

         We compete with numerous companies which provide the same or similar services, such as:

Express Scripts, Inc./ValueRx     National Prescription Administrators, Inc.
PCS Health Systems, Inc.          Diversified Pharmaceutical Services, Inc.
Merck-Medco Managed Care, Inc.    Advance Paradigm, Inc.
Provantage, Inc.                  MedImpact Health Care Systems, Inc.
Promark Holdings, Inc.            Pharmaceutical Care Network
Consultec, Inc.

         Our competitors include other independent prescription benefit management companies, those affiliated with drug companies and those affiliated with retail pharmacy chains. Some plan sponsors may prefer an unaffiliated manager to assure that drugs are offered solely on the basis of cost and efficacy of the drug.

         In-house plan administration is an option for larger health maintenance organizations (HMOs) or third party administrators, but has not generally been done by sponsors of the size that we typically target. This potentially decreases the market available for prescription benefit management companies, but the decrease is generally in the large sponsors and would have more of an impact on those of our competitors that target such large sponsors.

         Many of our competitors have been in existence for longer periods of time, are far better established than we are, have broader public recognition, and/or have financial and marketing resources substantially greater than ours. Some have more experienced management and have far more extensive facilities than those which are now, or in the foreseeable future will become, available to us. In addition, present and potential sponsors may find it desirable to perform for themselves the services we render. We cannot assure you that we will remain competitive or that we will successfully market prescription benefit management services to existing and new sponsors. Furthermore, we cannot predict whether consolidation and alliances within the prescription benefit management industry will adversely impact the operations and prospects for independent prescription benefit management companies like us. See "Business- Competition."

Changes in the Health Care Reimbursement System

        The health care industry is subject to changing political, economic and regulatory influences that affect the procurement practices and operations of health care organizations. Our services are designed to function in the health care financing and reimbursement system currently being used in the U.S. We believe that the commercial value and appeal of our services may be adversely affected if the current health care financing reimbursement system were to be materially changed. During the past several years, the United States health care industry has been subject to increased governmental regulation of (among other things) reimbursement rates. We cannot predict what effect, if any, such factors might have on our business, operating results and financial condition.

         Other regulatory or market-driven factors could also have unpredictable effects on our business, operating results and financial condition. However, any change that reduces our profitability either directly by reducing our fees or compensation or indirectly by increasing our costs to do business, would adversely effect our business, operating results and financial condition. Consolidation and Alliances Among Sponsors and Health Care Providers

         Over the past several years, insurance companies, HMOs and managed care companies have experienced significant consolidation. Although consolidation is much more common among HMO's and similar companies whose size is generally beyond the current capacity of our resources, our sponsors have been and may continue to be subject to consolidation pressures. Consolidation, alliances and intense competition in the health care industry have caused us to lose sponsors in the past. Although we may benefit from certain consolidations and alliances in the industry, it is possible that we will lose sponsors as a result of acquisitions and alliances, and that consolidations, alliances and related activity will have a material adverse effect on our business, operating results and financial condition. We cannot assure you that any new sponsors and any renewal of current contracts will offset the revenues lost from sponsors electing not to use our services as a result of a consolidation or alliance. See "Business-Sponsors."

         Furthermore, many health care providers are consolidating to create integrated health care delivery systems with greater regional and national market power. As a result, these merging systems could have greater bargaining power, which may lead to erosion of prices for our services. Our failure to maintain adequate margins could have a material adverse effect on our business, operating results and financial condition.

Dependence On Our Chairman of the Board and Other Executive Management

         We believe that our future success depends significantly upon the continued services of our senior management, in particular Bert E. Brodsky, Chairman of the Board, Chief Executive Officer and a director, and Gerald Shapiro, Vice Chairman of the Board. The loss of the services of either Mr. Brodsky or Mr. Shapiro and of other persons in senior management could have a material adverse effect on our business, operating results and financial condition. Upon the consummation of the offering, we will obtain a $1,000,000 key-person life insurance policy on Mr. Brodsky.

         Our success is also partly dependent upon our ability to hire and retain additional personnel. Qualified personnel are generally in great demand in our business, and our inability to recruit them could have a materially adverse effect on our business, operating results and financial condition. We cannot assure you that we will be able to retain our current management or other personnel, or that we will be able to attract and retain additional qualified personnel in the future.

Dependence on Rebate Programs

         Pursuant to an agreement with Foundation Health Pharmaceutical Services, d/b/a Integrated Pharmaceutical Services, a rebate administrator, we submit to Integrated claims for rebates relating to certain prescriptions filled under plans that we administer. Integrated submits our rebate claims (along with rebate claims of others) to the appropriate drug manufacturer. Currently, the volume of claims we process may not be sufficient to enable us to obtain rebates directly from drug manufacturers in the same amounts Integrated can obtain for us. This agreement is terminable on 90 days prior notice by either party. If Integrated terminates the agreement, that could have a material adverse effect on our business, operating results and financial condition. However, it is likely that we could contract with another administrator of comparable size and quality without appreciable disruption. We cannot assure you that the Integrated agreement will not be terminated. A more significant risk, economically, is that drug manufacturers might cease to offer rebates on their products. Although we are unaware that any such cessation is planned for the drugs subject to the rebate programs, and we believe that abandonment of such programs is unlikely, we cannot be certain that manufacturers will continue to offer rebates. If such rebate programs were to be discontinued, it could have a material adverse effect on our business, operating results and financial condition. Pursuant to our agreement with Integrated, we have agreed to abide by the terms of Integrated's agreements with various drug manufacturers. We have been provided with summaries of the rebate programs which we understand to be the subject of those agreements, but have not been provided with the complete agreements. Although we have not experienced any problems in the past, we cannot assure you that the terms of those agreements will not have a material adverse effect on our business, operating results and financial condition.

         Certain of our sponsors, including Vytra and Suffolk County, are entitled to a portion of rebates received by us. Our participation in such rebate programs and rebate sharing programs may expose us to investigation and/or punishment under certain laws, rules and regulations including the federal Anti- Kickback Statute and state referral prohibitions, one or more of which may be violated by such conduct. See "Business--Government Regulation Generally;" "Business--Anti-Kickback Regulation;" and "Business-Pharmacy Regulations." Our failure to obtain certain rebates could cause us to be in violation of agreements with certain sponsors and could negatively impact our
competitive  ability.  See  "Risk  Factors-Government   Regulation."

Government Regulation

         The health care industry is highly regulated at the federal, state and local levels. These regulations include:

     -    federal Anti-Kickback law,

     -    anti-trust laws,

     -    Food and Drug Administration rules and regulations,

     -    the Employee Retirement Income Security Act of 1974 (ERISA),

     -    the  laws  of  various  states  relating  to  health,   insurance  and
          utilization review, and

     - the laws of various states relating to the licensing and regulation of professionals (including pharmacists), pharmacies and of independent practice associations.


Violations of these laws, rules and regulations is punishable in a variety of ways including criminal and/or civil penalties, injunctive relief and other sanctions, including the loss of rights to participate in government funded health care programs, including Medicare and Medicaid, and loss of licensure or right to conduct business. Some violations may also give rise to claims for damages by individuals for themselves or on behalf of the U.S. government.

         Some aspects of our business may be subject to differing interpretations of applicable laws, rules and regulations by the various agencies responsible for their enforcement. We have not obtained, nor applied for, any opinion of any regulatory or judicial authority that our business operations and relationships are in compliance with applicable laws, rules and regulations. We have reviewed our operations for areas of non-compliance and, to the extent practicable, we are taking steps to comply with such laws, rules and regulations. We cannot assure you that:
                  o         such efforts have been or will be successful,
                  o our interpretation of the applicable laws, rules and regulations will be correct, or
                  o the laws, rules and regulations and/or the interpretation thereof will not change from time to time.

As a result, we may be subject to punishment for violations of such laws, rules and regulations by any one or more of the sanctions described above, any one of which may have a material adverse effect upon our business, operating results and financial condition. Moreover, if our practices are challenged in any judicial or regulatory proceeding, regardless of the merits of such challenge, the challenge and its related defense costs could have a material adverse effect on our business, operating results and financial condition. See "Business--Government Regulation Generally;" "Business-Anti-Kickback Regulations;" "Business--Independent Practice Association Regulations;"
"Business-State Insurance Regulations;" and "Business--Pharmacy Regulations"; "Business-Utilization Review Regulations;" "Business--FDA Regulation;" and "Business Regulation in Other States."

         Insurance Regulations

         We have arrangements with two sponsors under which we receive either a maximum payment, or payments based on the number of participants enrolled in the plan. Under such arrangements, we assume the financial risk that amounts we pay to pharmacies on behalf of plan participants for prescription drug costs may exceed the revenue we receive from the sponsor for our services. Under New York law (and possibly the laws of other jurisdictions in which we do business), such risk sharing arrangements may constitute engaging in the business of insurance without a license. New York regulations permit risk sharing arrangements between an HMO and an independent practice association (IPA) or provider. In order to avail ourselves of this permitted structure, we have acquired an IPA and intend to enter into all future risk sharing arrangements with HMOs and providers in the name of the IPA. It should be noted, however, that our existing arrangement with Vytra was not entered into by our IPA. We can not be sure that our past non-compliance in this regard will not be investigated and/or punished by state regulators. Moreover, we cannot be sure that we will succeed in getting Vytra or any other HMOs or providers to accept our IPA as their contract partner.
         In addition, risk sharing arrangements with a non-HMO sponsor may, under certain circumstances, constitute enragement in the business of insurance. We have one risk sharing arrangement with a sponsor that is not an HMO. While that arrangement is not material to our business, we could be found to be engaged in the business of insurance without a license and be subject to the consequences thereof. See "Business-Insurance Regulations."

         Anti-Kickback Regulations

                  The Criminal Penalties for Acts Involving Federal Health Care Programs Act, commonly referred to as the Federal Anti-Kickback Statute (the "Anti-Kickback Statute"), prohibits the knowing and willful solicitation, receipt, offer or payment of any remuneration in return for the ordering, arranging for or recommending the purchase or ordering of an item or service for which payment is funded in whole or in part by a United States government or state health care program. Certain state laws contain similar provisions that may extend prohibitions to items or services that are paid for by non-governmental third-party payors, as well as those who pay directly for their own health care. Violation of the Anti-Kickback Statute constitutes a felony and may also result in substantial civil penalties and exclusion from participation in Medicaid and Medicare programs.

     A fraud alert issued by the Office of the Inspector General ("OIG") of the Department of Healthand Human Services in 1994 indicated that investigations may be warranted in cases where cash payments are offered in exchange for, or based on, prescribing or providing specific prescription products, especially if payments are based on the volume or value of business generated for the drug company. An investigation may also be called for if payments are given to a patient, provider or supplier for changing a prescription or recommending or requesting such a change, from one product to another, unless that payment is fully consistent with a statutory safe harbor or other Federal program governing the reporting of prescription drug prices. The practices identified in the fraud alert were also condemned because they may pose a danger to patients as a result of the offering or payment of remuneration interfering with a physician's judgment in determining the most appropriate treatment for a patient, and because they may increase the Federal government's costs of reimbursing suppliers for products.

     While we believe that our practices comply with the Anti-Kickback Statute and do not violate the principles set forth in the fraud alert, we cannot assure you that:

          o  our  joinder  in   agreements   between   Integrated   and  various
          pharmaceutical  companies,

          o  our  receipt  of  rebates  derived  from  our   relationship   with
          Integrated,  whether or not passed on to current or future sponsors,

          o  our  involvement  with  the  therapeutic   interchange  program  or
          formulary  management  programs,

          o our entering into future agreements with sponsors that receive all or part of the funds used to obtain pharmacy benefit services directly or indirectly from a federal health care program, or

          o our use of Integrated's formulary along with the Pharmacy & Therapeutics Committee's compilation of our suggested formulary, or o any of the preceding activities, viewed independently or in conjunction with each other will not be challenged or found to violate the Anti-Kickback Statute or any state's anti-kickback law and as a result be subject to one or more of the punishments described above. See "Risk Factors-Government Regulations."

         In the last few years, private citizens have commenced litigation, known as Qui Tam actions, against health care providers and suppliers on behalf of the Federal government alleging that such providers and suppliers filed false claims with the Medicare and/or Medicaid programs. While the law on the issue is still unsettled, if our activities with respect to pharmaceutical manufacturers' rebates were challenged as a kickback in such a Qui Tam proceeding and determined to form the basis for a false claim under the Anti-Kickback Statute, we could be subject to substantial penalties and treble damages in addition to the punishments described above. See "Risk Factors--Government Regulations." See "Business--Anti-Kickback Regulations."

         Pharmacy Regulations

         The laws of the State of New York (and possibly the laws of other jurisdictions in which we do business) prohibit unlicensed persons from engaging in the practice of pharmacy. While we believe that our business is the provision of management and administrative services with respect to prescription benefit plans and not the practice of pharmacy, we do engage in certain practices which could be interpreted to involve the practice of pharmacy, for example, maintenance of our Pharmacy & Therapeutics Committee. If our operations are investigated by the New York State Department of Education (the agency charged with regulating and licensing the pharmacy profession), we can give no assurance that we would not be found to be practicing pharmacy without a license. In order to preclude a finding that we are engaged in the unauthorized practice of pharmacy, we applied to become a licensed pharmacy in New York. Although we have been advised that our pharmacy license has been approved, we have not received official documentation of that fact. We expect the pharmacy license to be issued soon. There can be no assurance that the burdens of being a licensed pharmacy will not outweigh the risks we are trying to avoid by becoming a licensed pharmacy. We can not be sure that the Department of Education will not investigate our activities and determine that we had been engaged in the practice of pharmacy without a license and seek to impose punishments for our past activities. See "Business-Government Regulations Generally;" and "Business--Pharmacy Regulations."

        In the course of its business, Health Card receives certain information regarding the drug usage and inferred health status of plan participants. Some of this information may be considered personally identifiable health information (or similarly designated personal health information) under the laws of New York (and under the laws of other states in which we do business and under proposed federal legislation) and, as such, be entitled to certain privacy rights. We share the information we receive with our sponsors. Our activities with regard to this health information of plan participants could be found to violate the laws, rules and regulations of various states regarding the confidentiality of personally identifiable health information and subject us to one or more of the punishments described in the introductory paragraphs of this Risk Factor--Government Regulations. See "Business--Government Regulation Generally;" and "Business--Pharmacy Regulations."

         Professional Licensure Regulations

         All states, including New York, regulate the practice of medicine, nursing and other licensed health professions. Health Card's performance of activities that would be deemed by a state's regulatory authority to constitute the practice of medicine, nursing, or any other licensed health profession without the proper license could result in various forms of punishment. We do not believe that our activities as a pharmacy benefits manager, including but not limited to providing disease information services, drug usage monitoring programs, preferred drug management, and consulting services, constitute the practice of medicine, nursing or any other licensed health profession. However, we cannot assure you that a regulatory authority in New York, or any other state in which we engage in such activities, would not assert a contrary position and subject us to the punishments described above.

         Independent Practice Association Regulations

         We recently acquired an independent practice association in New York State. We intend that this subsidiary will be the contracting party with respect to any contracts with HMOs and providers that contain financial risk sharing provisions. This subsidiary is subject to the regulatory authority of the New York State Department of Health (the "DOH"), and its contracts with HMOs, and providers would be subject to the DOH's contract drafting guidelines and will require submission to and approval by the DOH. We cannot assure you that the DOH will approve the arrangements between our IPA and HMO sponsor, in particular, our arrangement with Vytra, or that any approval would be granted in a timely manner. There can be no assurance that the DOH will not change its existing rules and regulations or the interpretation of them, or that the DOH will not impose additional regulatory constraints on prescription benefit management companies and IPAs.

         Regulation as a Third Party Administrator

         Some states regulate third party administrators and may require a license to engage in prescribed activities. New York does not regulate or license third party administrators. We have applied for licenses to become a third party administrator in several other states and may be required to make such applications elsewhere. To date, we have conducted our activities without such licenses. We cannot be sure that we will be granted such licenses at this time, if at all, or that we will not be subject to the punishments described above, as a result of our past conduct.

         Anti-trust Regulations

         Retail pharmacies have instituted lawsuits against drug manufacturers challenging brand drug pricing practices under various state and federal anti-trust laws. These lawsuits contend that drug manufacturers have offered discounts or rebates to pharmacy benefit management companies while precluding retail pharmacies from the availability of the discounts and rebates. In one lawsuit, the parties agreed that retail pharmacies would be eligible for similar discounts should they demonstrate the ability to affect market share in the same or similar manner as managed care entities. Although we have not been named a party to that lawsuit, we could face increased competition from pharmacies and pharmacy chains. Beyond these specific instances, federal and state anti-trust laws and trade regulations permit enforcement not only by governmental entities but also by any person injured in business by reason of any act prohibited by such laws or regulations. Moreover, many of these laws entitle any person threatened with loss or damage by anti-trust violations to obtain injunctive relief. In addition, a successful anti-trust plaintiff may be entitled to treble damages and attorneys' fees.

         ERISA Regulations

         It is possible that we could be restricted from commercial activities and relationships with pharmacies, drug manufacturers and others, if those relationships conflicted with fiduciary duties to plan members under ERISA statutes and regulations. These restrictions would apply only if it were determined that we are a fiduciary under ERISA. We could be considered a fiduciary and be subject to applicable penalties under ERISA if it were found that we:

               have discretionary responsibility for part or all of a group plan's administration,

               or  exercise   authority  or  control  over  the   management  or
               disposition of the plan's assets.

         FDA Regulation

         The United States Food and Drug Administration ("FDA") has asserted general authority to regulate promotional activities performed and material disseminated by drug companies or prescription benefit management companies that are owned, influenced by or subject to contractual relationships with drug companies. In January, 1998, the FDA published a draft guidance concerning certain promotional practices performed by such prescription benefit management companies. Among the practices discussed in the FDA's commentary to the draft guidance were the use of product-specific financial incentives to influence drug selection and prescribing decisions, disease information programs, and the use of specified or preferred drug formularies. While Health Card is neither owned, nor directly controlled or influenced by a drug company, due to its contractual relationship with Integrated and its joinder in agreements between Integrated and various drug companies, there can be no assurance that some of our activities may not be subject to FDA review and regulation as set forth in the draft guidance. In such event, some of our activities and Integrated's rebate program may require modification or elimination. In addition, we cannot assure you that the FDA will not seek to increase regulation pertaining to the prescription benefit management industry even with respect to companies that are not owned or directly controlled or influenced by drug companies.

         Utilization Review Regulations

         Under the Insurance Law and Article 49 of the Public Health Law of the State of New York, the State of New York regulates utilization review, which is defined as the review to determine whether health care services that have been, are being or will be provided are medically necessary. Health care services include the provision of pharmaceutical products. In some of our contracts, we agree to provide services described in the contracts as "drug utilization review" and "drug utilization management." We do not believe that the services we provide to our sponsors involve making determinations as to the medical necessity of pharmaceutical products provided; nor do we believe that we are involved in review activities subject to the utilization review laws. However, we cannot assure you that either the DOH or the New York Department of Insurance would not find otherwise, and seek to enforce one or more of the punishments described above.

         Regulation of Pharmacy Benefit Management Companies; Regulations of Other States

         We have retained special counsel to advise us about health law regulatory matters governed by New York State laws and federal laws. We have not retained counsel, or obtained any advisory opinion from any state administrative or regulatory agency, regarding the laws of any other state. While New York does not regulate pharmacy benefit management companies, some states have considered laws applicable to such companies or activities. We can not be sure that New York or any other state will not assert regulatory authority over us or our activities as a pharmacy benefit management company or otherwise, now or at any time in the future; there is a further risk that if they do assert such regulatory authority, we will not be permitted to conduct our activities in those states as we currently conduct them, or at all. While we have no knowledge of any violation of any other state's laws, rules or regulations (other than with respect to becoming a third party administrator) and have not received notice of any such violation, we cannot be sure that our activities in such states are in compliance with all applicable laws, rules and regulations of such states, and thus, our activities in those other states may subject us to the punishments described above.

Risks Associated With Our Acquisition Strategy

     Following the consummation of the offering, we intend to identify and pursue acquisitions of complementary companies and strategic assets, such as sponsor bases, products and technology. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to us as well as higher acquisition prices. There can be no assurance that we will be able to identify, acquire or profitably integrate and manage additional companies or strategic assets, if any, without substantial costs, delays or other operational or financial problems.

If any such opportunity involves the acquisition of a business, we cannot be certain that:

                  we will successfully integrate the operations of the acquired business with ours,

               all the benefits expected from such integration will be realized,

               management's  attention  will not be diverted or divided,  to the
               detriment  of  current   operations,

               amortization of acquired intangible assets will not have a negative affect on our cash flow or other aspects of our business,

               delays or unexpected costs related to the acquisition will not have a detrimental effect on our combined business, operating results or financial condition,

               sponsor  dissatisfaction  with,  or  performance  problems at, an
               acquired   company  will  not  have  an  adverse  effect  on  our
               reputation,   or

               our respective operations, management and personnel will be compatible.

In most cases, acquisitions will be consummated without seeking and obtaining stockholder approval, in which case stockholders will not have an opportunity to pass upon the merits of such an acquisition. Although we will endeavor to evaluate the risks inherent in a particular acquisition, there can be no assurance that we will properly ascertain or assess such risks. See "Business-Business Strategy."

Possible Need for Future Acquisition Financing

         We may be required to obtain additional financing for future acquisitions. If our shares of common stock do not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept our common stock as part of the acquisition payment, we may be required to use cash resources for our acquisition program. If we do not have sufficient cash, our growth could be limited unless we can obtain additional capital through debt or equity financings. We cannot assure you that we may be able to obtain financing on commercially reasonable terms or at all. Furthermore, equity financing will result in a dilution to our existing stockholders. The degree of dilution may be significant. In the case of debt financing, we run the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest, along with other risks traditionally associated with incurring indebtedness. See, "Use of Proceeds."

Possible Adverse Effects of Authorization of Preferred Stock; Anti-takeover Provisions

         We intend to amend our Certificate of Incorporation before the offering is consummated, to authorize the issuance of 10,000,000 shares of "blank check" preferred stock. This kind of stock can be issued by the Board of Directors, without stockholder approval, and with dividend, liquidation, voting and/or other rights which could significantly diminish the voting power and other rights of holders of our common stock. The "blank check" stock could also be used to discourage, delay or prevent a change in control of our company. Although we have no intention to issue any blank check stock now, we cannot predict whether we will issue it in the future. The issuance of blank check stock could:

                  make removal of our management more difficult,

                  discourage hostile bids for control, in which our stockholders might receive premiums for their shares of common stock,

                  dilute the rights of holders of common stock and the market price for that stock, and make a takeover more difficult.

Dependence on Related-Party Technology

         Our relationship with a related third party that supplies a significant portion of our information systems technology is described in the sections of this prospectus entitled "Business - Information Systems" and "Certain
Transactions-Health Card's Relationship with Sandata." This affiliated party also provides consulting services and leases computer hardware to us; the termination of this relationship would have a material adverse effect on our business, operating results and financial condition.

Control by Principal Stockholder

          Prior to the offering, our President, Mr. Brodsky, and his affiliates beneficially owned or controlled an aggregate of 83.8% of our issued and outstanding common stock, including shares subject to existing options. Upon the closing of the offering, Mr. Brodsky and his affiliates will collectively beneficially own or control an aggregate of 60.9% of the shares of common stock in the event the over-allotment option is not exercised and 58.5% of the shares of common stock in the event the over-allotment option is exercised. Accordingly, such holders, acting together, for as long as they own in the aggregate in excess of 50% of the outstanding common stock, will have the ability to significantly influence the election of our Board of Directors, the approval of matters requiring approval of the Board of Directors, and decisions on matters submitted to our stockholders for approval. The voting power of these holders may discourage or prevent any proposed takeover of our company unless the terms thereof are approved by such holders. See "Management" and "Principal Stockholders."

Broad Discretion in Application of Proceeds

         While we intend to use the net proceeds of the offering as described in the "Use of Proceeds" section of this prospectus, we will have broad discretion to adjust the application and allocation of such net proceeds in order to address changed circumstances and opportunities. Our success will be substantially dependent upon the discretion and judgment of our management with respect to the application and allocation of the net proceeds. See "Use of Proceeds."

Dependence on Information Systems

     Our information systems constitute our primary resource for providing integrated prescription benefit management services. Our on-line claims management system is an integral part of our information systems. In addition, we obtain certain components of our information systems from affiliated and unaffiliated third party vendors. We expect that we will need to enhance these systems from time to time. The cost of enhancements may be significant, and may require the significant use of our operational resources, including personnel. We cannot assure you that any such enhancements will be made without significant disruption of our business and/or a material adverse effect on our business, operating results and financial condition.

Year 2000

         We cannot assure you that the systems of other companies on which our systems rely will be Year 2000 compliant in a timely fashion. Other than the foregoing, our management does not believe that we will have any material Year 2000 risks, either in terms of operational difficulties or expenses, although no assurances can be made that our assessment is correct. See "Business-Year 2000."

No Current Public Market; Possible Volatility of Stock Price

         There is presently no public market for our common stock and we cannot assure you that an active public market will develop or be sustained after the offering. Since there is currently no active public market, the offering price may not bear any relationship to the actual value of our common stock. The offering price per share of the common stock was determined by negotiations between us and Ryan, Beck, and is not necessarily related to our asset value, net worth or other established criteria of value, and may not be indicative of the prices that will prevail in the public market. In addition, the stock market has from time to time experienced price and volume fluctuations that are often unrelated to the operating performance of particular companies. The market price of our common stock, similar to that of securities of other growing companies, may be highly volatile. The market price of the common stock could be subject to significant fluctuations in response to our operating results and other factors, and there can be no assurance that the market price of our common stock will not decline below the offering price. See "Underwriting," "Description of Securities" and "Financial Statements."

No Dividends

         We have never paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate retaining any earnings which we may realize in the near future to finance our growth.

Shares Eligible for Future Sale

         Upon completion of the offering, we will have 7,312,497 shares of common stock outstanding. The 2,000,000 shares of common stock sold in the offering (plus any shares issued upon exercise of the over-allotment option) will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares which may be purchased by an "affiliate" of the Company. Except with regard to the over-allotment option, our officers, directors and 5% stockholders and certain other of our existing stockholders have agreed not to, directly or indirectly, offer to sell, sell, transfer, hypothecate or otherwise encumber any shares of common stock or securities convertible into or exercisable for shares of common stock for a period of nine (9) months following the date of this prospectus without the prior written consent of Ryan, Beck. After nine (9) months, all shares subject to the above restrictions above could be eligible for sale in the public market pursuant to Rule 144 under the Securities Act, subject to volume limitations and other restrictions contained in Rule 144, except that 1,713,118 shares will not be saleable until the full consideration has been paid. In addition, as of the date of this prospectus, 5,312,497 shares of common stock are eligible for sale in the public market without restriction. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the common stock from time to time. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the common stock and could impair our ability to raise additional capital through an offering of our equity securities. See "Shares Eligible for Future Sale."

Potential Adverse Effect of Representative's Warrants

         Ryan, Beck will buy from us, for nominal consideration, warrants to purchase an aggregate of 200,000 shares of common stock. For the term of the warrants, the holders thereof will have, at nominal cost, the opportunity to profit from a rise in the market price of the common stock without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the warrants remain unexercised, our ability to obtain additional capital might be adversely affected. Moreover, the holders of the warrants may be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital through a new offering of our securities on terms more favorable than those provided by the warrants. See "Underwriting--The Representative's Warrants."

Dilution

         If you purchase common stock from the offering you will incur immediate dilution of approximately $6.76 per share in the offering price. If we issue additional common stock in the future, investors in the common stock pursuant to the offering may experience further dilution. See "Dilution."

                                 USE OF PROCEEDS

         The net proceeds to be received by Health Card from the sale of 2,000,000 shares of common stock offered hereby are estimated to be $15,695,000 based on an assumed offering price of $9.00 per share. Net proceeds are estimated after deducting underwriting discounts and commissions, and other estimated expenses of the offering payable by Health Card.

         Health Card anticipates that the net proceeds will be used as follows:

               approximately $10,000,000 for future acquisitions,

               $1,500,000 for enhancement of Health Card's information  systems,

               $250,000 for expansion of Health Card's sales and marketing efforts, and

               $3,945,000 for working capital.

Although Health Card is exploring acquisition opportunities, it has no agreements or commitments with respect to any such opportunity, nor has Health Card allocated any particular portion of the net proceeds for any specific acquisition. The net proceeds from the offering will be invested in interest bearing government securities and other short-term investment grade securities until needed.

         Health Card believes that the net proceeds, its existing capital resources, and anticipated revenues from operations, will be sufficient to enable it to maintain its current and planned operations for a period of at least 24 months after consummation of the offering. If Health Card's plans change or its assumptions change or prove to be inaccurate, or if the net proceeds of the offering or cash flow prove to be insufficient (due to unanticipated expenses or otherwise), Health Card may seek to minimize cash expenditures and/or obtain additional financing in order to support its plan of operations. However, we cannot assure you that additional financing will be available when needed or on terms acceptable to Health Card. See "Risk Factors-Possible Need for Future Acquisition Financing."

                                 DIVIDEND POLICY

         Health Card has not declared or paid any cash dividends in the past and does not anticipate doing so in the foreseeable future. Health Card intends to retain any earnings to finance its growth. Any future payments of dividends will be at the discretion of the Board of Directors and will depend upon such factors as the Board of Directors deems relevant. No assurance can be given that Health Card will pay dividends in the foreseeable future.

                                    DILUTION

         The difference between (a) the offering price per share of common stock and (b) the pro forma net tangible book value per share after the offering, constitutes the dilution to investors in the offering. Net tangible book value per share is determined by dividing the net tangible book value of Health Card (total tangible assets less total liabilities) by the number of outstanding shares of common stock.

         As of September 30, 1998, the net pro forma tangible book value of Health Card was $670,677, or $0.13 per share. Assuming an amount of net proceeds as described in "Use of Proceeds" above, the pro forma net tangible book value of Health Card as of September 30, 1998 would have been $16,365,677 or $2.24 per common share. This amount represents:

               immediate dilution of approximately $6.76 (75%) per share of common stock to new investors, and an immediate increase of approximately $2.11 per share of common stock to current stockholders.

The following table illustrates the per share dilution to new investors:

Assumed offering price of common stock.  ..........                       $ 9.00
     Pro forma net tangible book value
        before offering. . . . ........................   $  0.13
     Increase attributable to new investors ............  $  2.11
     Pro forma net tangible book value after
                      offering      ...................                   $ 2.24
                                                                          ------

         Total dilution to new investors (1)........................      $ 6.76
                                                                          ======

         The following table sets forth the relative cost and ownership percentage of the common stock offered hereby as compared to the common stock outstanding immediately prior to the offering:

                    Shares Purchased(1)          Total Consideration       Average Price
                         Number             Percent       Amount           Percent       Per Share

Current stockholde     5,312,497             72.6%%       $ 2,906,100(2)      13.9%         $0.55
New investors          2,000,000             27.4%        $18,000,000         86.1%         $9.00
                       ---------            -----         -----------        -----          ----

         Total.        7,312,497            100%          $20,906,100        100.0%
                       =========            ====           ==========        ======         =====

(1) This figure excludes 200,000 shares of common stock issuable upon the exercise of the representative's warrants and 300,000 shares of common stock issuable upon exercise of the underwriters' over-allotment option. See "Description of Capital Stock-Common Stock."

(2) Not reduced by notes receivable in the amount of $1,482,375 issued by stockholders as payment for shares.

                                 CAPITALIZATION

         The following table sets forth as of September 30, 1998, (i) the actual capitalization of Health Card, (ii) the pro forma capitalization after giving effect to the sale by Health Card of 340,919 shares of common stock for $2,000,000 on October 23, 1998 and (iii) the pro forma capitalization as adjusted to give effect to the application of the proceeds from the offering (at an assumed price of $9.00 per share of common stock and net of discounts and expenses). The table should be read in conjunction with Health Card's financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                       As of September 30, 1998


                                                                                                      Pro Forma
                                                                 Actual           Pro forma        As Adjusted(1)

Current portion of long term debt                           $      6,336      $    6,336         $      6,336
                                                            ============      ===============    ============
Long-term debt, net of current portion                      $        ---      $      ---         $        ---
                                                            ---------------   ---------------    ------------

Preferred Stock, $.10 par value,
  10,000,000 shares authorized; none
  issued and outstanding                                             ---             ---                  ---

Common Stock, $.001 par value,
   25,000,000 shares authorized;
   4,971,578 shares issued and outstanding (actual),
   5,312,497 shares issued and outstanding (pro forma),
   7,312,497 shares issued and
   outstanding (pro forma as adjusted) . . . . . . . . . . . . .  4,972            5,313                7,313
Additional paid-in capital.                                     901,128        2,900,781           18,593,787
(Accumulated Deficit)......                                    (753,048)        (753,048)            (753,048)
Notes receivable-stockholders                                (1,482,375)      (1,482,375)          (1,482,375)
                                                            ------------      ------------       -------------
Total stockholders' equity (deficit) . . . . . . . . . . . . (1,329,323)         670,677           16,365,677
                                                             -----------      -------------      ------------

     Total Capitalization..                                 $(1,329,323)      $  670,677         $ 16,365,677
                                                            ============      ============       ============



(1) This figure excludes 200,000 shares of common stock issuable upon the exercise of the representative's warrants and 300,000 shares of common stock issuable upon the exercise of the underwriters' over-allotment option. See "Description of Capital Stock-Common Stock."

                         SELECTED FINANCIAL INFORMATION

         The following tables summarize certain selected financial information for each of the years in the five year period ended June 30, 1998 and for the three months ended September 30, 1997 and 1998 and provide certain supplemental data. The income statement for the years ended June 30, 1996, 1997 and 1998 and the selected balance sheet data as of June 30, 1997 and 1998 have been derived from the audited financial statements of Health Card included elsewhere in this prospectus. The income statement for the years ended June 30, 1994 and 1995 and the selected balance sheet data as of June 30, 1994 and 1995 have been derived from unaudited financial statements of Health Card which are not included in this prospectus. The income statement for the three months ended September 30, 1997 and 1998 and the selected balance sheet data as of September 30, 1997 and 1998 have been derived from Health Card's unaudited interim financial statements, included elsewhere in this prospectus, which in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations for the periods presented. The information contained in this table should be read in conjunction with Health Card's Financial Statements and the Notes thereto, and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the three month period ended September 30, 1998 is not necessarily indicative of the results of operations that may be expected for a full year.

Income Statement:

                                                                                                            Three Months Ended
                                                             Year Ended June 30,                               September 30,


                         1994         1995          1996              1997              1998
                         ====         ====          ====              ====              ====
                                                                                                         1997             1998
                                                                                                         ====             ====
Revenues               $38,751,636   $45,230,912   $56,265,033       $71,288,411      $99,988,921      $20,114,066      $ 31,253,445

Cost of claims          37,174,861    42,316,738    50,799,422        64,176,942       91,230,939       18,338,909        27,736,990
                        ==========  ============   ===========       ===========       ==========       ==========        ==========

Gross profit             1,576,775     2,914,174     5,465,611         7,111,469        8,757,982        1,775,157         3,516,455

Selling and general
  administrative
  expenses               1,792,037     3,394,577     4,216,259         5,855,282        7,192,027        1,617,517         2,246,410
                         =========  ============  ============       ===========        =========        =========         =========

Operating income
  (loss) ...........  $  (215,262)   $  (480,403)  $ 1,249,352       $ 1,256,187      $ 1,565,955      $   157,640       $ 1,270,045

Other income
  (expense).........         1,585        17,723        21,530            42,595        (180,507)           48,336          (62,611)
                            ------        ------        ------            ------        ---------           ------          --------


Income before income
  taxes (loss)......     (213,677)     (462,680)     1,270,882         1,298,782        1,385,448          205,976         1,207,434


Provision for income
  taxes (benefit)...           429           850     (185,275)         (189,984)          569,000           85,000           502,000
                               ---           ---     ---------         ---------          -------           ------           -------


Net income (loss)... $    (214,106)    $(463,530)   $1,456,157        $1,488,766     $    816,448    $     120,976     $     705,434
                        ===========    ==========     =============   ==========     ============    =============     =============

Earnings per common
 share:
   Basic . . . . . . $( . .    0.09)   $(   0.19)   $     0.47         $    0.46     $      0.16     $      0.02       $        0.14
   Diluted. . . . .  $(. .     0.09)   $(   0.19)   $     0.35         $    0.37     $      0.16     $      0.02       $        0.14
Weighted average
number of common
shares outstanding:
   Basic. . . . . . .  . .2,459,748     2,447,057    3,093,085         3,258,459        4,966,885      4,952,957           4,971,578
   Diluted                2,459,748     2,447,057    4,182,909         4,008,481        4,969,166      4,961,211           4,971,578





Balance Sheet Data:

                                                           June 30,                                                September 30,

                        1994              1995              1996             1997             1998           1997            1998
                        ====              ====              ====             ====             ====           ====            ====

Cash and cash
  equivalents            $7,629           $30,629           $11,137       $ 1,782,597      $1,305,792      $ 604,916     $1,873,376

Working capital
  (deficit) ........ (3,226,240)       (5,760,534)       (7,530,351)       (7,436,095)     (8,658,324)    (8,263,228)    (8,337,305)


Total assets          2,553,723         3,975,483         8,531,507        11,871,820      18,343,900     12,458,236     21,204,548

Long-term debt
(including current
portion)                   ----            25,346           869,437           263,648           9,742        112,168          6,336


Total stockholders'
  deficit ..........  $(2,844,382)     $(4,527,246)     $(3,663,125)     $ (2,343,671)    $(2,006,282)   $(2,336,626)   $(1,329,323)

Supplemental Data(1):

                                                  Year Ended                     Three Months Ended
                                                   June 30,                         September 30,


                                                  1996           1997            1998            1997            1998
                                                  ----           ----            ----            ----            ----

Retail pharmacy claims processed               1,675,490       1,990,976       2,482,127        508,634        692,956
Mail pharmacy processed claims                   29,453          62,618         131,513          23,068         43,581
Estimated plan participants (at period end)      271,784        291,446         401,226         317,405        403,178


(1)      This data has not been audited.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Overview

         Except for the historical information contained herein, the discussion in this section and other parts of this prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of Health Card's plans, objectives, expectations and intentions. The cautionary statements made in this section should be read as being applicable to all related forward- looking statements wherever they appear in this section or elsewhere in this prospectus. Actual results could differ materially from those discussed herein due to competitive factors and other factors discussed under "Risk Factors" and elsewhere in this prospectus.

         National Medical Health Card Systems, Inc. (Health Card) is a technological leader among independent companies providing comprehensive prescription benefit management services. Health Card's programs are designed to contain the cost of prescription drugs, monitor the cost and quality of prescription services, provide sophisticated consulting services and provide disease information services to sponsors of prescription benefit plans. Sponsors of plans managed by Health Card include managed care organizations, local governments, unions, corporations and third party health care plan administrators. As of January 1, 1999, plans managed by Health Card covered over 430,000 eligible employees, retirees, members and their dependents. Plan participants have grown from the approximately 230,000 members on July 1, 1995.

         Health Card provides its sponsors with integrated prescription benefit management services, including electronic point-of-sale pharmacy claims management, retail pharmacy network management, mail pharmacy management, benefit design consultation, preferred drug management programs, drug review and analysis, consulting services, disease information services, data access, reporting and information analysis and physician profiling. Health Card currently has a pharmacy network of approximately 42,000 participating pharmacies including retail chains and independent pharmacies, in addition to several mail order pharmacies. Health Card derives revenues from claims management services and includes, as revenues, the pharmaceuticals dispensed through its pharmacy network.

         Health Card has developed and is continuing to develop a comprehensive prescription benefit database and performs meaningful outcome studies to develop disease information programs to manage overall costs. Health Card believes that these programs will serve as a growing source of revenue for Health Card.

Results of Operations

     Three month period ended September 30, 1998 compared to the three month period ended September 30, 1997

         Revenues increased $11.2 million or approximately 55%, from $20.1 million for the three months ended September 30, 1997 to $31.3 million for the three months ended September 30, 1998. The increase resulted primarily from a $3.4 million increase in fees related to the increase in the number of plan participants under an agreement with one of our major sponsors, and a $7.8 million increase resulting from an increase in the volume of claims processed under Health Card's other plans.

         Cost of claims increased $9.4 million or approximately 51%, from $18.2 million for the three months ended September 30, 1997 to $27.7 million for the three months ended September 30, 1998. As a percentage of revenues, cost of claims decreased from approximately 91% for the three months ended September 30, 1997 to approximately 89% for the three months ended September 30, 1998, due primarily to increased profitability on the processing of claims under an arrangement with Vytra (the "Prescription Arrangement") Prescription Arrangement.

         Gross profit increased $1.7 million, from $1.8 million for the three months ended September 30, 1997 to $3.5 million for the three months ended September 30, 1998, primarily as a result of the increase in revenue and improved margins.

         Selling, general and administrative expenses increased $629,000 or approximately 39%, from $1.6 million for the three months ended September 30, 1997 to $2.2 million for the three months ended September 30, 1998. The increase resulted primarily from a $300,000 one time bonus accrual to certain officers/stockholders, a $90,000 compensation accrual to an officer/stockholder and a $212,000 increase in compensation and benefits relating to time spent by personnel required to process the additional claims and to expand Health Card's sales and marketing efforts.

         Other income decreased $111,000 from income of $48,000 for the three months ended September 30, 1997 to a net expense of $63,000 for the three months ended September 30, 1998, due to $227,000 of public offering expenses in June and July 1998. This was offset by an $87,000 increase in interest accrued on a loan due from an affiliate and a $29,000 increase in interest earned on short term investments of excess cash balances

         The provision for income taxes increased $417,000 from $85,000 for the three months ended September 30, 1997 to $502,000 for the three months ended September 30, 1998, as a result of increased taxable income.


     Fiscal year ended June 30, 1998 compared to fiscal year ended June 30,1997

     Revenues increased $28.7 million or approximately 40%, from $71.3 million in fiscal 1997

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



to $100 million in fiscal 1998. The increase resulted primarily from a $9.6 million increase in fees related to the increase in the number of plan participants under the Prescription Arrangement, and a $19.1 million increase resulting from an increase in the volume of claims processed under Health Card's other plans.

         Cost of claims increased $27 million or approximately 42%, from $64.2 million in fiscal 1997 to $91.2 million in fiscal 1998. As a percentage of revenues, cost of claims increased from approximately 90% in fiscal 1997 to approximately 91% in 1998, due primarily to a higher number of claims processed under the Prescription Arrangement.

         Gross profit increased $1.7 million, from $7.1 million for fiscal 1997 to $8.8 million for fiscal 1998, as a result of the increase in revenues offset by the increase in cost of claims under the Prescription Arrangement.

         Selling, general and administrative expenses increased $1.3 million or approximately 23%, from $5.9 million in fiscal 1997 to $7.2 million in fiscal 1998. The increase resulted primarily from $881,000 of additional compensation and benefits for personnel required to process additional claims and to expand Health Card's sales and marketing efforts. In addition, $321,000 of the increase resulted from increased administrative, marketing and consulting fees incurred with related parties and $90,000 of marketing and consulting costs that were incurred with a third-party consultant. As a percentage of revenues, selling, general and administrative expenses decreased from 8.2% in fiscal 1997 to 7.2% in fiscal 1998.

         Other income decreased approximately $223,000, from income of $43,000 in fiscal 1997 to a net expense of $181,000 in fiscal 1998, due to $445,000 of public offering expenses. This was offset by a $114,000 increase in interest accrued on stockholder loans, a $30,000 increase in interest accrued on a loan due from an affiliate and a $78,000 increase in interest earned on short term investments of excess cash balances.

         The provision for income taxes increased $759,000, from a benefit of $190,000 in fiscal 1997 to an expense of $569,000 in fiscal 1998, as a result of the increase in taxable income and a decrease in the deferred tax valuation allowance in the 1997 period.

     Fiscal year ended June 30, 1997 compared to fiscal year ended June 30, 1996

         Revenues increased $15 million or approximately 27%, from $56.3 million in fiscal 1996 to $71.3 million in fiscal 1997. The increase resulted primarily from a $15 million increase in fees related to the increase in the number of plan participants under the Prescription Arrangement.

         Cost of claims increased $13.4 million or approximately 26%, from $50.8 million in fiscal 1996 to $64.2 million in fiscal 1997. As a percentage of revenues, cost of claims remained unchanged at approximately 90%.

         Gross profit increased $1.6 million, from $5.5 million in fiscal 1996 to $7.1 million in fiscal 1997, primarily as a result of the increase in revenue.

         Selling, general and administrative expenses increased $1.7 million or approximately 40%, from $4.2 million in fiscal 1996 to $5.9 million in fiscal 1997. The increase resulted primarily from an increase of $824,000 in software development consulting costs, $636,000 in fees relating to an increase in personnel performing sales and bookkeeping functions and $140,000 in increased sales and marketing efforts. The increases are a result of an expanded customer base and investments made by Health Card to expand Health Card's services available to sponsors. As a percentage of revenues, selling, general and administrative expenses increased from 7.5% in fiscal 1996 to 8.2% in fiscal 1997.

         Other income increased $21,000, from $22,000 in fiscal 1996 to $43,000 in fiscal 1997, as a result of additional interest earned on overnight investments.

         The effective income tax rate remained unchanged at an approximate benefit of 15%, due to the reduction of the deferred income tax valuation allowance.

Liquidity and Capital Resources

         As of June 30, 1997, and 1998 and September 30, 1998 Health Card had a working capital deficiency of $7.4 million, $8.7 million and $8.3 million, respectively.

         Net cash provided by operating activities was approximately $1.2 million, $3.5 million, $922,000 and $1 million for the fiscal years ended June 30, 1996, 1997 and 1998 and the three month period ended September 30, 1998, respectively. During fiscal 1998, net cash provided by operating activities resulted primarily from net income and an increase in accounts payable offset by an increase in accounts receivable and due to/from affiliates. The increases in accounts receivable and accounts payable were due to an increase in the volume of business. For the three month period ended September 30, 1998, net cash provided by operating activities resulted primarily from net income, an increase in claims payable and bonuses accrued to officers/stockholders offset by increases in accounts receivable. Health Card has favorable terms with its vendors. There can be no assurance that Health Card's favorable terms with its vendors will continue in the future. It is anticipated Health Card could require additional financing if these terms were to materially change. There can be no assurance that Health Card could obtain additional financing at a rate or on terms and conditions acceptable to Health Card. See "Risk Factors."

         Net cash used in investing activities amounted to approximately $387,000, $477,000, $416,000 and $476,000 for the fiscal years ended June 30,
1996, 1997 and 1998 and the three month period ended September 30, 1998, respectively. These uses of cash resulted primarily from capital expenditures and advances and payments of amounts due to/from stockholders.

         Net cash used in financing activities amounted to approximately $823,000, $1.2 million, $983,000 and $3,000 for the fiscal years ended June 30, 1996,1997 and 1998 and the three month period ended September 30, 1998, respectively. These uses of cash resulted primarily from capital distributions and repayment of debt.

         In February 1998 Health Card entered into an agreement with a third party for computer software products and professional services The agreement requires Health Card to pay an initial

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



license fee of $400,000, of which $100,000 was paid and $25,000 is due monthly through February 1999, plus up to an additional $500,000 if certain milestones are met, as defined. The agreement also provides for the annual payment of 18% of the license fee, as defined, as a service maintenance fee.

         In October 1998 the principal stockholder purchased 340,919 shares of common stock for $2 million.

         Health Card believes the increase in volume of business and corresponding operating income will enable Health Card to meet its working capital requirements. Health Card anticipates that the net proceeds of the offering together with anticipated cash flow from operations will be sufficient to satisfy Health Card's contemplated cash requirements for at least 24 months following the completion of the offering. Additionally, effective June 1, 1998, Health Card hired 11 programmers who previously provided the software development consulting services to Health Card, which Health Card believes will further increase cash flow. In the event that Health Card's plans change or its assumptions prove to be inaccurate or the proceeds of the offering otherwise prove to be insufficient to fund operations and implement Health Card's proposed expansion strategy, Health Card could be required to seek additional financing sooner than anticipated. See "Certain Transactions."

Other Matters

         Inflation

         Management does not believe that inflation has had a material adverse impact on its net income.

Year 2000 Compliance

         See "Business--Year 2000" for a discussion of Health Card's Year 2000 readiness.

Recent Pronouncements

         In June 1997, the Financial Accounting Standards Board issued two new disclosure standards.

         Statement of Financial Accounting Standards No.130 ("SFAS No.130"), Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

         Statement of Financial Accounting Standards No.131 ("SFAS No.131"), Disclosures about Segments of an Enterprise and Related Information which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas, and major customers. SFAS No.131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

         Both of these new standards are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Health Card's results of operations and financial position will be unaffected by implementation of these new standards.

         In February 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.132 ("SFAS No. l32"), Employers' Disclosures about Pensions and Other Postretirement Benefits, which standardized the disclosure requirements for pensions and other postretirement benefits. The adoption of SFAS No. 132 in 1998 is not expected to materially impact
Health Card's current disclosures.

         In June 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.133, Accounting for Derivative Investments and Hedging Activities Income ("SFAS No. 133"), which requires the recording of all derivative instruments as assets or liabilities measured at fair value. Among other disclosures, SFAS No. 133 requires that all derivatives be recognized and measured at fair value regardless of the purpose or intent of holding the derivative. SFAS No. 133 is effective for financial statements for periods beginning after June 15, 1999. Because of the recent issuance of this standard, management has been unable to evaluate fully the impact, if any, the standard will have on future financial statements.


                                    BUSINESS

General

         Health Card is a technological leader among independent companies providing comprehensive prescription benefit management services. Health Card's programs are designed to:

          - contain the cost of prescription drugs,

          - monitor the cost and quality of prescription services,

          - provide sophisticated

          - consulting services, and

          - provide disease information services.

to sponsors of prescription benefit plans. Sponsors of prescription benefit plans managed by Health Card include managed care organizations, local governments, unions, corporations and third party health care plan administrators. Health Card focuses its marketing efforts on prospective sponsors with plans covering up to 100,000 participants, although it seeks and services sponsors with plans covering less or significantly more plan participants. As of January 1, 1999, plans managed by Health Card covered over 430,000 eligible employees, retirees, members and their dependents.

         Health Card provides sponsors with integrated prescription benefit management services, including:

          - electronic point-of-sale pharmacy claims management,

          -retail pharmacy network management,

          - mail pharmacy management,

          - benefit design consultation,

          - preferred drug management programs,

          - drug review and analysis programs,

          - consulting services,

          - disease information services,

          - data access,

          - reporting and information analysis, and

          - physician profiling

Each  of  these  services  is  described  in  detail  below  under  the  heading
"Services."

         Each plan participant receives an identification card which may be used at any pharmacy participating in Health Card's pharmacy network. The card entitles the plan participant to purchase prescription drugs and certain other physician-prescribed items by paying a deductible and "co-payment" amount as determined by the plan sponsor. As of January 1, 1999, the pharmacy network included an aggregate of over 42,000 retail chain and independent pharmacies as well as four mail order pharmacies. See "Business-Services."

         Health Card assists each sponsor to establish the deductible and "co-payment" amounts and the availability of benefits under its plan. Plans generally cover (a) prescriptions for legend drugs (i.e., drugs which cannot be dispensed without a prescription), (b) prescriptions requiring compounding of ingredients (one of which is a legend drug) (c) prescribed insulin and prescribed insulin syringes, and (d) needles and test strips. Items generally excluded from coverage include diet supplements, over-the-counter drugs (whether or not prescribed by a physician), medical appliances such as glucometers and blood pressure monitors, bandages, heat lamps, experimental drugs, drugs furnished by a hospital to inpatients, and blood and blood plasma.

         Health Card attempts to contain the cost of sponsors' plans by negotiating favorable pricing arrangements with pharmacies participating in its pharmacy network. Health Card also provides additional cost management through the real-time electronic communication of claims data and plan criteria between those pharmacies and Health Card. The claims submission, review and approval generally occur in a matter of seconds. See "Business-Information Systems." Claims are processed through multiple reviews in order to:

          - confirm plan conformity,

          - verify plan participant eligibility,

          - verify correct reimbursement, and

          - conduct drug review and analysis.

Concurrently, information is sent by Health Card's information systems to the pharmacist about:

          - drug interactions,

          - premature refills of prescriptions,

          - duration or duplication of therapy, and

          - geriatric or pediatric precautions

(collectively referred to as "contraindications"), based on Health Card's prescription claims history for the plan participant, FDA-approved standards and Health Card's recommended drug and treatment guidelines.

         The final claim approval or denial is immediately communicated by Health Card to the pharmacy. If a claim is approved, the communication establishes the claim for reimbursement and indicates the co-payment or deductible to be charged to the plan participant.

         Health Card participates in a rebate program with Foundation Health Pharmaceutical Services, Inc. which does business under the name Integrated Pharmaceutical Services. Through this program, Health Card receives rebates for processed claims relating to certain drugs. A portion of the rebates received by Health Card may be remitted to certain of Health Card's sponsors, depending upon the terms of Health Card's agreement with each sponsor. Through rebates from drug manufacturers, Health Card has increased its revenues. See "Business--Services--Electronic Point- of-Sale Pharmacy Claims Management--Rebate Administration."

         Health Card's disease information services are designed to inform and educate sponsors, plan participants, pharmacies and prescribing physicians about drug and treatment guidelines for various diseases. Health Card prepares drug and treatment guidelines for various diseases based on a review of professionally prepared health care literature which is publicly available. In compiling the drug and treatment guidelines, Health Card may also utilize clinical guidelines that are issued by medical specialty boards and are available to the public. The drug and treatment guidelines are reviewed by medical and pharmacology experts and submitted to Health Card's Pharmacy & Therapeutic Committee for review and approval. If approved, the drug and treatment guidelines may be made available to interested sponsors and physicians. Health Card believes that the use of disease information services represents a market trend in the prescription benefit management industry. Its use is designed to:

          - meet sponsors' growing need for information to address cost management pressures,

          -enhance the quality, efficiency and cost-effectiveness of pharmacy benefit utilization by plan participants, and

          -reduce costs to sponsors.

In providing these services, Health Card may utilize its drug review and analysis programs. These programs include a series of on-line reviews which examine a plan participant's claims history for a number of contraindicated or inappropriate dispensing patterns, among other things. Although Health Card has only recently commenced disease information services and currently offers such services to only one sponsor, Health Card believes that disease information services will encourage physician and plan participant conformity with plans and physician adherence to recommended drug and treatment guidelines. In turn, this conformity should improve plan participant health care while reducing costs.

Business Strategy

         Health Card's competitors include independent prescription benefit management companies affiliated with drug companies and prescription benefit management companies affiliated with retail pharmacy companies. By contrast, Health Card has developed its business without many of the constraints of those competitors by focusing on information systems and consulting services. Health Card therefore does not market any particular manufacturer's drugs as opposed to certain of its competitors. Consequently, Health Card believes that its information systems and consulting services are superior to that of many of its competitors. Accordingly, it is well positioned to take advantage of the increasing information and cost management needs of the prescription benefit management services market.

         Following the consummation of the offering, Health Card intends to identify and pursue opportunities to acquire complementary companies and strategic assets, which we will refer to frequently in this prospectus as "acquisition opportunities." Health Card also plans to continue development of its services and programs and expand its operations and sales with the goal of becoming a leading national independent company providing comprehensive prescription benefit management services. Over the past several years, Health Card has focused on significantly expanding its management, marketing and administrative infrastructure and data management capabilities. To support this transition, Health Card also created distinct departments:

                  sales and marketing,
                  information services,
                  operations,
                  consulting services, and
                  financial.

See "Management" and "Certain Transactions."

         Specifically, Health Card intends to take the following steps to implement its strategy:

         Pursue Strategic Acquisitions. Health Card intends to pursue acquisition opportunities in order to increase its market share, realize operating efficiencies and expand the scope of its services. Due to increasing competition within the fragmented prescription benefit management services market, Health Card believes that there are significant opportunities to:

          - acquire or consolidate small to medium-sized companies and acquire strategic assets that will

               - expand Health Card's sponsor base,

               - improve Health Card's information systems,

               - expand Health Card's consulting and disease

               - information services, establish strategic

               - relationships, and allow it to realize additional

               - economies of scale.

However, increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to Health Card as well as higher acquisition prices. There can be no assurance that Health Card or other complementary companies or strategic assets acquired in the future will achieve anticipated revenue and earnings. In most cases, acquisitions will be consummated without seeking and obtaining stockholder approval, in which case the stockholders of Health Card will not have an opportunity to pass upon the merits of such an acquisition. See "Risk Factors -- Risks Associated with Acquisition Strategy" and "Risk Factors -- Possible Need for Future Acquisition Financing."

         Expand Core Sponsor Base. Health Card believes that it will continue to benefit from growth in the prescription benefit management services market. From July 1, 1995 to January 1, 1999, the number of plan participants for which Health Card provided prescription benefit management services grew approximately 93% from approximately 230,000 to over 434,000. Health Card intends to expand its sponsor base by focusing its sales efforts on targeted markets throughout the U.S. and through acquisition opportunities. See "Business-Sales and Marketing."

         Continue Improvements to Information Systems. Health Card's computerized information systems, which includes the on-line real-time claims management system, integrates many of the services offered by Health Card. Health Card's information systems are network-based as compared to older mainframe systems utilized by certain of its competitors. Mainframe systems generally are comparatively slower to customize and change programs, and generally do not allow for integration of services and programs on one system on a timely and cost-effective basis. Conversely, the network platform typically provides Health Card with flexibility to tailor its products to specified needs of its sponsors. Health Card's system is scalable and intended to accommodate the processing needs resulting from future growth. Nevertheless, Health Card intends to continue to expand and adapt its information systems, both in response to specific sponsor requests and based on Health Card's assessment of market needs. See "Business-Information Systems," "Risk Factors-Dependence on Information Systems" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Expand Consulting Services and Disease Information Services. Health Card believes that consulting services and disease information services offer significant opportunities for future growth. Health Card is integrating its claims management services, information systems and the recommended drug and treatment guidelines to create comprehensive consulting services and disease information services for its sponsors.

         Health Card believes that its disease information services will encourage physicians and plan participants to act in conformity with plans, and physicians to adhere to recommended drug and treatment guidelines, which, in turn, should improve plan participant health while reducing the cost of care.

         Health Card believes that through increased marketing of:

                  drug coverage management services,
                  disease information services,
                  formulary management (i.e., the types and brands of drugs covered by a plan), and therapeutic interchange services (i.e., substitution to lower cost therapeutically equivalent drugs),

Health Card can expand its sponsor base, expand the services provided to current sponsors and solidify its relationships with current sponsors.

         Establish Strategic Relationships. Health Card intends to pursue strategic relationships with sponsors, drug manufacturers, pharmacies and others to enhance the services it provides and to reduce the cost of health care. For example, Health Card obtains certain rebates from manufacturers through Integrated Pharmaceutical Services. Each potential strategic relationship will be reviewed for possible regulatory problems. See "Risk Factors," "Business--Services--Electronic Point-of- Sale Pharmacy Claims Management--Rebate Administration" and "Business--Government Regulation." Health Card presently has a non-exclusive preferred relationship with Eckerd Health Services d/b/a Express Pharmacy Services, one of the largest mail order pharmacies in the U.S. Under the preferred relationship, Express Pharmacy acts as a participating pharmacy and dispenses drugs to plan participants by mail. See "Business--Services." Health Card has also engaged from time to time in joint mailing programs with drug manufacturers designed to furnish information to plan participants and prescribing physicians.

Industry Background

          In response to escalating health care costs, cost containment efforts in the health care industry have led to rapid growth in managed care and other containment efforts. Despite these efforts, continued advances in medical technology, new drug development and increasing drug utilization have led to significant increases in health care costs. This has created a need for more efficient, cost effective drug delivery mechanisms. Prescription benefit management companies evolved to address this need. These companies created an opportunity for plan sponsors to provide prescription drug benefits to their plan members in a cost-effective manner through:

                  mail pharmacy services,
                  formulary management,
                  claims management, and
                  drug review and analysis

while often improving patient compliance with recommended drug and treatment guidelines. Industry sources estimate that 1997 U.S. purchases for prescription drugs totaled approximately $83 billion, of which purchases from retail outlets were approximately $46 billion and purchases from mail order were approximately $9 billion. Industry sources indicate that prescriptions managed by prescription benefit management companies represent an increasing proportion of such purchases.

         Traditionally,   prescription   benefit  management  companies  focused
primarily on cost containment by:

     - managing prescription claims to reduce or eliminate duplication of treatment (i.e., redundant drug therapies and other treatments),

     -encouraging substitution of generics for branded medications,

     - obtaining price discounts from participating pharmacies through a pharmacy network, and

     - obtaining rebates from drug manufacturers.

Over the last several years, in response to increasing sponsor demand, prescription benefit management companies have begun to develop sophisticated computerized information systems which (a) help sponsors manage their formularies and (b) analyze information and create reports, both of which allow sponsors to make informed decisions about drug use and costs. Sponsors have also increasingly focused on the quality and efficiency of care, emphasizing disease prevention and health enhancement. Health Card (and its competitors) have addressed these demands with a combination of traditional prescription benefit management services and consulting services that exploit disease information programs and sophisticated information systems.

Services

         General

         Sponsors retain Health Card to manage the prescription drug plans that they maintain for the benefit of their plan participants. Health Card consults with sponsors to assist them in customizing their prescription drug plans to meet the particular sponsor's needs. Health Card has also developed and is continuing to expand its consulting and disease information services to meet (a) the growing needs of sponsors to address cost management pressures, and (b) the increasing needs of plan participants, particularly those requiring costly long-term and recurring therapies.

         Health Card's claims management services are rendered through its on-line real time computerize claims management system, which we sometimes refer to in this prospectus as the "on-line claims management system." This on-line claims management system reduces the administrative burdens of processing claims and managing plan benefits for sponsors, plan participants and pharmacies. Claims are typically submitted electronically to Health Card by pharmacies participating in the pharmacy network. They are processed for plan participant eligibility, plan coverage, any deductible limitations, co-payment amounts, payment schedules and pharmacy eligibility. Using its on-line claims management system, Health Card is able to provide an accurate benefit payment to the pharmacy or plan participant.

         The on-line claims management system manages the cost of the plan at the point of service by confirming that:

          only the negotiated discounts on prescription items will be paid to participating pharmacies,

          the submitted claim is in conformity with plan terms and conditions, and the plan participant is eligible for benefits, and pays any applicable deductible and co-payment amounts.

The data collected during the claims management process provides a basis for reporting and analyses upon which recommendations are made to sponsors. These recommendations are intended to assist them in lowering the costs of their plans while improving quality and service. See "Business-Services--Data Access, Reporting and Information Analysis."

         Electronic Point-of-Sale Pharmacy Claims Management

         The Health Card and Claims Processing. Each sponsor's plan participant is issued a health card which identifies the plan participant and the sponsor. The card may be utilized at any one of over 42,000 (as of January 1, 1999) pharmacies participating in Health Card's nationwide pharmacy network. The health card allows the plan participant to purchase prescription drugs and other physician-prescribed items, with the plan participant paying a deductible and co-payment amount, if any, to the pharmacy. Each time a new sponsor is added, Health Card provides pharmacies in the pharmacy network that serve the area in which the new sponsor is located with documentation describing the use of the health card, the sponsor and the summarized terms of the plan.

         Plan participants present their health card together with a physician's prescription to a participating pharmacy. The pharmacist, using standard industry software, enters each claim on the pharmacy's computer; the claim is electronically communicated to Health Card for on-line real time processing and resolution. In the ordinary case where the prescription is for a drug listed on the sponsor's formulary, the pharmacist is advised of the appropriate co-payment to be collected from the plan participant and of the payment the pharmacy will receive from Health Card. Health Card's on-line claims management system sends appropriate messages regarding preferred drugs and contraindications, based upon plan participants' existing claims history with Health Card. The prescription is then dispensed by the pharmacist to the plan participant, who pays the appropriate co-payment or deductible amount and signs a signature log maintained by the participating pharmacy.

         Plan participants are provided with a list of pharmacies participating in Health Card's pharmacy network. Plan participants may alternatively choose to fill prescriptions at a non-participating pharmacy. However, plan participants who utilize non-participating pharmacies pay the full prescription amount, i.e., an amount generally in excess of the negotiated discount offered by pharmacies in the pharmacy network. Both the plan participant and the pharmacy then complete a direct reimbursement claim form, which is mailed to Health Card for the allowable reimbursement amount to be paid to the plan participant. Alternatively, the non-participating pharmacy may elect to immediately enroll in Health Card's pharmacy network and participate in the on-line claims management system. See "Business-Pharmacy Network."

         Occasionally a plan participant's claim is rejected, based on plan parameters, in which case the participant may be referred to the plan's sponsor or to Health Card's customer service department. Also, on occasion a claim is presented and the pharmacist is notified, during the course of processing the claim, that prior authorization from the sponsor is needed before the claim can be approved. In addition, mail order claims processing sometimes results in a message to the pharmacist that a preferred drug is available for use in place of the one prescribed. In such an event, the pharmacist must contact the physician directly for permission to substitute the preferred drug; if such permission is obtained, the pharmacist then contacts the plan participant to obtain his or her permission to make a substitution. Although preferred drug messages are also capable of being sent by Health Card's on-line claims management system to retail pharmacists, to date no sponsor has asked Health Card to do so.

         Invoicing and Payments. Often, sponsors are charged an agreed fee for each prescription filled plus an administrative fee for managing each claim. Sometimes sponsors are charged an adjustable monthly fee or projected maximum fee based on the number of plan participants, utilization, costs of drugs or other criteria. Health Card provides flexibility of invoicing for its sponsors. Sponsors pay Health Card; Health Card pays an individually negotiated reimbursement to its participating independent and chain pharmacies. Plan participants filing for direct reimbursement receive an allowable reimbursement which is usually specified by the sponsor. See "Business-Services--Pharmacy Network" and "Risk Factors - Working Capital Deficit; Possible Inability to Pay Pharmacies."

         Rebate Administration. Pursuant to an agreement dated January 1, 1996, with Foundation Health Pharmaceutical Services, Inc., d/b/a Integrated Pharmaceutical Services, Health Card submits claims for rebates from drug manufactures relating to certain prescriptions to Integrated. This agreement is terminable by either party with or without cause on 90 days prior written notice. These claims are submitted quarterly. Integrated submits Health Card's rebate claims (along with rebate claims of others) to the appropriate drug manufacturer. Health Card receives a percentage of the total rebates received by Integrated from drug manufacturers regarding products dispensed to Health Card's sponsors' plan participants, with Integrated retaining a portion of the total rebates as an administrative fee. Part of the projected aggregate rebate will be paid to Health Card within 120 days after the end of each quarter, with the balance reconciled by the parties through a series of offsets and credits, by which the fees payable to Integrated by Health Card are off-set against the amounts owed to Health Card by Integrated. As of the date of this prospectus, the volume of claims processed by Health Card may not be sufficient to enable it to obtain rebates directly from drug manufacturers in the same aggregate amounts that could be obtained under the Integrated agreement.

         Termination of the agreement with Integrated could have an adverse effect on Health Card's business, operating results and financial condition. A portion of the rebates received by Health Card may be required to be remitted to certain of Health Card's sponsors, including Vytra and Suffolk County, depending upon the terms of Health Card's agreement with each sponsor. See "Risk
Factors-Dependence on Rebate Programs," "Risk Factors -- Anti-Kickback Regulations," and "Risk Factors--Pharmacy Regulations."

         Health Card has signed joinder agreements, joining them to certain agreements between Integrated and certain drug manufacturers, some of which obligate Health Card to include certain drugs at specified levels in its formulary in order to receive corresponding levels of rebates; certain of these joinder agreements obligate Health Card to exclude certain drugs from its formulary. Health Card has been provided with summaries of the rebate programs which it understands to be the subject of these agreements, but has not been provided with the complete agreements. See "Risk Factors--Dependence on Rebate Programs" and "Business-Government Regulations Generally."

         Pharmacy Network

         Retail Pharmacy Network Management. A comprehensive nationwide network of participating pharmacies is an essential element of Health Card's business operations. Furthermore, certain of Health Card's sponsors, including Vytra, require Health Card to contract with specified numbers of pharmacies in various locations to serve plan participants. As of January 1, 1999 Health

Card had a nationwide network of over 42,000 pharmacies, of which approximately 76% are retail chain pharmacies and 24% are independent pharmacies. In addition, as of January 1, 1999 four mail order pharmacies participate in the pharmacy network. See "Business-Services-Pharmacy Network-Mail Pharmacy Distribution and Management."

     As part of Health Card's cost containment efforts, Health Card contacts selected participating pharmacies, plan participants and prescribing physicians by mail to audit the validity of claims. The information requested includes:

          copies of original prescriptions from participating pharmacies,

          written confirmation from plan participants of their receipt of prescribed drugs, and

          physician   verification   of   prescriptions   for  individual   plan
          participants.

Health Card also performs on-site audits of records of participating pharmacies. Pharmacies are selected for an audit based upon parameters designed into Health Card's computer programs. Additionally, Health Card may audit a pharmacy in response to, among other things, a plan participant's or sponsor's complaint or comments from customer service representatives of drug manufacturers.

         Health Card enjoys long term relationships with many of the pharmacies participating in its pharmacy network, as the following table indicates:

                         Pharmacy                         Year of Initiation
         Rite Aid Corporation                                    1982
         Eckerd Health Services                                  1983
         CVS/Pharmacy, Inc.                                      1983
         Genovese Drugstores, Inc.                               1982


Furthermore, a significant portion of Health Card's cost of claims for recent years originates with Genovese Drugstores, Inc. and CVS/Pharmacy, Inc.

     Both the retail and mail  order  components  of the  pharmacy  network  are
managed   by   Health   Card's   on-line   claims   management    system.    See
"Business-Services-Electronic Point-of-Sale Pharmacy Claims Management."

         Mail Pharmacy Claims Management. Mail pharmacy service is generally used by plan participants as a cost effective means of minimizing the inconvenience resulting from repeated trips to retail pharmacies to fill prescriptions; this is especially common when a plan participant with a chronic condition receives long-term drug therapy. In addition, the plan participant saves money through a reduction in the number of co-payments and deductibles he would have paid had the prescriptions been filled repeatedly at a retail pharmacy. Further, with mail pharmacy service the sponsor is charged a lower dispensing fee for prescription ingredients compared to those charged by a retail pharmacy. Health Card presently has a non-exclusive preferred relationship with Eckerd

Health Services, d/b/a Express Pharmacy Services, one of the largest mail order pharmacies in the U.S. In exchange for such preferred status, Health Card has been granted favorable pricing based on volume and performance thresholds.

         The agreement between Health Card and Express Pharmacy has an initial term of three years ending on June 30, 1999 and is automatically renewable for successive 12 month terms. Either party may terminate the agreement at the end of the initial term or any successive term on 90 days prior written notice. The agreement provides that Express Pharmacy will:

                  provide the covered drugs by mail to plan participants,

                  collect the appropriate co-payment, and

                  if required by the plan, collect any additional payment if a brand drug is dispensed when a generic drug is available.

This agreement further provides that Health Card will reimburse Express Pharmacy for approved claims within 45 days after the two week processing cycle in which the claim occurs. See "Risk Factors" and "Business-Government Regulations Generally."

         As of January 1, 1999, four mail order pharmacies were participating in Health Card's pharmacy network. Plan participants using a mail order pharmacy mail in their prescriptions to the pharmacy. Claims submitted by mail order pharmacies are managed using Health Card's on-line claims management system and are subject to the same review and verification as those claims submitted by retail pharmacies. If the claim is deemed eligible under the terms of the appropriate plan, the participating mail order pharmacy mails the prescription item to the plan participant. The mail order pharmacy typically covers the plan participant's mailing costs through the use of prepaid envelopes (used by a plan participant to submit his/her prescription) and typically pays to ship the prescribed item to the plan participant.

         Pharmacy   Relations.   According  to  Health  Card's  agreements  with
pharmacies in the pharmacy network, Health Card is generally required to reimburse participating pharmacies within a limited period of time from receipt of claims by Health Card. Although Health Card endeavors to process claims promptly and obtain funds from sponsors prior to reimbursing pharmacies, there can be no assurance that sponsors will pay Health Card timely.

         In the past, Health Card has often not complied with the payment schedule set forth in its agreements with certain pharmacies. In particular, in May, 1996, Health Card restructured $900,000 of outstanding overdue claims payable to Genovese into a promissory note obligating Health Card to pay such amount over 18 months. That note has been repaid in full. Health Card believes that there has been no material negative affect on its business resulting from any such non-compliance. Health Card believes that its relationships with pharmacies are generally good. Since November, 1997, Health Card has generally been in substantial compliance with the payment terms of its agreements with pharmacies. However, there can be no assurance that Health Card will remain in compliance with such agreements and pharmacies may demand strict adherence in the future to the payment terms set forth in such agreements.

         In the event that any sponsor fails to pay Health Card on a timely basis, Health Card may be required to pay participating pharmacies prior to receiving funds from such sponsor. In addition, whether or not any sponsor fails to pay Health Card at all, Health Card will be liable to its participating pharmacies for reimbursement. The continuation of Health Card's services is materially dependent upon the participation of pharmacies in Health Card's pharmacy network; no assurance can be given that participation will continue. If a substantial portion of the pharmacies were to discontinue their arrangements with Health Card and/or Health Card was unable to maintain a nationwide pharmacy network, Health Card could be unable to market its prescription benefit management services and sponsors could discontinue their relationships with Health Card. Consequently, Health Card could experience a loss of revenues which could have a material adverse effect on its business, operating results and financial condition. See "Risk Factors-Working Capital Deficit; Possible Inability to Pay Pharmacies." See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Benefit Design Consultation

         Health Card has a sales and marketing staff and pharmacists experienced in prescription drug benefit plan design. Health Card assists sponsors in defining their financial and employee-benefit objectives for their prescription drug benefit plans and in developing a program to meet such objectives. Using both sponsor-specific and general claims experience data, the sales and marketing staff makes recommendations of benefit features such as:

          levels of co-payments,

          covered and excluded drugs,

          generic substitution guidelines,

          number of days supply of medication per prescription,

          maximum benefit cost,

          maximum plan participant out-of-pocket cost, and

          coverage  for  prescription   drugs  dispensed  by   non-participating
          pharmacies.

The staff also produces customized periodic reports, and disseminates publicly available FDA approved or peer reviewed nationally recommended treatment data regarding generic substitution guidelines. Once a plan design has been implemented, the sales and marketing staff monitors plan performance periodically and may recommend changes to the plan.

         Preferred Drug Management

          Almost all of Health Card's sponsors use its generic substitution and preferred drug management programs. In administering preferred drug programs, Health Card may recommend that a sponsor offer incentives so that a branded drug with a lower cost than that initially prescribed is dispensed. Health Card believes there are substantial savings to be realized by encouraging plan participants to use generic instead of brand name drugs, since the cost of a generic prescription drug can be as much as 95% (typically 40% to 60%) lower than the cost of the therapeutically equivalent brand name prescription drug. Through a generic substitution program, a plan participant pays a lower co-payment than he would otherwise, and thereby benefits directly from the savings. Through its preferred drug programs, Health Card encourages physicians and plan participants to use drugs that are preferred by plan sponsors, usually for lower cost but sometimes for efficacy. Health Card does this, typically, through contacts with physicians. With a preferred drug program, typically the savings are distributed, for the first year of the program, among the sponsor, the pharmacy, and Health Card; starting with the second year, all of the savings are received by the sponsor. This type of plan is most frequently used in connection with long-term therapies.

         Plan participants are encouraged by Health Card to use generic drugs by a variety of methods. These methods include:

          utilizing   differential   co-payments   (that  is,  allowing  a  plan
          participant accepting a generic drug to pay a lower co-payment than if the same prescription were filled with the brand name drug),

          eliminating the co-payment for generic drugs, and


          offering a financial incentive to pharmacists to fill prescriptions using generic drugs, when permitted by law, therapeutically permissible and in all cases subject to the physician's prior approval.

The differential co-payment is the method most commonly used by Health Card to encourage acceptance of generic substitutes for brand name drugs. See "Risk
Factors -- Government Regulation Generally," "Risk Factors -- Anti-Kickback Regulations" and "Risk Factors -- Pharmacy Regulations."

         If a physician prescribes a specific drug and the prescription includes a "dispense as written" ("DAW") notation, a pharmacist is not permitted to substitute a generic drug without the physicians' consent. In such event, the pharmacist must contact the physician directly for permission to substitute a generic equivalent or a less expensive brand name drug. Depending on state law, if no DAW notation is made, the pharmacist must obtain the consent of only the plan participant to dispense a generic substitute. In New York, if no DAW notation is made and the physician does not prohibit substitution, the pharmacist is required to dispense the generic equivalent if it is available. Other states may have different laws, rules and regulations. Health Card's detailed quarterly reports to sponsors assist in determining if this program is being utilized effectively. See "Business-Services-Data Access, Reporting Information and Analysis."

         Health Card also provides preferred drug management programs including therapeutic interchange and formulary management. These programs are based upon the effectiveness, quality and cost of specific drugs. Programs of interchange or formulary inclusion are implemented to give sponsors lower cost with equal quality. All chosen drugs are reviewed by Health Card's Pharmacy and Therapeutics Committee in terms of their efficacy, quality (including side effects) and cost. See "Business -- Consulting Services and Disease Information Services."

         Drug Review and Analysis

         Health Card's drug review and analysis services include prospective reviews of potential claims and concurrent and retrospective reviews of submitted claims. These include a series of on-line reviews which permit a pharmacist filling a prescription to examine the plan participant's claims history for:

          drug interactions,

          premature refills of prescriptions,

          duration or duplication of therapy,

          pregnancy and breast feeding precautions,

          geriatric or pediatric precautions,

          compliance with prescriptions, both as to dosage and timing, and other contraindications.


Health Card transmits such information to the dispensing pharmacist for information purposes only -- not to replace the prescribing physician's or the dispensing pharmacist's professional judgment. Health Card's consulting department retrospectively analyzes the drug utilization patterns of plan participants for each sponsor. Health Card may then recommend changes in the sponsor's plan design, preferred drug management, and disease information systems initiatives to contain costs or to better serve the Plan participants. See "Risk Factors -- Confidentiality of Patient Records," "Business -- Government Regulation," and "Business -- Patient Records."

         Consulting Services and Disease Information Services

         Prescription Benefit Plan Consulting. Health Card's consulting services are designed to enable sponsors to enhance the quality of plan participants' care while reducing related costs. Using data relating to the progression and treatment of diseases, Health Card disseminates information regarding therapies that are aimed at treating a disease in a cost-effective manner. Health Card's information systems, which include a comprehensive database, allow Health Card to provide (a) drug review and analysis, (b) appropriate reports and information, and (c) disease information services. Health Card believes that technology and information systems advances will allow for future integration of health care claims information, including hospital, laboratory and clinical costs (if the sponsor releases such information to Health Card and authorizes Health Card's use of such information). Health Card further believes that integration will enable it to assess outcomes on a statistical basis and based on such statistical assessments to make recommendations regarding effective prescribing practices. Health Card believes this should allow for improved patient care while controlling therapy costs. See "Risk Factors -- Confidentiality of Patient Records."

         Health Card has established a Pharmacy and Therapeutics Committee (the "P&T Committee") comprised of physicians, pharmacists and other health care professionals. This Committee's primary responsibility is to assist sponsors in designing a well managed, therapeutically appropriate, cost-effective preferred drug listing or "formulary". The goal of the

P&T Committee is to enable sponsors to optimize plan participant care through drug policy development and education. The P&T Committee meets quarterly and performs the following functions:

          provides information to sponsors to ensure that the covered drugs of each plan reflect the current standard of medical practice and pharmacology,

          evaluates drugs for inclusion in a plan as a preferred drug,

          analyzes    current    literature    for    safety,    efficacy    and
          cost-effectiveness of covered drugs,

          provides recommendations on drug therapy and utilization,


          evaluates drug review and analysis programs and criteria by sponsors,

          determines those drugs which require prior authorization from the sponsor, and reviews the associated guidelines for those drugs' proper use.

         The P&T Committee currently consists of six members: Martin Edelstein, M.D. and Paul Cohen, M.D., each of whom is a practicing physician and medical school professor, Jack M. Rosenberg, a university professor of clinical pharmacy and pharmacology, Joseph B. Laudano, a manager of medical affairs of a major drug company, Howard G. Levine, a pharmacist, who is the Chairman of the Board of an independent pharmacy group, and John Ciufo, who is Health Card's liaison with the P&T Committee. Mr. Ciufo is the only member of the P&T Committee otherwise affiliated with Health Card. Vytra has the right to designate one member of the P&T Committee, but has not exercised its right. Each Committee member must disclose his or her affiliation with any drug company; no current Committee member besides Mr. Laudano has disclosed any such affiliation.

         Disease Information Services. Through its disease information services, Health Card provides information to sponsors that is intended to enable them to enhance their prescription benefit plans and to improve the treatment of plan participants with certain medical conditions. In providing disease information services, based upon recommended drug and treatment guidelines, Health Card:

          reviews and analyzes drugs prescribed and prescriptions dispensed,

          recommends plan guidelines, and

          conducts plan participant and physician profiling.

By analyzing plan participants' pharmacy claim patterns and health information provided by prescribers and sponsors (when medical records are available to Health Card), Health Card can provide information to sponsors and health care providers, assisting in the early identification of patients whose care might be improved through additional or alternative treatment or medication. Health Card has developed disease information systems covering cardiovascular and gastrointestinal conditions, migraines, diabetes, and asthma, among others.

         Health Card's disease information services utilize the recommended drug and treatment guidelines to create a series of mathematic formulae which are then implemented in Health Card's computerized information systems. These formulae are periodically updated by Health Card based upon its own assessments, changes in the drug and treatment guidelines, and review of current medical literature.

         Should the disease information services identify plan participants "at-risk" for a particular disease, Health Card may provide the recommended drug and treatment guidelines to sponsors, treating physicians and plan participants. If requested by the sponsor, Health Card monitors a participant's compliance with the recommended drug and treatment guidelines, including prescription usage. If it appears, based upon Health Card's analysis of the participant's claims history, that the recommended drug and treatment guidelines are not being applied, Health Card may, if requested by the sponsor, contact the plan participant or physician, via either telephone or letter, suggesting additional options. Physician performance and adherence to the recommended drug and treatment guidelines are monitored by using Health Card's information systems.

         Health Card has developed disease information programs and is currently marketing them. Health Card believes that sponsors' demand for these services will grow as their needs for information to address cost containment increase.

         Data Access, Reporting and Information Analysis

         Data Access. Health Card's computerized information systems allow each sponsor to access on-line data relating to the sponsor's plan. With this capability, the sponsor is able to maintain and update plan participant eligibility information and override denials of claims if it so chooses.

     Reports. Sponsors receive quarterly executive reports and ad-hoc reports in addition to the executive and billing reports which accompany invoices. The quarterly executive reports provide:

                  financial and claims information,
                  information on age group utilization,
                  amounts spent on prescriptions,
                  most frequently dispensed drugs in terms of claims and dollar amounts, information about retail pharmacy and mail order mix, and information about generic and brand drug mix.

The billing reports indicate, by plan participants' names:

                  the prescriptions filled,
                  dates dispensed,
                  drugs dispensed, and
                  the dispensing pharmacies utilized by plan participants.

Based on these reports, Health Card representatives provide information and assist sponsors regarding benefit design, cost containment initiatives, disease information initiatives and formulary management.

         Decision Support Systems. Health Card's proprietary computerized HCFocus decision support tool is part of Health Card's report generation system and utilizes Health Card's proprietary database. Sponsors can use HCFocus to analyze particular information, including, among other things:

          comparison of physician prescription practices for the same disease or condition,

          analysis and review of a plan participant's drug history,

          analysis of the top drugs dispensed by number or dollar value,

          analysis of generic drug for brand name drug substitution rates, and analysis of the dispensing patterns of particular pharmacies.

         Physician Profiling

         Health Card will, at either a physician's or a sponsor's request, analyze (i.e., profile) a physician's prescription history and consult with either the physician or the sponsor about the physician's prescribing pattern. Health Card might, for example, discuss alternatives based on the drug and treatment guidelines to therapies that the physician regularly prescribes. This practice is designed to enhance the therapeutic benefits received by the plan participant and, where possible, to achieve cost savings. They are also designed to promote conformity with plan benefits and the recommended drug and treatment guidelines. Occasionally, Health Card merely provides the profile information because the requesting party has not asked for information about alternative therapies. Presently, Vytra is the only Health Card sponsor using the physician profiling services, although Health Card anticipates that two more sponsors will also be using this service starting some time in the second quarter of 1999.

Sponsors

         Sponsors include managed care organizations, local governments, unions, employers and third party health care plan administrators of prescription drug programs. As of January 1, 1999, sponsors' plans covered over 434,000 plan participants. As of January 1, 1999, Health Card had 226 sponsors, with concentrations in the Northeast, Southeast and West Coast. Between May 1, 1998 and February 1, 1999 18 new sponsors began utilizing Health Card's services, including, Longaberger Company, AFL-CIO Food and Beverage Dealers Trust Fund, Guild-Times Benefit Fund, Baker, Confectionary, and Tobacco Workers (Local 102) Welfare Fund, Musicians Local 802, and Teamsters Local 840.

         In the event that any of these sponsors choose to discontinue using Health Card's services, Health Card's business, operating results and financial condition will be materially adversely affected. In the event of the loss of any of these sponsors, there can be no assurance that Health Card will be able to replace such sponsors. See "Risk Factors-Loss of One of Our Major Customers" and "Risk Factors-Consolidation Among Sponsors."

         Health Card depends on a limited number of sponsors for a significant portion of its revenue.

Significant Sponsors

         Vytra

     Vytra Health Plans Long Island, Inc. (formerly known as ChoiceCare Long Island, Inc.)("Vytra"), a health maintenance organization, is a particularly significant sponsor, as the following table indicates:


                                        Percent of Health
                       Period           Card  Revenues    Number of Participants
Year ended June 30, 1997                        44%                128,404
Year ended June 30, 1998                        42%                166,840
Three months ended September 30, 1998           40%                170,116


         Health Card has been providing services to Vytra since 1990.

         A. Prescription Arrangement.

         Health Card provides prescription benefit management services to Vytra under two separate arrangements. Pursuant to a series of letters and conversations, Health Card provides services to Vytra under an arrangement that began under a written agreement that, as amended, expired in December 1998 (the "Prescription Arrangement"). Health Card is in the process of negotiating a formal amendment to the Prescription arrangement which would, among other things, renew and extend the term of the expired written agreement on a modified basis. Health Card cannot be certain that a definitive agreement with Vytra will be signed, or that the agreement (if any) that is signed will contain terms as favorable to it as the current agreement. If Health Card were to lose Vytra as a sponsor, it would have a material adverse effect on Health Card's business, operating results and financial condition.

         Under the Prescription Arrangement as modified, Health Card provides prescription benefit management services and charges a preset amount based on the number of plan participants covered at the beginning of each month. The amount payable under this agreement is adjusted retrospectively to take into account actual utilization and cost of claims. The party that benefitted from any difference in such amount pays a percentage of the difference to the other party. Vytra pays Health Card additional fees for certain information services, claims processed and other services.

         The Prescription Arrangement accounted for the percentage of revenues received from Vytra indicated in the following table:

                            Period                  Percent of Revenues
Year ended June 30, 1997                                    76%
Year ended June 30, 1998                                    78%
Three months ended September 30, 1998                       79%


         Pursuant to the Prescription Arrangement, Health Card is Vytra's primary provider of prescription benefit management services. Vytra has the right to place a percentage of its claims with other prescription benefit management companies. If Vytra processes more than such percentage of its claims with other parties, Health Card can terminate the Prescription Arrangement. Under the Prescription Arrangement, should Health Card offer rates more favorable than those offered to Vytra to a competing sponsor whose plan design and demographics, service area and services received from Health Card are substantially similar to those of Vytra, Health Card must promptly notify Vytra. Vytra then may:

                  terminate the Prescription Arrangement, if the competing sponsor has more participants (but less than twice more) than Vytra and we do not offer the same rates to Vytra; and receive the more favorable rates, if the number of the competing sponsor's participants is equal to or less than the number of Vytra's participants.

As a result of adoption of new contract drafting guidelines for HMOs and IPAs in New York, Health Card will not be permitted this same contract benefit. See "Risk Factors -- Government Regulations Generally."

         The Prescription Arrangement requires Health Card to arrange for an adequate and accessible pharmacy network for Vytra plan participants (i.e., a specified number of pharmacies). Health Card meets this standard if one or more participating pharmacies are located in each zip code in Queens, Nassau and Suffolk County, New York, unless either (a) no pharmacy exists within a zip code, or (b) a pharmacy will not participate and such non-participation is beyond the reasonable control of Health Card. In addition, Health Card must exercise its best efforts to maintain pharmacy network participation in accordance with certain historical levels; as of January 1, 1999, there were over 42,000 pharmacies participating in Health Card's pharmacy network. Health Card is not responsible if the number of pharmacies in the network declines because of pharmacy closings, consolidations or changes in the reimbursement schedule. Health Card has agreed with Vytra that it will not terminate a major chain of participating pharmacies during the term of the Agreement without Vytra's consent. However, if Vytra does not consent and the inclusion of such chain results in higher actual costs to Health Card, then Vytra will be required to pay such increase on a quarterly basis. In addition, Vytra may require Health Card to add specific pharmacies to the pharmacy network. Similarly, if the inclusion of such pharmacies results in higher actual costs to Health Card, Vytra will be responsible for the increase.

         The Prescription Arrangement sets forth certain guarantees that Health Card must meet. These include:

               processing certain percentages of claims within certain periods,

               making all reasonable efforts to process all claims within a maximum period,

               answering all calls within a minimum time frame,

               ensuring that a certain percentage of mail order prescriptions that are not eligible for substitution of therapeutic equivalents are dispensed within certain periods, and making all reasonable efforts to make sure all mail order prescriptions are dispensed within a maximum time period.

Health   Card  is   required   to  pay  a  penalty   for  failing  to  meet  the
processing-period and call-answering guarantees; however, there is no specific penalty provision if the mail order prescription guarantees are not met.

         Health Card must maintain a Pharmacy and Therapeutics Committee. Vytra has the right to designate one representative to serve on the Pharmacy and
Therapeutics Committee, but has not exercised that right. See "Business-Services-Clinical Consulting and Disease information." A portion of the rebates actually received by Health Card for pharmacy benefit management services to plan participants must be remitted to Vytra. See "Business-Services-Electronic Point-of-Sale Pharmacy Claims Management-Rebate Administration."

         Pursuant to the Prescription Arrangement, a portion of certain financial risks is shifted from Vytra to us. Vytra is a health maintenance organization ("HMO") established under the laws of the State of New York. Under New York law, an HMO may share risk only with "providers," independent practice associations ("IPAs") or reinsurers. "Providers" is not defined in the statute or regulations but Health Card believes it means health care provider, e.g., physician, pharmacist, physical therapist, etc. Health Card believes that it is not a "provider", an IPA or a reinsurer. Thus, Health Card may be deemed ineligible to be a party to the Prescription Arrangement, or any new agreement with Vytra, a consequence of which may be to render it voidable by Vytra. Health Card has acquired National Medical Health Card I.P.A., Inc., a wholly-owned subsidiary which is an IPA in New York State. Health Card intends to cause the IPA to be the contracting party with respect to any contracts with HMOs and providers containing financial risk sharing provisions, which Health Card believes will solve the problem for future time periods. No assurance can be given that Vytra or any other HMO or provider will agree to contract with the IPA, or that any agreement entered into by the IPA would not be rejected by the DOH. Failure to enter into an agreement with Vytra would have a material adverse effect on Health Card's business, operating results and financial condition. See "Risk Factors--Insurance Regulations," "Risk Factors--Pharmacy Regulations" and "Risk Factors--Government Regulations Generally."

         In addition, the DOH has issued contract drafting guidelines to be used in connection with the approval process for HMO and IPA contracts and HMO and IPA certification. The drafting guidelines discourage "most favored nations" clauses in HMO and IPA contracts. Health Card's inability to offer a most favored nation clause to Vytra may result in the loss of a competitive advantage Health Card presently enjoys. See "Risk Factors--Government Regulations Generally" and "Business--Independent Practice Association Regulations."

         As of September 25, 1998, Health Card executed a letter agreement with Vytra which extended the term of the original Prescription Arrangement until December 31, 1998. This letter agreement also listed new and additional terms which were to be included in a formal amendment to the Prescription Arrangement. Health Card anticipates that the formal amendment will govern the parties' relationship from January 1 to December 31, 1999, and will include, among other things, the terms of a proposal issued by Health Card in response to a request for proposal which was issued by Vytra, as contemplated to be modified by the September 25, 1998 letter. As of the date of this prospectus, the formal amendment has not been entered into. Although negotiations are continuing and we expect a formal amendment to be executed by both parties, no assurances can be given that a formal amendment will be executed, or that it will be executed on terms favorable to Health Card. See "Risk Factors - Loss of One of Our Major Sponsors Would Significantly Impair Our Business."
         B.  Fee for Service Agreement.
         Health Card also provides prescription benefit management services to Vytra under an agreement commencing March 15, 1990 (the "Fee for Service Agreement") with an initial term ended on March 31, 1991. The Fee for Service Agreement renews annually from year to year, unless terminated by either party. Under this Agreement, Health Card performs prescription benefit management services and charges a fee based on the number and type of claims processed. While the Fee for Service Agreement requires Health Card to pay specified amounts for drugs, Health Card has verbally advised Vytra that it pays less than such specified amounts and Vytra has not objected to such arrangement.
         The Fee for Service Agreement accounted for the percentage of revenues received from Vytra indicated in the following table:

                                                     Percent of Revenues

         Year ended June 30, 1997                            24%
         Year ended June 30, 1998                            22%
         Three months ended September 30, 1998               21%


         Suffolk County
         Health Card has been providing prescription benefit management services to Suffolk County, a municipal corporation of the State of New York, since 1992. Health Card is currently providing services to Suffolk County under an oral agreement, terminable by either party, the economic terms of which are otherwise substantially similar to those of a written agreement that expired on December 31, 1998.
         Suffolk County accounted for a substantial portion of Health Card's business, as indicated in the following table:
                                              Percent of        Number of
                          Period               Revenues        Participants
Year ended June 30, 1997                          19%             37,833
Year ended June 30, 1998                          15%             38,893
Three months ended September 30, 1998             14%              39,077


         Health Card guarantees an effective blended average wholesale price discount per prescription and an average blended dispensing fee per prescription. Health Card is required to pay certain percentages of rebates to Suffolk County pursuant to a complex formula. Health Card offers Suffolk County a minimum initial rebate guarantee for each paid claim, which applies until the rebate per claim equals a threshold amount. The percentage rebate to which Suffolk County is entitled increases based on a formula tied to the per claim rebate rate. Additionally, during the first three years of the Suffolk County agreement, Health Card guaranteed the amount of administrative fees, a percentage of savings based on electronic reviews, a percentage of concurrent drug review and analysis review savings, and a percentage of pharmacy audit savings.

         Health Card received a Request for Proposal from Suffolk County which had the effect of informing Health Card that Suffolk County had elected not to extend the then-current agreement. In February 1999, Suffolk County provided us with a proposed amendment to the written agreement, which, among other things, would extend the term of the prior agreement until December 31, 1999. See "Risk Factors - Loss of One of Our Major Sponsors Would Significantly Impair Our Business." Neither party has signed the amendment as of the date hereof. We cannot be certain that a definitive agreement with Suffolk County will be signed, or that the agreement that is signed (if any) will contain terms as favorable to us as the current arrangement.

         Operating Engineers

         On December 1, 1997, Health Card began providing prescription benefit management services to Operating Engineers Trust Funds, IUOE Local 12, a construction workers' union, in Southern California. As of January 1, 1999, Operating Engineers cover approximately 40,000 plan participants. As of the date of this prospectus, Health Card is providing services pursuant to a verbal agreement but is negotiating for a written agreement. No assurances can be given that a formal agreement will be executed, or that it will be executed on terms favorable to Health Card. Pursuant to such verbal agreement, Health Card is required to pay a certain percentage of rebates to the Trust

Funds. For the three months ended September 30, 1998, Operating Engineers accounted for approximately 13% of Health Card's revenues.

Sales and Marketing

         Health Card markets its services through a sales and marketing department led by the Executive Vice President of Sales and Marketing. The sales and marketing department includes a marketing manager, marketing assistant, a proposal writer, one regional sales manager, seven sales executives, and one sales coordinator. There is a sales executive for each targeted geographic sales region - Northeast, Mid-Atlantic, Southeast, Southwest, Midwest and West, and one for the public sector market with a national focus. The members of Health Card's sales and marketing department have approximately 135 years of combined experience in the prescription benefit management services industry. In addition, Health Card contracts with independent brokers who are retained to market Health Card's services to prospective sponsors for agreed upon fees based on the number of plan participants enrolled in a Health Card-supported plan. See "Risk Factors--Pharmacy Regulations."

         Health Card maintains a prospect list in which each prospect is identified by market segment and geographic sales location; the list includes sponsors which, in the aggregate, target over 5,000,000 plan participants. Health Card has completed market studies of and has identified various managed care organizations, local governments, unions, corporations, and third party health plan administrators who are potential sponsors. Health Card focuses its marketing efforts on sponsors with plans covering up to 100,000 participants although it provides services to, and seeks sponsors with, plans covering less or significantly more plan participants. Health Card is beginning a market research effort to determine the profitability and marketability of developing prescription benefit management programs for the U.S. retiree population. Health Card also markets to all major employee benefit consultant groups.

         Health Card attends numerous trade shows and utilizes advertising, public relations and marketing literature for sales support. Additionally, Health Card employs the services of a public relations and media firm for exposure and publication in newspapers, periodicals and journals which are targeted to employee benefit and managed care specialists.

         Further, Health Card is continuing to expand its World Wide Web site. Currently, the web site describes Health Card's products and services and lists frequently asked questions, among other things. It is anticipated that the web site will have a page dedicated to on-line services which will allow plan participants to fill out customer service surveys and direct reimbursement claims forms, and to access the pharmacy network listings. The web site is anticipated to be available for physician access to the Health Card formulary drug listing. Security firewalls have been developed and implemented to protect patient confidentiality. Competition

         Health Card competes with numerous companies which provide the same or similar services, such as:

Express Scripts,Inc./ValueRx  National  rescription Administrators, Inc.
PCS Health Systems, Inc.,     Diversified Pharmaceutical Services, Inc.
Merck-Medco Manage            Advance Paradigm, Inc.
Provantage, Inc.              MedImpact Health Care Systems, Inc.
Promark Holdings, Inc.        Pharmaceutical Care Network
Consultec, Inc.

         Many of Health Card's competitors have been in existence for longer periods of time and are far better established than Health Card. Many of them also have:

               broader public recognition,

               financial and marketing resources substantially greater than Health Card,

               more experienced management, and

               far more  extensive  facilities  than those  available  to Health
               Card.

In addition, Health Card's sponsors and potential sponsors may find it desirable to perform for themselves those services now being rendered by Health Card.

         Health Card's ability to attract and retain sponsors is substantially dependent on its capability to provide efficient and accurate claims management, prescription drug program management and related reporting, auditing and consulting services. Health Card believes that the following factors help Health Card successfully compete:

               a broad base of experience in the information technology and pharmacy benefit management industries,

               flexible  and  sophisticated  on-line  computerized   information
               systems, and

               a focus on customer service.

See "Risk Factors-Competition."

         There can be no assurance that Health Card will remain competitive or successfully market integrated prescription benefit management services and disease information services to existing and new sponsors. Furthermore, there is a distinct possibility that consolidation and alliances within the industry will adversely impact the operations and prospects for independent prescription benefit management companies such as Health Card. See "Risk Factors-Competition" and "Risk Factors - Consolidation Among Sponsors." Employees

         As of January 1, 1999 Health Card had 75 employees, including:

               9 officers,

               a sales and marketing department of 14 employees,

               an information services department of 14 employees,

               an operations department of 31 employees (4 of which are part-time), consulting department of 5 employees, and financial department of 2 employees.

Health Card's employees are not subject to collective bargaining agreements and Health Card considers its relations with its staff to be satisfactory. See "Certain Transactions." Information Systems

 Health Card's information systems integrate all of the:

                  data input,

                  reporting,

                  analysis, and

                  access functions

provided by Health Card, and Health Card believes that its information systems provide it with a competitive advantage. See "Risk Factors--Dependence on Information Systems" and "Business- General."

         Health Card's on-line claims management system depends in large part on software licensed from Prospective Health Incorporated ("PHI"). By a license agreement dated February 18, 1998, Health Card was granted a nonexclusive and nontransferable perpetual license to use PHI's claims adjudication software system. This system is an integral part of Health Card's on-line claims management system. Health Card agreed to an initial license fee of $400,000, of which $100,000 was payable upon execution of the agreement and the balance is payable at the rate of $25,000 per month. Once the annual transaction volume exceeds 3,000,000 transactions annually, the license fee increases incrementally, up to a maximum of $500,000 annually. In any case, the license fee is payable in monthly installments. The agreement contains several performance guarantees on PHI's part; monthly installments of the license fee may be withheld by Health Card if the software does not comply with the guarantees, until the software is compliant. The agreement also provides for payment to PHI of maintenance fees by Health Card.

         In addition, Health Card entered into a non-exclusive licensing agreement on March 16, 1998 with Medi-Span, Inc. for a three-year term. This agreement permits Health Card to use Medi-Span's master drug database, drug utilization review databases, price-checking software and state claims- review programs for New York and Virginia. Health Card pays license fees annually, which increase as the number of claims processed with Medi-Span's software increases. In addition, Health Card pays an annual base fee of $16,000.

         On June 1, 1998, Health Card entered into an agreement with Sandata, Inc. ("Sandata"), of which Bert E. Brodsky is the Chairman of the Board, President, Treasurer and a principal stockholder. This agreement, which was amended on the same date, relates to the hiring of 11 Sandata employees by Health Card to provide development, enhancement and maintenance of Health Card's information systems internally. Health Card paid Sandata $208,000 in consideration for Sandata's assigning to Health Card certain rights relative to such employees. Health Card also assumed a liability of $86,000 relating to these employees. In addition, on June 1, 1998, Health Card purchased from Sandata certain computer equipment, furniture and fixtures for $100,000. Sandata is expected to continue to provide, on a limited basis, consulting services related to Health Card's information systems. Also, Sandata confirmed Health Card's proprietary rights in certain software developed by Sandata for Health Card, among other things.

         A significant portion of Health Card's information systems has historically been developed, enhanced, modified and maintained by Sandsport Data Services, Inc. ("Sandsport"), a wholly-owned subsidiary of Sandata. Furthermore, Health Card leases computer hardware for its data processing center at a monthly cost of $24,000 from Sandsport pursuant to a oral agreement. Based on competitive fee quotations obtained by Health Card, Health Card believes that the terms of the rental agreement are as fair to Health Card as those which could be obtained from an unaffiliated third party. See "Certain Transactions-Health Card's Relationship with Sandata."

Year 2000

         Health Card recently completed a comprehensive review of its information systems and is involved in a program to update its information systems and applications in preparation for the Year 2000. Health Card will incur internal staff costs as well as outside consulting and other expenditures related to this initiative. For the period January 1, 1999 to August 31, 1999, which is the only period during which Health Card expects to incur Y2K-related expenses, both historical and anticipated expenditures related to remediation, testing, conversion, replacement and upgrading system applications are expected to total approximately $100,000. Total expenses, including depreciation and amortization of new package systems, are not expected to have a material impact on Health Card's financial condition during the conversion process from July 1998 through 2000. Health Card expects to be fully Year 2000 compliant by June 30, 1999.

         Health Card's management intends to develop a "worst-case scenario" with respect to Y2K non-compliance and to develop contingency plans designed to minimize the effects of such scenario. Both the worst-case scenario and the contingency plans will involve analysis of the use of alternative, non-information technology methods of processing claims, including manual processing, in the event of information technology system failure on the part of outside parties. The executive management of Health Card intends to have its worst-case scenario and contingency plans fully developed and in place by August 31, 1999.

         Health Card is attempting to contact vendors and others on whom it relies to assure that their systems will be converted in a timely fashion. However, there can be no assurance that the systems of other companies on which Health Card's systems rely will also be converted in a timely fashion, so that any such failure to convert by another company would not have an adverse effect on Health Card's information systems. Furthermore, no assurance can be given that any or all of Health Card's information systems are or will be Year 2000 compliant, or that the ultimate costs required to address Year 2000 issues or the impact of any failure to achieve substantial Year 2000 compliance will not have a material adverse effect on Health Card's business, operating results or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of

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Operations."

Facilities

     Health Card occupies approximately 7,225 square feet of space at 26 Harbor Park Drive, Port Washington, New York 11050, under a sublease at a monthly cost of $20,980 (including utilities). The sublessor is BFS Realty, LLC, which is affiliated with Mr. Brodsky. The sublease expires as of December 31, 2000. Rent under the sublease increases by five percent annually. The BFS sublease was assigned by Sandata, Inc. to BFS in November 1996. Mr. Brodsky is the Operating Manager and holder of a majority of the membership interests of BFS. Based on competitive fee quotations obtained by Health Card, Health Card believes that the terms of this sublease are as fair to it as those which could be obtained from an unaffiliated third party. Pursuant to an agreement entered into in June 1995, Health Card paid $700,000 in connection with certain allocated leasehold improvements. See "Certain Transactions."

         Health Card has orally agreed to lease an additional 2,500 square feet at 26 Harbor Park Drive, Port Washington, New York 11050 at a rent not yet
determined,   beginning  on  February  15,  1999,  from  Document   Storage  and
Management, Inc., which is affiliated with Mr. Brodsky. See "Certain Transactions." Health Card also has orally agreed to lease an additional 1,500 square feet at the same premises as of June 1, 2000. The combined areas will be used for the customer service center described below.

         Health Card is in the process of building a new customer service center at its headquarters. It will initially be equipped with between 30 and 35 service representatives' desks, and there is space for an additional 30 service representatives. Health Card anticipates that the customer service center will open on or about March 15, 1999, and that the additional 30 service representative work areas will be equipped and operational as needed. Sponsors, plan participants, pharmacies and physicians will be able to call the customer service center.

         Pursuant to a lease dated August 10, 1998 and expiring on August 31, 2005, Health Card occupies approximately 1,500 square feet at 63 Manorhaven Boulevard, Port Washington, New York, which will be used as a pharmacy. The landlord for these premises is 61 Manorhaven Blvd., LLC, of which Mr. Brodsky is the sole member. The rent for the twelve (12) month period ending August 31, 1999 is $1,500 per month; the annual rent increases by 5% per year. Additional rent, in the form of Health Card's pro rata share of common expenses, is also payable.

         Pursuant to a lease commencing December 15, 1998, and expiring on December 14, 1999, Health Card leases an apartment, for use by two of its staff members, at premises located at 77 Juniper Road, Port Washington, New York. The annual rent is $20,400. Utilities and maintenance service (if any maintenance service is contracted for) are payable by Health Card as additional rent.

Government Regulation Generally

         The activities of pharmacy benefits management companies such as Health Card are subject to regulation at the federal, state and local levels. Except as otherwise discussed in this prospectus, Health Card believes that its business operations and relationships are in material compliance with

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applicable laws, rules and regulations.  The laws that implement this regulation include, but are not limited to, the federal Anti-Kickback, anti-trust and ERISA laws and the laws of various states relating to health, insurance and the licensing and regulation of professionals, including pharmacists. Health Card is also subject to laws and regulations relating to business corporations in general. Regulatory authorities have very broad discretion to interpret and enforce these laws and to promulgate corresponding rules and regulations. Violations of these laws, rules and regulations (as determined by agencies or judicial authorities) may result in criminal and/or civil penalties, injunctive relief to prevent future violations, other sanctions, loss of professional licensure and exclusion from participation in federal and state health care programs.

         The interpretation and applicability of some of the laws, rules and regulations applicable to Health Card's business are unclear. Health Card's business activities and relationships with sponsors, pharmacies, Integrated, plan participants, its IPA and brokers have not been the subject of regulatory investigation or review on either the state or the federal level. Health Card has not obtained or applied for any opinion of any regulatory or judicial authority that its business operations and relationships with sponsors, pharmacies, Integrated, plan participants or brokers are (or that its proposed business arrangement or its IPA will be) in compliance with applicable laws, rules and regulations. There can be no assurances that regulatory or judicial scrutiny of its business or relationships with sponsors, pharmacies, plan participants, Integrated or brokers will not result in determinations adverse to Health Card. While Health Card is taking steps to come into compliance with all such laws, rules and regulations, there can be no assurance that its efforts will be successful, that it will interpret the applicable laws, rules and regulations in the same way as regulatory or judicial authorities, or that the laws, rules and regulations and/or the interpretation thereof will not change from time to time.

         Health Card may, therefore, be subject to lengthy and expensive investigations of its business operations and/or relationships by various state or federal governmental authorities, regardless of the merit of the underlying claims in such investigations. If any regulatory or judicial authority found Health Card to be in violation of these laws and regulations, Health Card could be subject to criminal and/or civil penalties including substantial fines, other sanctions, loss of licensure and exclusion from participation in federal and state health care programs. This could limit or terminate Health Card's ability to provide its services to sponsors and plan participants or conduct its business in accordance with current practices, and could have a material adverse effect on its business, operating results and financial condition. See "Risk Factors - Government Regulations Generally."

         A  more  detailed   analysis  of  certain   specific  laws,  rules  and
regulations affecting the business, operations and relationships of Health Card is set forth below.

Anti-Kickback Regulations

         The Criminal Penalties for Acts Involving Federal Health Care Programs, commonly referred to as the Federal Anti-Kickback Statute (the "Anti-Kickback Statute") imposes civil and criminal penalties for knowingly paying or receiving remuneration (including any kickback, bribe or rebate) in return for referring an individual for the furnishing of an item or service, or for the purchasing, leasing, ordering or arranging for any item or service for which payment may be made in whole or in part under a federal health care program, including Medicare or Medicaid. Violation of this law

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



is a felony, punishable by fines up to $25,000 per violation and imprisonment for up to five years. Violation may also give rise to civil penalties of up to $50,000 per violation and exclusion from the Medicare and Medicaid programs. The Anti-Kickback Statute and related regulations have been broadly interpreted by the Federal courts to prohibit the payment or receipt of any form of remuneration, even if only one purpose of such remuneration is to obtain a referral for any item or service that is covered by a federal health care program including Medicare or Medicaid. Certain states (but not New York) have similar statutes that may extend the prohibitions to items or services that are paid for by non-governmental third-party payors, as well as individuals who pay directly for their own health care.

         Because of the breadth of the interpretations of the Anti-Kickback Statute, the Office of the Inspector General ("OIG") of the Department of Health and Human Services promulgated safe harbor regulations under the Anti-Kickback Statute, which immunize certain compensation arrangements which might otherwise violate that statute. While all of Health Card's business practices may not fall squarely within the requirements of the safe harbor regulations, the failure of an arrangement to fall within a safe harbor provision does not mean that such practice constitutes a violation of the law. Health Card believes that it is not in violation of the Anti-Kickback Statute. Health Card does not receive any form of remuneration directly from Medicare, Medicaid or any other government sponsored health care program and does not believe that its services under any material arrangements (other than Vytra) are paid for by any of its sponsors utilizing funds from Medicare, Medicaid or other federal government sponsored health care programs and so the Anti- Kickback Statute does not apply to them. No assurance, however, can be given that some portion of a sponsor's payment will not be derived from a government health program source thereby implicating the Anti-Kickback Statute. However, even if Health Card were found to receive indirectly a benefit from such a government sponsored health care program, Health Card believes that it does not engage in conduct prohibited by the Anti-Kickback Statute or have the requisite intent to be in violation of that statute.

         With respect to the Prescription Arrangement with Vytra, where a portion of Health Card's remuneration from Vytra may be derived from Medicare, Health Card believes that its arrangement with Vytra may fall within a safe harbor under the Anti-Kickback Statute. The availability of the safe harbor is dependent upon the existence of a written agreement between the HMO and Health Card. As noted elsewhere in this prospectus, Health Card is currently negotiating with Vytra to enter into a new written agreement. Until those negotiations are concluded and a written agreement entered into, we are continuing to provide pharmacy benefit management services to Vytra on substantially the same economic terms as under an amended written agreement that expired on December 31, 1998 pursuant to a series of letters and conversations between us and Vytra. Until the definitive new written agreement with Vytra is entered into we may not be entitled to claim the protections offered by the safe harbor. Even if it is determined that the safe harbor is not available to Health Card under the circumstances, Health Card believes that it does not engage in conduct prohibited by the Anti-Kickback Statute or otherwise lacks the requisite intent to be in violation of that statute. While Health Card believes that it does not engage in conduct prohibited by the Anti- Kickback Statute, no assurance can be given that a court or regulatory agency called upon to render a decision in such a case would come to the same determination. A contrary determination could result in the imposition of criminal and/or civil penalties including substantial fines, other sanctions, exclusion from participation in federal and state health care programs and/or the granting of

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injunctive  relief,  any one or more of which may have a material adverse effect on Health Card's business, operating results and financial condition.

         In a 1994 Fraud Alert (the "Fraud Alert"), the OIG questioned drug marketing practices involving payments made to individuals in a position to generate referrals from a paying party, and payments related to the volume of business generated or which exceed the fair market value of legitimate services rendered. Specifically, the OIG indicated that investigations may be warranted in cases where cash payments are offered in exchange for or based upon prescribing or providing specific prescription products. This is especially true if the payments (a) are based on the volume or value of business generated for the drug company, or (b) are given in return for changing a prescription or recommending or requesting such a change from one product to another, unless, in either case, that payment is fully consistent with a safe harbor or other federal provision governing the reporting of prescription drug prices. The OIG stated that a prescription drug marketing program which is illegal under the Anti-Kickback Statute may pose a danger to patients because the payment of remuneration may interfere with a physician's judgment in determining the most appropriate therapeutic treatment for a patient, and may increase the federal government's cost in reimbursing Medicare and Medicaid suppliers. Health Card believes that there are material differences between its rebate program formulary management program and therapeutic interchange program, and the drug switching programs questioned in the Fraud Alert. Health Card believes that its current practices do not impinge on a physician's judgment in determining the most appropriate therapeutic treatment and do not increase the government's cost for prescription drugs.

         Health Card is not aware of any instance in which the Anti-Kickback Statute has been applied (i) to prohibit pharmacy benefit management companies from receiving rebates from drug manufacturers based on drug sales by pharmacies to plan participants, formulary management programs, or therapeutic substitution programs, or (ii) to the contractual relationships between independent pharmacy benefit management companies and their sponsors and participating pharmacies. However, there can be no assurance that Health Card will not be subject to regulatory or judicial scrutiny or challenge under such laws and regulations or that such a challenge, whether or not successful, would not have a material adverse effect on Health Card's business, operating results and financial condition. Moreover, the institution of such claim, whether or not successful, and the cost of defending such claim, could have a material adverse effect on Health Card's business, operating results and financial condition. See "Risk Factors - Government Regulations Generally" and "Risk Factors -- Anti-Kickback Regulations."

         In the last few years, private citizens have commenced litigation against health care providers and suppliers on behalf of the Federal government alleging that such providers and suppliers filed false claims with the Medicare and/or Medicaid programs, based on allegations of an improper kickback arrangement. These so-called Qui Tam plaintiffs are eligible to receive a percentage of any fines and recoveries obtained by the Federal government against health care providers or suppliers successfully prosecuted in such litigations. Recently, some Qui Tam actions predicated on violations of the Anti-Kickback Statute have been permitted to proceed to trial. Health Card does not believe that it has engaged in any conduct which would violate the Anti-Kickback Statute and form a predicate act for a Qui Tam proceeding. If any of Health Card's activities paid for by sponsors in whole or in part by a federally funded program were challenged as a kickback in a Qui Tam proceeding and determined to form the basis for a false claim under the Anti-Kickback Statute,

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Health Card could be  subjected to  substantial  penalties  and treble  damages, which could have a material adverse effect upon its business, operating results and financial condition. Moreover, the institution of such a claim, whether or not successful, and the cost of defending such claim could have a material adverse effect on Health Card's business, operating results and financial condition. See "Risk Factors--Anti-Kickback Regulations."

State Insurance Regulations

         Health Card is a party to certain agreements with sponsors which involve shifting some of the financial risk to Health Card from sponsors. Under New York law, financial risk sharing arrangements may constitute engaging in the business of insurance (unless subject to an exemption) which requires a license from the state. Health Card's Prescription Arrangement with Vytra contains a risk sharing provision which may expose it to a possible violation of the insurance laws. Health Card has determined that its arrangement with Vytra, and any other risk sharing arrangements with HMOs, other sponsors or providers to which Health Card becomes a party, would be entitled to an exemption from New York's risk sharing prohibitions if Health Card were an independent practice association (an "IPA"). In order to avail itself of this exemption, Health Card has acquired a wholly-owned subsidiary which is an IPA in New York State. In connection with its ongoing contract negotiations with Vytra, Health Card plans to substitute the IPA as a party in place of Health Card. To the extent it enters into risk sharing arrangements with HMOs or providers in the future, Health Card intends to use the IPA as the contracting party. If Health Card does not succeed in its negotiations with Vytra to substitute the IPA as a party, Health Card could be found to be engaged in the business of insurance without a license and be subject to criminal and civil fines, penalties and injunctive relief . It should be noted that our existing arrangement with Vytra was not entered into by the IPA. We can not be sure that our past non-compliance in this regard will not be investigated and/or punished by state regulators. In the future, Health Card does not intend to enter into risk sharing arrangements with HMOs or providers except in the name of the IPA.

         There is one contract between Health Card and a non-HMO party which may be deemed to involve risk sharing as the result of an ambiguous provision. The ambiguity involves whether the contract provides for a maximum fee to be paid to Health Card without regard to the amount of pharmacy charges incurred by Health Card. The contract has never been enforced by the parties to effect a sharing of risk and Health Card does not believe that it was the intent of the parties to create such a risk sharing arrangement. Health Card is taking steps to modify the contract to make it clear that it does not contemplate an impermissible sharing of risk. In any event, this contract comprises less than one (1%) percent of Health Card's business and may be terminated by Health Card for cause on fifteen (15) days prior written notice. "Cause" is not defined in the agreement, but Health Card believes that a subsequent determination that the arrangement violates the Insurance Law would be a sufficient basis for termination of the agreement. Health Card does not believe that its activities under this contract, if investigated by the Department of Insurance, would be construed to constitute the unauthorized practice of insurance. No assurance can be given that the New York State Department of Insurance would not come to a different conclusion and seek to impose on Health Card civil and/or criminal fines and penalties and/or seek injunctive relief against the unauthorized practice of insurance. Such a different conclusion, or the initiation of judicial or administrative proceedings by the Department of Insurance or by another party to a contract alleging an inappropriate termination for "cause," could have a material adverse effect on Health Card's

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



business, operating results and financial condition. See "Risk Factors - Government Regulations Generally;" and "Risk Factors -- Insurance Regulations."

Independent Practice Association Regulations

         Health Card's wholly-owned subsidiary, National Medical Health Card IPA, Inc., is an IPA under the laws of New York. Health Card intends that the IPA will be the contracting party with respect to any contracts with HMOs or providers containing financial risk sharing provisions. The IPA is subject to the regulatory authority of the DOH and the laws, rules and regulations applicable to IPAs in New York. Under such laws, rules and regulations, the IPA's contracts with HMOs and pharmacies would be subject to the DOH's contract drafting guidelines; those contracts must be submitted to and approved by the DOH. These laws, rules and regulations and the potential consequences of compliance and/or non-compliance (e.g., non-approval of important contracts by the DOH) with them could have a material adverse effect on Health Card's business, operating results and financial condition. Moreover, there can be no assurances that the DOH will not change its existing rules and regulations or its interpretation of them, or impose additional regulatory constraints on pharmacy benefit management companies and IPAs, the implementation and/or enforcement of which could have a material adverse effect on Health Card's business, operating results and financial condition.

         In July 1998, the DOH issued new HMO and IPA contract drafting guidelines. These are to be used in connection with the approval process for HMO and IPA certification and HMO and IPA contracts. The drafting guidelines, among other things, consider most favored nations clauses unacceptable in HMO and IPA contracts. In the Prescription Arrangement with Vytra, Health Card has negotiated to include a provision offering Vytra comparable rates in the event Health Card offers rates more favorable to a competing sponsor that is substantially similar to Vytra. This may be considered a most favored nation clause. The inability of Health Card through its IPA subsidiary to offer a most favored nation clause to Vytra may result in the loss of a competitive advantage presently enjoyed by Health Card; this could result in an inability to enter into a new agreement with Vytra which could in turn have a material adverse effect on Health Card's business, operating results and financial condition. See "Risk Factors - Government Regulations Generally."

Pharmacy Regulations

         New York (and possibly the laws of other jurisdictions in which Health Card may do business) prohibits unlicensed persons from engaging in the practice of pharmacy. The practice of pharmacy is defined as "the preparing, compounding, preserving, or the dispensing of drugs, medicines and therapeutic devices on the basis of prescriptions or other legal authority." Health Card believes that it is engaging in the business of providing management and administrative services for pharmacy benefit plans and not in the practice of pharmacy.

         Health Card maintains a Pharmacy & Therapeutics Committee (the "P&T Committee") containing independent physicians and pharmacists. This committee compiles comprehensive lists of prescription drugs on the basis of cost, inclusion in the Integrated formulary, statistical and other data for selection by sponsors for inclusion in their formularies. The primary work of the P&T Committee is to assist sponsors' development of a well managed, therapeutically appropriate, cost-

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effective formulary.  Drugs in the sponsors' formularies typically include those suggested by the P&T Committee. However, pharmacies are not limited to dispensing only formulary drugs to sponsors. Under our agreements with the participating pharmacies, prescriptions for non-formulary drugs will elicit a request from the pharmacist to the prescriber for substitution of an equivalent formulary drug, if appropriate. No payments are made by Health Card to the participating pharmacies (nor does Health Card share any rebates with the pharmacies) for those actions. Health Card believes that neither its current operations nor the operations or functions of the P&T Committee constitute the practice of pharmacy. However, there can be no assurance that the New York State Department of Education (the agency charged with regulating and licensing the pharmacy profession) would not come to a different conclusion, and seek to impose on Health Card civil and/or criminal fines and penalties and/or seek injunctive  relief  against  the  unauthorized  practice  of  pharmacy.  Such  a
different   conclusion,   or  the  initiation  of  judicial  or   administrative
proceedings by the Department of Education, could have a material adverse effect on Health Card's business, operating results and financial condition. See "Risk
Factors--Government   Regulations   Generally;"   and  "Risk   Factors--Pharmacy
Regulations."

         In order to preclude a finding that it is engaged in the unauthorized practice of pharmacy, Health Card applied to become a licensed pharmacy in New York. Although we have been advised that Health Card has been approved to be a pharmacy by the Pharmacy Board and the inspector from the Office of Professional Discipline, we have not yet received official documentation to that effect. There can be no assurance that the burdens of being a licensed pharmacy will not outweigh the risks sought to be avoided. As a licensed pharmacy, Health Card will be subject to all of the laws and regulations governing pharmacies including the laws and rules regarding professional misconduct. Professional misconduct for a pharmacy is defined to include, among other things, (i) splitting fees in connection with the furnishing of professional care or services, including the sale of drugs, (ii) receiving valuable consideration as a commission, discount or gratuity in connection with the sale of drugs, and
(iii) paying or receiving any consideration to or from a third party for referring a patient, or in connection with the performance of a professional service. Health Card receives rebates from Integrated through contracts between Integrated and pharmaceutical companies to which Health Card has agreed to be joined. Health Card shares the proceeds of those rebates with its sponsors. See "Business-Services-Electronic Point-of-Sale Claims Management-Rebate Administration," and "Business--Services--Rebate Administration." Under its therapeutic interchange program, Health Card also shares savings realized as a result of participating pharmacies' dispensing lower cost drugs instead of more expensive prescribed drugs. It also has agreements to pay brokers to market its plan administration services to other potential sponsors. Although it anticipates being licensed as a pharmacy, Health Card does not believe that its activities as a pharmacy benefit manager constitute the rendering of pharmacy services that would subject it to the professional misconduct regulations. Health Card also does not believe that the payments made by it to sponsors, brokers or pharmacies, or the payments made to it by Integrated or sponsors, are of the type prohibited by the laws and regulations regarding fee splitting or referral fees. Health Card is not aware of any interpretation by any court or governmental agency of the application of the laws and regulations regarding fee splitting or referral fees by licensed professionals to any arrangements similar to those engaged in by Health Card. Health Card has not obtained or applied for any opinion of any regulatory or judicial authority that its business operations or relationships are or will be in compliance with such laws, rules and regulations. No assurance can be given that any court or governmental agency will interpret the fee splitting and referral laws and rules the same way Health Card has. If a court or other governmental agency interprets the fee splitting and referral laws, rules and regulations differently than Health Card, Health Card could be found to be in violation of such laws, rules and regulations. As a result of such an adverse finding such a court or government agency could seek to impose on Health Card civil fines and penalties, injunctive relief against the unauthorized practice of pharmacy, sanctions and loss of its pharmacy license, any one of which could have a material adverse effect on its business, operating results and financial condition. See "Risk Factors-Government Regulations Generally;" and "Risk Factors--Pharmacy Regulations."

         It is also professional misconduct in New York (and may also be a violation of the laws, rules and regulations of other states) for a pharmacy to disseminate personally identifiable health information without the patients' prior written authorization. Improper dissemination of such information may subject a pharmacist to fines, penalties, other sanctions, injunctive relief, professional disciplinary actions and loss of license. In the course of its business, Health Card receives data regarding each plan participant's prescription drug utilization history. Under some circumstances (e.g., during the pre-authorization process regarding payment for prescriptions requiring such authorization), Health Card may also receive other medical information regarding a plan participant. The availability of such information to Health Card may enable it to draw certain conclusions about a plan participant's health. For example, a plan participant receiving long-term insulin therapy may be identified as a diabetic. Health Card calls these identifications "inferred disease states." Based on the information Health Card obtains regarding a plan participant's inferred disease state, Health Card may make recommendations to sponsors on how to improve the plan to better serve plan participants (e.g., recommend mail order pharmacy services for chronic conditions). Health Card routinely shares such information with its sponsors through its computer network. Under the terms of most plans, Health Card also may be required to provide patient specific information directly to sponsors, including drug history information that may suggest an inferred disease state. In utilizing the data received by us in this manner, it is possible that Health Card could be found to have violated the privacy rights of plan participants under the laws of New York and other states in which we do business. As a result, Health Card could be subject to the fines, penalties and other sanctions described above for improperly revealing personally identifiable facts or information regarding a plan participant without proper authorization. Such a determination could have an adverse effect on our ability to provide disease information services, an area of our business that we believe gives us a competitive advantage and is anticipated to be an important element of Health Card's future success. See "Risk Factors--Pharmacy Regulations."

         The Secretary of Health and Human Services has circulated recommendations regarding legislation intended to protect the privacy of personally identifiable health information. Several legislative bills on the subject have also been introduced in the U.S. Senate. While none of these measures have been adopted into law, we can not be sure that the subject will not be addressed in one manner or another at the federal level. If federal legislation regulating access to and dissemination of personally identifiable health information is adopted, it could have an adverse effect on the business operations of Health Card as currently conducted.

Utilization Review Regulations

         Under the Insurance Law and Article 49 of the Public Health Law (the "UR Laws"), the State of New York regulates utilization review. Utilization review is defined as the review to determine whether health care services that have been, are being or will be provided are medically necessary. Health care services, for purposes of the UR Laws, are defined to include the provision of pharmaceutical products. In some of the contracts to which it is a party, Health Card agrees to provide drug utilization review and drug utilization management. However, Health Card believes that the drug utilization review services it provides to its sponsors do not involve making determinations as to the medical necessity of the pharmaceutical products provided.

         Health Card's drug utilization review services include prospective reviews of potential claims and concurrent and retrospective reviews of submitted claims. These include a series of on-line reviews based upon recommended drug and treatment guidelines. Based on each plan participant's claims history, the computer review alerts the pharmacist to drug interactions, premature refills of prescriptions, duration or duplication of therapy, geriatric or pediatric precautions, pregnancy and breast feeding precautions, compliance with prescriptions (both as to dosage and timing) and contra-indications based upon a plan participant's disease state. This information is made available to the pharmacies through computer systems provided by Health
Card. It is provided for informational purposes only and not to replace the prescribing physicians' or the dispensing pharmacists' professional judgment. Retrospectively, Health Card's drug review and analysis department analyzes the drug utilization patterns of plan participants for sponsors. Based on the historical data collected and recommended drug and treatment guidelines, Health Card may recommend changes in the sponsor's plan design and drug coverage management and utilization to contain costs or to better serve the sponsor and the plan participants. While Health Card believes that these activities do not subject Health Card to the UR Laws, there can be no assurances that either the DOH or Department of Insurance would not come to a different conclusion, and seek to impose on Health Card as a result of such a different conclusion civil and/or criminal fines and penalties and/or injunctive relief. Such a different conclusion, or the initiation of judicial or administrative proceedings by the Department of Insurance or the Department of Health, could have a material adverse effect on Health Card's business, operating results and financial condition. See "Risk Factors - Government Regulations Generally."

FDA Regulation

         The United States Food and Drug Administration ("FDA") has asserted general authority to regulate promotional activities of, and materials disseminated by, pharmacy benefit management companies that are owned or influenced by or subject to contractual relationships with drug companies. In January, 1998, the FDA published a draft guidance concerning certain promotional practices performed by such pharmacy benefit management companies. Among the practices discussed in the FDA's commentary to the draft guidance were the use of product-specific financial incentives to influence drug selection and prescribing decisions, disease information programs, and the use of specified or preferred drug formularies. While Health Card is neither owned, nor directly controlled or influenced by a drug company, due to its contractual relationship with Integrated and its joinder in agreements between Integrated and various drug companies, there can be no assurance that some of Health Card's activities may not be subject to FDA review and regulation as set forth in the draft guidance, if adopted as currently circulated, or any other rules or regulations having a similar impact. In such event, some of Health Card's activities and Integrated's rebate program may require modification or elimination. Any such consequence could have a material adverse effect on

Health Card's business, operating results and financial condition. In addition, there can be no assurance that the FDA will not seek to increase regulation pertaining to the pharmacy benefit management industry even with respect to companies that are not owned or directly controlled or influenced by drug companies. See "Risk Factors - Government Regulations Generally."

Regulation in Other States

         Health Card is in the process of evaluating its involvement with sponsors and plan participants located in states other than New York. Health Card is conducting that review systematically, focusing our attention initially on those states where we have the most sponsors and/or plan participant's. As a result of that review, Health Card has determined that it is required to become licensed as a third party administrator of insurance benefits in several states, including Ohio, Florida, Tennessee, Kentucky and Michigan. Health Card has applied to become a third party administrator in each of these states and has received a license in Ohio. Health Card intends to apply for a third party administrator's license in each state in which it determines that its business operations require it. There can be no assurance that Health Card will successfully obtain the licenses and permits required to conduct its business in all of the states in which Health Card has sponsors and plan participants. The failure to do so could subject Health Card to serious consequences, including civil and criminal fines and penalties, injunctive relief, other sanctions and the loss of privileges to conduct business. It should be noted that we have conducted our business until recently without being licensed as a third party administrator in any state. We can not be sure that our past non-compliance in this regard will not be investigated and/or punished by state regulators. See "Risk Factors -- Government Regulations Generally;" and "Risk Factors -- Regulations of Other States."

         New York does not regulate pharmacy benefit management companies. Some other states have considered laws applicable to such companies or activities. We can not be sure that New York or any other state will not assert regulatory authority over us or our activities as a pharmacy benefit management company or otherwise, now or at any time in the future. There is a further risk that if any state does assert such regulatory authority, Health Card will not be permitted to conduct its activities in those states as it currently conducts them, or at all.

Legal Proceedings

         Health Card is involved in various legal proceedings incidental to the conduct of its business. While there can be no assurance, Health Card does not expect that any such proceedings will have a material adverse effect on its business, operations or financial condition.



                                   MANAGEMENT

Executive Officers and Directors

         Certain information concerning the executive officers and Directors of Health Card is set forth below:


Name                                    Age          Positions Held
----                                    ---          --------- ----
Bert E. Brodsky                         55           Chairman of the Board, Chief Executive
                                                     Officer and Director

Gerald Shapiro                          68           Vice Chairman of the Board, Secretary and
                                                     Director

Marjorie O'Malley                       48           President, Chief Operating Officer

Linda Portney                           54           Executive Vice President of Operations and
                                                     Director

Mary Casale                             58           Executive Vice President of Sales and
                                                     Marketing

John Ciufo                              45           Vice President of Clinical Services

Barry Denaro                            43           Treasurer and Chief Financial Officer

Richard J. Strauss, M.D.,
F.A.C.S.                                52           Director

Gerald Angowitz                         49           Director


         Bert E. Brodsky has served as Chairman of the Board of Health Card since December 7, 1998, and as Chief Executive Officer since June, 1998. Mr. Brodsky has been a director of Health Card since 1988. From June 26, 1998 until December 7, 1998, Mr. Brodsky served as President of Health Card. Mr. Brodsky previously served as Chairman of the Board of Health Card from August, 1983, through November, 1984 and from December, 1988 through January, 1991. Mr. Brodsky has served as Chairman of the Board and Treasurer of Sandata, Inc. since June 1983 and as President of Sandata, Inc. since December 1989. From October 1983 though December 1993, Mr. Brodsky served as Chairman of the Board of Compuflight, Inc., a provider of computerized flight planning services. Since August 1980, Mr. Brodsky has served as Chairman of the Board and President of P.W. Medical Management, Inc., which provides financial and consulting services to physicians. For more than the past five years, Mr. Brodsky has also served as President of P.W. Capital Corp., a consulting services firm, Chairman of Sandsport Data Services, Inc., a computer service firm, President of Brodsky Sibling Realty, Inc., a real estate company, President of Document Storage and Management, Inc., a document storage company, a managing member of BFS Realty, LLC, a real estate company, since November 1996, BFS Realty II, LLC, a real estate company, since November 1996 and 4 B's Realty, LLC, a real estate company, since July 1996. See "Management -- "Certain Transactions." From August, 1977 until October, 1980, Mr. Brodsky served as the President of the medical services division of Itel Corporation, where his responsibilities included identifying and consummating acquisitions in medical and health related industries.

     Gerald Shapiro has served as Vice Chairman of the Board and a Director of Health Card since December 7, 1998. Mr. Shapiro has also served as Secretary since October 28, 1998. From June 1, 1998 until December 7, 1998, Mr. Shapiro served as Chairman of the Board. From February 4, 1998 until June 1, 1998, Mr. Shapiro served as Health Card's Vice Chairman. For more than the past five years, Mr. Shapiro has served as a consultant to Sandata, Inc. and President of Lee Management Associates, Inc., a billing and collections firm, Chairman and Treasurer of Mediclaim, Inc., a physician billing and consulting firm, President of Brookhaven M.R.I., Inc., a company that operates magnetic resonance imaging machines, Vice President of Mobile Health Management Services, Inc., a provider of medical screening services and Treasurer of Document Storage and Management, Inc. From 1973 to 1978 Mr. Shapiro served as President of Ally & Gargano, Inc., an advertising agency, and from 1971 to 1973 he was President of Hertz Corporation.

         Marjorie G. O'Malley has served as President and Chief Operating Officer of Health Card since December 7, 1998. From July 1995 to December 1998, Ms. O'Malley was the Principal of Strategic Healthcare Consultants, a consulting firm to various health care companies, pharmacy benefit managers, pharmacy chains and pharmaceutical companies. Ms. O'Malley has served as a consultant to Health Card since August 1995. From 1980 until July 1995, Ms. O'Malley was employed by CIGNA Corporation in a variety of positions. Ms. O'Malley formed and served as President of RxPrime, CIGNA Corporation's pharmacy benefit management business, from 1993 until July 1995. From 1990 to 1993, Ms. O'Malley was Vice President, Finance and Planning for CIGNA HealthCare, one of the largest health care management organizations in the United States. Prior to joining CIGNA Corporation, Ms. O'Malley served as Senior Vice President and Treasurer of Old Stone Bank and Old Stone Corporation, a bank holding company.

         Linda Portney has served as Executive Vice President of Operations of Health Card since June 1,1998 and as a Director of Health Card since 1982. Ms. Portney served as Secretary of Health Card from June 26, 1998 until October 28, 1998. From 1995 until June 1, 1998, Ms. Portney served as President of Health Card and as Vice President and Secretary of Health Card from 1983 to 1995. Ms. Portney has been employed by Health Card since 1981.

         Mary Casale has served as Executive Vice President of Sales and Marketing of Health Card since June 1, 1998 and as a Vice President of Health Card from March 1996 to June 1, 1998. Ms. Casale previously served as Vice President of Managed Care Sales and Union Related Accounts at ValueRx, a prescription benefit management company, from March 1995 to February 1996, Vice President of Sales for the Eastern Region at Diagnostek, Inc. ("Diagnostek"), a prescription benefit management company that was acquired by ValueRx, from August 1994 to March 1995, National Vice President of Customer Development for Sales and Marketing at Diagnostek from January 1994 to August 1994 and a consultant for special accounts for Sales and Marketing at Diagnostek from 1989 to 1993.

         Barry Denaro has served as Chief Financial Officer for Health Card since June 1997 and the as Treasurer for Health Card since February 1998. Mr. Denaro served as Controller of NDA Clinical Trial Services Inc., a provider of laboratory testing and data collection for clinical drug trials, from April 1996 through November 1996 and served as Controller of North Shore Agency, a collection agency, from October 1993 through July 1995. Mr. Denaro is an attorney licensed to practice in New York State and a certified public accountant.

         John T. Ciufo joined Health Card as Vice President of Clinical Services in December 1998. Prior to this, he served as Director of Pharmaceutical Contracting at United Health of Wisconsin, in Appleton, Wisconsin from March 1998 until December 1998. From January 1997 until January 1998, Mr. Ciufo was Director of Clinical Services with Provantage PBM, in Milwaukee, Wisconsin.

From January 1996 until January 1997, Mr. Ciufo was Director of Clinical Services for Managed Prescription Services, a pharmacy benefit management firm, in St. Louis, Missouri, owned by Humana of Louisville, Kentucky. From January 1995 to April 1996, Mr. Ciufo was Director of Managed Care for Muro Pharmaceuticals in Tewksbury, Massachusetts. Mr. Ciufo was Director of Pharmacy Services for Pilgrim Health Care in Boston, Massachusetts from 1992 until 1994. From 1980 until 1992, Mr. Ciufo was Director of Pharmacy at Harvard Community Health Plan in Boston, Massachusetts. Mr. Ciufo was a founder and member of Board of Directors from 1989 through 1991 for the Academy of Managed Care Pharmacy, a national managed care pharmacy association with over 4,500 members representing over 600 managed care organizations.

     Gerald Angowitz has served as a Director of Health Card since June 26, 1998. Mr. Angowitz has served as Senior Vice President of Human Resources and Administration for RJR Nabisco, Inc. ("RJR"), a consumer products manufacturer, since March 1995. Mr. Angowitz previously served as Vice President of Human Resources for RJR from February 1994 to March 1995 and Vice President of employee benefits at RJR from January 1992 to February 1994. Mr. Angowitz is the brother-in-law of Hugh Freund, a Vice President, principal stockholder and Director of Sandata, Inc.

     Richard J. Strauss, M.D., F.A.C.S. has served as a Director of Health Card since June 26, 1998. Since 1979, Dr. Strauss has owned and operated the medical practice of Richard J. Strauss, M.D., P.C. Dr. Strauss also has served as an Associate Clinical Professor of Surgery at Albert Einstein College of Medicine since 1990, and as an Instructor of Clinical Surgery at Cornell Medical Center since 1978. Committees of the Board of Directors Health Card has established an Audit Committee consisting of Messrs. Shapiro, Angowitz and Dr. Strauss. The Audit Committee is responsible for making recommendations regarding: Health Card's retention of independent auditors, the annual audit of Health Card's financial statements, and Health Card's internal accounting controls, practices and policies.

         Health Card has also established a Compensation Committee consisting of Messrs. Shapiro, Angowitz and Dr. Strauss. The Compensation Committee is responsible for making recommendations to the Board of Directors regarding compensation arrangements for executive officers of Health Card, including annual bonus compensation, and consults with management of Health Card regarding compensation policies and practices. The Compensation Committee also makes recommendations concerning the adoption of any compensation plans in which management is eligible to participate, including the granting of stock options or other benefits under such plans.

Directors'  and  Officers'  Terms  and
Directors' Fees

         Health Card's Board of Directors consists of five members. Each director is elected for a period of one year and serves until his or her successor is duly elected and qualified. During the last three fiscal years, no directors' fees were paid. Each of the executive officers serves at the pleasure of Health Card's Board of Directors.

Executive Compensation

         Summary Compensation Table

         The following table sets forth certain information with respect to the compensation paid or awarded by Health Card to the Chief Executive Officer and other executive officers (the "Named Executive Officers") whose cash compensation exceeded $100,000 in all capacities for the fiscal years ended June 30, 1996, 1997 and 1998, respectively:


     Name and                                    Annual                                                               Securities
    Principal                                 Compensation                                   Other Annual            Underlying
     Position             Year                   Salary                    Bonus             Compensation              Options
     --------             ----                   ------                    -----             ------------              -------
Bert E.                   1998                  $751,096(1)         $   30,000(2)       $17,377(3)                     ----
Brodsky,                  1997                  $474,000(1)               ----          $13,714(3)                     ----
Chairman of the           1996                  $510,000(1)               ----          $12,000(3)                     ----
Board and Chief
Executive
Officer


Linda Portney,            1998                  $125,000                   ----          $19,514(4)                     ----
Executive Vice            1997                  $125,000             $  50,000           $13,828(4)                     ----
President of              1996                  $ 80,350                   ----          $11,671(4)                     ----
Operations


Mary Casale,              1998                  $100,000             $   50,031          $  4,800(5)(7)                 ----
Executive Vice            1997                  $100,000             $   15,000          $  4,800(5)                  255,689(8)
President of              1996                  $ 82,543                  ----           $  1,200(5)                    ----
Sales and
Marketing


Kenneth                   1998                  $100,327                   ----                  ----                   ----
Hammond, Vice             1997                  $13,462(6)                 ----                  ----                   ----
President of
Operations                1996                    ----                     ----                  ----                   ----



(1)  Represents  salary  and  consulting  fees  paid  to  certain  entities
affiliated  with  Mr.  Brodsky.  See  "Certain   Transactions."

(2) Represents one-twelfth of an annual bonus of $360,000 to be paid on behalf of Mr. Brodsky to P.W. Capital Corp. This bonus was approved by the Board of Directors on June 1, 1998.

(3) Represents automobile lease payments to an entity affiliated with Mr. Brodsky. See "Certain Transactions."

(4) Represents automobile lease payments to an entity affiliated with Mr. Brodsky and amounts for automobile insurance and travel allowance.

(5) Represents automobile allowances paid to Ms. Casale.

(6) Represents amounts paid to Mr. Hammond from the commencement of his employment with Health Card on April 28, 1997 until on June 1, 1997.

(7) Does not include annual payments of $20,400 made by Health Card for the lease of an apartment for the benefit of Ms. Casale and Marjorie G. O'Malley.

(8) Includes a currently unexercisable option to purchase an aggregate of 255,689 shares of Health Card common stock from Bert E. Brodsky at a price of $5.87 per share. Such option is exercisable over a five year period ending December 7, 2002 and vests in increments of 20% on the second, third, fourth, fifth and sixth anniversaries of such option, respectively.

     Marjorie G. O'Malley, Health Card's President and Chief Operating Officer, was not an executive officer at the end of the last fiscal year. She has served as President and Chief Operating Officer since December 7, 1998. Ms. O'Malley's current annual salary is $175,000. In addition, on December 7, 1998, Bert E. Brodsky granted a currently unexercisable option to Ms. O'Malley to purchase 63,922 shares of Health Card common stock at a price of $5.87 per share. Mr.
Ciufo, Health Card's Vice President, Clinical Services, was not an executive officer at the end of the last fiscal year. He has served as Vice President, Clinical Services since December 1998. Mr. Ciufo's current annual salary is $130,000. In addition, on December 7, 1998, Mr. Brodsky granted a currently unexercisable option to Mr. Ciufo to purchase 25,568 shares of common stock of Health Card at a price of $5.87 per share. Such option is exercisable over a five year period commencing on December 7, 1998 and vests in one third increments on the first, second and third anniversaries of such options, respectively.

Option/SAR  Grants in Last Fiscal  Year

     There were no individual grants of stock options to Named Executive Officers during the fiscal year ended June 30, 1998.

Stock Plans

1999 Stock Option Plan

     On February 9, 1999, Health Card's Board of Directors adopted, subject to the stockholder approval, the 1999 Stock Option Plan (the "1999 Plan") which provides for the grant of options intended to qualify as "incentive stock options"("ISOs") under Section 422 of the Internal Revenue Code of 1986 as amended (the "Code"), and options that are not intended to so qualify ("Nonstatutory Stock Options"). The total number of shares of common stock reserved for issuance under the 1999 Plan is 1,650,000 (subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change) plus an indeterminate number of shares of common stock issuable upon the exercise of "reload options."

     The 1999 Plan is presently administered by the Compensation Committee, which selects the eligible persons to whom options will be granted, determines the number of shares of common stock subject to each option, the exercise price therefor and the periods during which options are exercisable, interprets the provisions of the 1999 Plan and, subject to certain limitations, may amend the 1999 Plan. Each option granted under the 1999 Plan will be evidenced by a written agreement between Health Card and the optionee.

     Options may be granted under the 1999 Plan to all full-time employees (including officers) and directors of, and certain consultants and advisors to, Health Card or any subsidiary of Health Card.

         The exercise price for ISOs granted under the 1999 Plan may not be less than the fair market value of the shares of common stock on the date the option is granted, except for ISOs granted to 10% stockholders which must have an exercise price of not less than 110% of the fair market value of the shares of common stock on the date the option is granted. The exercise price and term for Nonstatutory Stock Options is determined by the Compensation Committee. ISOs granted under the 1999 Plan have a maximum term of ten years, except for grants to 10% stockholders which are subject to a maximum term of five years. The exercise price of options granted under the 1999 Plan may be paid by check, note or common stock at the option holder or any combination of the foregoing. Options granted under the 1999 Plan are not transferable, except by will and the laws of descent and distribution. The total amount of ISOs that may be granted to any individual person in any calendar year is limited; however, there is no limit as to Nonstatutory Stock Options. No options have been granted under the 1999 Plan.

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

         Except as described below, there are no written employment or similar agreements with any of the Named Executive Officers. See "Certain Transactions" for a discussion of certain fees paid and payable to Mr. Brodsky. Mr. Brodsky has verbally agreed with Health Card that, as of the consummation of the offering, he will receive an annual salary of $200,000 plus a bonus to be determined by the Board of Directors.

         Pursuant to an agreement dated April 14, 1994 with P.W. Medical Management, Inc. and assigned to P.W. Capital Corp., of which Mr. Brodsky is the President, P.W. Capital provides services in connection with the day-to-day activities of Health Card, including marketing, customer service, financial advice and general business advice. Fees payable to P.W. Capital are a minimum of $25,000 per year in monthly installments. Although the agreement has no specified term, if either P.W. Capital or Health Card fails materially to materially fulfill its obligations under the agreement, following notice and an opportunity to cure, the other party has the right to terminate this agreement.

Compensation Committee Interlocks and Insider Participation

         During the fiscal year ended June 30, 1998, Health Card did not have a Compensation Committee or other committee of the Board of Directors performing similar functions. Decisions concerning the compensation of executive officers were made by the Board of Directors.

         Gerald Shapiro, the Vice Chairman of the Board of Directors of Health Card, and Bert E. Brodsky, Health Card's Chairman of the Board, Chief Executive Officer and a director, are each members of the Board of Directors and/or officers of the following companies (unless otherwise stated, such affiliations have been maintained for more than the past five years): (1) P.W. Capital Corp., a consulting services firm (Brodsky since June 1996 and Shapiro since October
1994), (2) Brookhaven M.R.I., Inc., a company that operates magnetic resonance imaging machines, (3) Mobile Health Management Services, Inc., a provider of medical testing services, (4) 780 Bay Walk Land Co., Inc., a real estate company (since August 1994), (5) Accutrak Media, Inc., a computer duplication disk company, (6) Bert Brodsky Associates, Inc., an insurance consulting firm (since February 1996), (7) Island Mermaid Restaurant Corp., a company that operates a restaurant, (8) Wilder Woods Estates, LLC, a real estate company (since April
1997), (9) Document Storage and Management Inc., a document storage company (since 1994), (10) Lee Management Associates, Inc., a billing and collections firm, (11) United States Information Corp., a facsimile subscription service

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



company, and (12) Medical Arts Office Services, Inc., a company that provides personnel and administrative services (since November 19, 1998). See "Certain Transactions."


                              CERTAIN TRANSACTIONS

Health Card's Relationship with Sandata

         On June 1, 1998: Health Card entered into an agreement with Sandata, Inc. ("Sandata"), of which Bert E. Brodsky is the Chairman of the Board, President, Treasurer and a principal stockholder. This agreement, which was amended on the same date, relates to the hiring of 11 employees of Sandata by Health Card to provide development, enhancement and maintenance of Health Card's information systems internally. Health Card paid Sandata $208,000 in consideration for Sandata's assigning to Health Card certain rights relative to such employees. Health Card also assumed liability of $86,000 relating to these employees. In addition, Health Card purchased from Sandata certain computer equipment, furniture and fixtures for $100,000. Sandata is expected to continue to provide, on a limited basis, consulting services related to Health Card's information systems. Also, Sandata confirmed Health Card's proprietary rights in certain software developed by Sandata for Health Card, among other things.

         A significant portion of Health Card's information systems has historically been developed, enhanced, modified and maintained by Sandsport Data Services, Inc. ("Sandsport"), a wholly-owned subsidiary of Sandata. Furthermore, Health Card leases computer hardware for its data processing center at a monthly cost of $24,000 from Sandsport pursuant to a oral agreement. Based on competitive fee quotations obtained by Health Card, Health Card believes that the terms of the rental agreement are as fair to Health Card as those which could be obtained from an unaffiliated third party. For additional information, see "Certain Transactions-Health Card's Relationship with Sandata."

         During the fiscal years ended June 30, 1997 and 1998 and the three month period ended September 30, 1998, Health Card incurred fees to Sandsport in the aggregate amounts of approximately $2,539,000, $2,492,299 and $372,908 for such services, sublicense fees and property. As of January 1, 1999, Health Card owed $ 135,649 to Sandsport.

Employee Management Relationship with Medical Arts Office Services, Inc.

         Medical Arts Office Services, Inc. may be deemed an affiliate of Health Card. Certain persons employed by companies affiliated with Mr. Brodsky are also officers and directors of Medical Arts and Mr. Brodsky is the sole stockholder. As of January 1993, Medical Arts owned 807,467 shares of common stock of Health Card. Health Card purchased such stock from Medical Arts stock through a series of transactions, the last of which occurred in May 1996. Health Card paid an aggregate amount of $638,400 for such stock.

         Until May 31, 1998, Medical Arts provided employee leasing and administrative services, such as payroll processing, to Health Card, and all of Health Card's staff (then 52 persons, excluding persons formerly employed by Sandata) were paid through Medical Arts. Health Card would pay Medical Arts an amount equal to such persons' salary, medical benefits, social security and the like, as well as an administrative fee. In addition, Medical Arts provided Health Card with accounting,

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



bookkeeping, paralegal and bookkeeping services. On May 31, 1998 Health Card directly hired these individuals that had previously been paid through Medical Arts.

         It is anticipated that, following the consummation of the offering, annual amounts paid to Medical Arts for paralegal and bookkeeping services will be approximately $95,000, of which approximately $20,000 will be paid for paralegal services and approximately $75,000 will be paid for bookkeeping expenses.

         For the fiscal year ended June 30, 1998, the total payments made by Health Card to Medical Arts were approximately $2,618,155, of which $2,248,331 was paid for salaries of leased employees, $92,383 was paid for accounting services, $33,593 was paid for bookkeeping services, $180,000 was paid for consulting services, $31,531 was paid to a medical plan, $28,438 was paid for paralegal services and $3,879 was paid to a pension plan.

         Until May 31, 1998, Health Card employees who were paid through Medical Arts could contribute to a 401(k) plan maintained by Sandata. As of January 1, 1999, Health Card has joined that plan. For the fiscal year ended June 30, 1998, Health Card made matching contributions of approximately $3,879 to such plan.

Consulting Fees

         For the fiscal year ended June 30, 1998, Health Card paid aggregate consulting fees of $746,929 for services rendered by Mr. Brodsky. Pursuant to verbal agreements among Health Card, Mr. Brodsky, and the entities named below, portions of those fees were paid as follows:

         Medical Arts                   $ 180,000
         P.W. Capital                      552,000

In addition, Health Card paid P.W. Capital $17,377 representing lease payments for a car leased for Mr. Brodsky's benefit. Based on competitive fee quotations obtained by Health Card, Health Card believes that the terms of the lease agreement are as fair to Health Card as those which could be obtained from an unaffiliated third party. See "Management-Executive Compensation."

Real Estate

         On November 1, 1996, Health Card signed a lease with Four B's Realty, LLC, of which Mr. Brodsky is the Managing Member, for office space in Southampton, New York. Prior to occupancy, such lease was terminated by an agreement dated as of July 30, 1997. Prior to such termination Health Card paid Four B's Realty, LLC an aggregate of $102,675 under such lease.

         On August 1, 1997, Health Card signed a lease with BFS Realty II, LLC ("BFS II"), of which Mr. Brodsky is the Managing Member, for office space in Hicksville, New York. Prior to occupancy, such lease was terminated by an agreement dated as of April 1, 1997. Prior to such termination Health Card paid BFS II an aggregate of $91,266 under such lease.
         On August 10, 1998, Health Card signed a lease with 61 Manorhaven Boulevard, LLC, of which Mr. Brodsky is the sole member, for space in Port Washington to be used as a pharmacy. See "Business-Facilities."

         Health Card occupies approximately 7,225 square feet of space at 26 Harbor Park Drive, Port Washington, New York 11050, at a monthly cost of $20,980 (including utilities). The sublessor is BFS Realty, LLC, which is affiliated with Mr. Brodsky. The lease expires as of December 31, 2000. Rent under the lease increases by five percent annually. The BFS lease was assigned by Sandata, Inc. to BFS in November 1996. Mr. Brodsky is the Operating Manager and holder of a majority of the membership interests of BFS. Based on competitive fee quotations obtained by Health Card, Health Card believes that the terms of this lease are as fair to it as those which could be obtained from an unaffiliated third party. Pursuant to an agreement entered into in June 1995, Health Card paid $700,000 in connection with certain allocated leasehold improvements.

         Health Card has orally agreed to lease an additional 2,500 square feet at a cost not yet determined, beginning on February 15, 1999, from Document Storage and Management, Inc., which is affiliated with Mr. Brodsky. See "Business-Facilities." Health Card has also orally agreed to lease an additional 1,500 square feet at the same premises as of June 1, 2000. The combined areas will be used for the customer service center described below.

         Health Card is in the process of building a new customer service center at its headquarters. It will initially be equipped with between 30 and 35 service representatives' desks, and there is space for an additional 30 service representatives. Health Card anticipates that the customer service center will open on or about March 15, 1999, and that the additional 30 service representative work areas will be equipped and operational as needed. Sponsors, plan participants, pharmacies and physicians will be able to call the customer service center.

Stock Transactions

         On July 1, 1997, Bert E. Brodsky surrendered to Health Card currently exercisable options to purchase 1,022,758 shares of common stock of Health Card. On July 1, 1997, Gerald Shapiro surrendered to Health Card currently exercisable options to purchase 383,534 shares of common stock of Health Card.

         The following transactions also occurred on July 1, 1997: Bert E. Brodsky purchased 1,278,447 shares of common stock of Health Card by delivery of a promissory note made payable to the order of Health Card in the original principal amount of $1,000,000. This note is secured by the 1,278,447 shares of common stock of Health Card purchased by Mr. Brodsky and is without recourse to Mr. Brodsky. Gerald Shapiro purchased 383,534 shares of common stock of Health Card by delivery of a promissory note made payable to the order of Health Card in the original principal amount of $300,000. This note is secured by the 383,534 shares of common stock of Health Card purchased by Mr. Shapiro and is without recourse to Mr. Shapiro. Sandra Rothstein, Mr. Brodsky's secretary, purchased 51,137 shares of common stock of Health Card by delivery of a promissory note made payable to the order of Health Card in the original principal amount of $40,000. This note is secured by the 51,137 shares of common stock of Health Card purchased by Ms. Rothstein and is without recourse to Ms. Rothstein. Each of the promissory notes mentioned above bears interest at the rate of 8.5% per annum, payable quarterly, commencing October 1, 1997 and is payable 5 years from the date thereof, except that payment of Ms. Rothstein's note may be accelerated upon termination of her employment with Sandata.

     On October 30, 1998, Bert E. Brodsky executed a promissory note made payable on demand to the order of Marine Midland Bank in the principal amount of $2,000,000. Mr. Brodsky used the proceeds of the loan to purchase 340,919 shares of common stock of Health Card. In addition, Mr.

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



Brodsky pledged such shares to the bank as security for the loan. On October 30, 1998, Health Card executed an unlimited continuing Guaranty Agreement for the indebtedness of Mr. Brodsky to Marine Midland Bank. By the Guaranty Agreement, Health Card unconditionally guaranteed the full and prompt payment to Marine Midland Bank of the indebtedness of Mr. Brodsky. On November 3, 1998, the promissory note from Bert E. Brodsky to Marine Midland Bank, dated October 30, 1998, was converted from a demand note to an installment note, payable in full by October 28, 1999, bearing interest at a per annum rate of 7.72%. This note has been repaid in full and Mr. Brodsky is not currently otherwise indebted to Marine Midland Bank.

Indebtedness of Management

         From time to time, Mr. Brodsky and certain of his affiliates (collectively the "Brodsky Affiliates") and other affiliates of Health Card have borrowed funds from Health Card. The following table describes certain information relating to such indebtedness.


                                               Largest aggregate amount
                                               owed by Debtor during fiscal
                                               year ended                                Debt owed as of
Debtor                                         June 30, 1998                             January 1, 1999
------                                         -------------                             ---------------
P.W. Capital Corp.(1)                             $ 4,284,902                              $ 4,469,354
Port Charitable Foundation(2)                         258,500                                        0
Sandata, Inc.                                         550,599                                        0
Bert E. Brodsky                                     1,684,700                                1,127,500
P.W. Medical Management, Inc.                         785,000                                        0
Medical Arts Office Services, Inc.                     93,485                                        0
Wilder Woods Estates, LLC(3)                          214,000                                        0
Document Storage & Management, Inc.                                                                  0
Inc.(4)                                                95,000
Hugh Freund                                             8,000                                    8,000
Carol Freund                                            8,000                                    8,000
BFS Realty II, LLC                                      5,000                                        0
J&A Construction, LLC                                  15,000                                   20,000
Gerald Shapiro                                        325,500                                  338,250
Sandra Rothstein                                       43,400                                   45,100
Mediclaim, Inc.                                        52,866                                        0
Linda Portney                                           5,394                                    2,374
Muriel Brodsky, as trustee under certain
trusts established for the
benefit of Mr. Brodsky's children                      78,600                                        0
Camp Poyntelle, Inc.                                   12,500                                        0
US Information Corp.                                    7,000                                        0


(1) On June 1, 1998, Health Card assigned certain indebtedness, aggregating $4,254,785 in principal and accrued interest, if any, from the following affiliates to P.W. Capital, LLC, a company affiliated with Mr. Brodsky. On June 1, 1998, P.W. Capital, LLC executed a demand promissory note made payable to the order of Health Card in the principal amount of $4,254,785 with interest at the rate of 8.5 percent per annum payable quarterly. On June 1, 1998, Bert E. Brodsky executed an unconditional guaranty in favor of Health Card for the full and prompt payment to Health Card of all amounts payable under the P.W. Capital, LLC promissory note dated June 1, 1998. Such note is secured by 1,022,757 shares of common stock of Health Card and is without recourse to the maker.

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





         Bert E. Brodsky
         P.W. Medical Management, Inc.
         Medical Arts Office Services, Inc.
         Wilder Woods Estates, LLC
         Document Storage & Management, Inc.
         BFS Realty II, LLC
         J&A Construction, LLC
         Muriel Brodsky as trustee under certain trusts established for the
           benefit of Mr. Brodsky's    children
         Camp Poyntelle
         Port Charitable Foundation

(2) Port Charitable Foundation is a company affiliated with Hugh Freund and Carol Freund. Mr. Freund is an Executive Vice President, director and principal stockholder of Sandata. Mr. and Mrs. Freund are husband and wife.

(3)  Mr. Brodsky is the Managing Member of Wilder Woods Estates, LLC.

(4) Mr. Brodsky is the President and a director and principal stockholder of Document Storage & Management Inc.


                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information concerning the beneficial ownership of Health Card's common stock, before and after giving effect to the sale of shares offered by this prospectus, for:

          - each person who is known by Health Card to be the beneficial owner of more than five (5%) percent of Health Card's shares of common stock,
          -      each of the Named Executive Officers,
          -      each of Health Card's  directors,  and
          - all of Health Card's executive officers and directors as a group.

Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned.

                                         Number of Shares                Approximate Percentage of
                                         of Common Stock                  Outstanding Shares of
                                         Beneficially                         Common Stock
                                         Owned  Before the         Before the        After the
Name and Address(1)                      Offering                  Offering           Offering
------------------                       -----------------         -----------       ----------
Bert E. Brodsky                           4,451,164(2)             83.8%(2)           60.9%(2)
Irrevocable Trust of
David Craig Brodsky                         383,559                 7.2%               5.3%

Gerald Shapiro                              383,534                 7.2%               5.3%

Linda Portney                               219,162                 4.1%               3.0%

Mary Casale                                       0                   0%                 0%


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





Richard J. Strauss, M.D., F.A.C.S.                0                   0%                 0%

Gerald Angowitz                                   0                   0%                 0%

All executive officers and
Directors as a group (7 persons)          5,053,861                95.1%              69.1%



(1) The address of each person named in the table is c/o National Medical Health Card Systems, Inc. at 26 Harbor Park Drive, Port Washington, New York 11050.

(2) Includes (i) an aggregate of 965,585 shares of common stock beneficially owned by Mr. Brodsky's children's trusts, of which Mr. Brodsky is a trustee and (ii) 1,725 shares of common stock beneficially owed by P.W. Capital Corp., of which Mr. Brodsky is President. Includes an aggregate of 345,179 shares of common stock subject to options granted to certain executive officers of Health Card. See "Management-Executive Compensation."

                          DESCRIPTION OF CAPITAL STOCK

         Certain amendments to Health Card's Certificate of Incorporation are contemplated to be effected prior to completion of the offering. The following discussion assumes that those amendments have been made.

         The authorized capital stock of Health Card consists of

             - 25,000,000 shares of common stock, $.001 par value per share, and
              - 10,000,000 shares of Preferred Stock, $.10 par value per share.

As of February 4, 1999, there were 5,312,497 shares of common stock and no shares of Preferred Stock outstanding. Upon the completion of the offering there will be 7,312,497 shares of common stock and no Preferred Stock outstanding, excluding 200,000 shares of common stock issuable upon exercise of the representative's warrants and 300,000 shares of common stock issuable upon exercise of the over-allotment option. There were 33 shareholders of record as of January 1, 1998.

         The following summary of certain provisions of the capital stock is not complete. It is qualified in its entirety by New York law, and provisions of Health Card's Certificate of Incorporation, as contemplated to be amended prior to the consummation of the offering.

         Common Stock

         Holders of common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. The common stock does not have cumulative voting rights. Holders of common stock are entitled to receive ratably any dividends that may be declared by the Board of Directors. Upon the liquidation, dissolution or winding up of Health Card, the holders of common stock are entitled to receive ratably the net assets of Health Card available after the payment of all debts and other liabilities. Holders of common stock have no preemptive,

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



subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares of common stock offered hereby, when issued and paid for, will be validly issued, fully paid and nonassessable. Any common shares issued by Health Card are subject to the provisions of Section 630 of the New York Business Corporation Law (the "BCL"). The rights and privileges of common stock are subject to the rights and privileges of any preferred stock which Health Card may issue in the future; the common stock's rights may be diminished or impaired by such preferred stock's rights.

         In addition, the stock market has from time to time experienced price and volume fluctuations that are often unrelated to the operating performance of particular companies. The market price of the common stock, similar to that of securities of other growing companies, may be highly volatile. The market price of the common stock could be subject to significant fluctuations in response to Health Card's operating results and other factors, and there can be no assurance that the market price of the common stock will not decline below the offering price.

         Preferred Stock

         Health Card's Certificate of Incorporation, as contemplated to be amended, authorizes 10,000,000 "blank check" shares of preferred stock, par value $.10 per share. The Board of Directors of Health Card will have the authority, without further action by the holders of common stock, to:

                -  issue shares of preferred stock in one or more series,
                -  fix the number of shares constituting any series, and
                -  fix the terms of any such series, including:
                          - dividend rights,
                          -  dividend rates,
                          -  conversion or exchange rights,
                          -  voting rights,
                          -  rights and terms of redemption, (including sinking
                             fund   provisions)
                          - redemption price, and the liquidation preference of such series.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Health Card. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock Health Card may issue and designate in the future. Health Card has no present plans to issue any shares of preferred stock.

         Registration Rights

         Ryan, Beck & Co., the representative of the underwriters, as holder of the representative's warrants, has "piggyback" rights to include the shares underlying the representative's warrants in any registration statement filed by Health Card. These rights exist during the period commencing one (1) year from the date of this prospectus and ending six (6) years from the date of this prospectus. Ryan, Beck also has "demand" rights during the period commencing one
(1) year from the date of this prospectus and ending five (5) years from the date of this prospectus. This demand right is exercisable by holders of a majority of the representative's warrants, to require registration by Health Card of the shares underlying the representative's warrants. Furthermore, any holder of

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



the representative's warrants has "demand" rights during the same period, to require one "demand" registration of the shares underlying such holder's warrants, solely at the expense of such holder.

         Limitation on Liability of Directors; Indemnification

         Article 6 of Health Card's Certificate of Incorporation, as contemplated to be amended, eliminates the personal liability of directors for breach of fiduciary duty as a director to the fullest extent permitted by the BCL. The BCL itself, however, provides that the Article 6 provision may not eliminate or limit the liability of a director for:

               - any breach of the director's duty of loyalty to Health Card or its stockholders,
               - acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law,
               - acts or omissions in violation of Section 719 of the BCL (with respect to unlawful dividend payments, unlawful share purchases or redemption, unlawful distributions of assets to stock holders after dissolution without providing for known liabilities and unlawful loans to directors under BCL Section 714 without stockholders approval) unlawful uses of corporate funds or assets, or
               - any transaction from which the director gained an improper personal financial or other advantage.

         Additionally, Health Card has included in its Certificate of Incorporation and By-Laws provisions to indemnify its directors and officers, as permitted by the BCL. The BCL provides further that the indemnification permitted thereunder will not be deemed exclusive of any rights to which the directors or officers may be entitled under Health Card's By-Laws, and if permitted under Health Card's Certificate of Incorporation under any agreement, by vote of stockholders, by vote of directors, or otherwise.

         The effect of the foregoing is to require Health Card to indemnify the officers and directors of Health Card, to the extent permitted by law, for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of Health Card, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Transfer Agent and Registrar

         The transfer agent and registrar for Health Card's common stock is Continental Stock Transfer and Trust Company, 200 Broadway, New York, New York 10004.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the offering, Health Card will have outstanding 7,312,497 shares of common stock. Of these shares, the 2,000,000 shares sold in the Offering (2,300,000 shares if the over-allotment option is exercised), as well as 5,312,497 currently issued and outstanding shares of common stock will be freely tradeable without restriction under the Securities Act, unless held by "affiliates" of Health Card as that term is defined in Rule 144 under the Securities Act (an "Affiliate").

         In general, under Rule 144 as currently in effect, if a period of at least one year has elapsed since the later of the date the "restricted shares" (as that phrase is defined in Rule 144) were acquired from Health Card and the date they were acquired from an Affiliate, then the holder of such restricted shares (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding common stock or the average weekly reported volume of trading of the common stock on the Nasdaq National Market during the four calendar weeks preceding such sale. The holder may only sell such shares through unsolicited brokers' transactions or directly to market makers. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning Health Card. Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period.

         Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted shares were acquired from Health Card and the date they were acquired from an Affiliate, as applicable, a holder of such restricted shares who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

         Health Card's executive officers, directors and certain stockholders who collectively own 5,053,861 shares of common stock issued prior to the offering have agreed that they will not directly or indirectly, offer to sell or otherwise encumber or dispose of any securities issued by Health Card, whether or not beneficially owned by them, for a period of nine months after the date of this prospectus, without the prior written consent of Ryan, Beck & Co. Ryan, Beck & Co. may, in its sole discretion, and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. After the nine month period, all of the common stock subject to the sale restriction will be eligible for sale in the public market pursuant to Rule 144 under the Securities Act, subject to the volume limitations and other restrictions contained in Rule 144, except that 1,713,118 shares will not be saleable until the full consideration has been paid. See "Certain Transactions."

         At the present time, there is no public market for the common stock of Health Card and no predictions can be made as to the effect, if any, that sales of common stock will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of significant numbers of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the common stock and could impair Health Card's future ability to raise capital through an offering of its equity securities. See "Risk Factors -- Shares Eligible for Future Sale."

     In 1988, Health Card successfully completed an initial public offering of an aggregate of

28,126 units consisting of 6.37 shares of common stock and two-year Redeemable Common Stock Purchase Warrants to purchase 3.20 shares of common stock at $43.02 per share, raising gross proceeds of $1,210,000.


                                  UNDERWRITING

         The underwriters named below, for whom Ryan, Beck & Co. is acting as the representative, have separately agreed, subject to the terms and conditions of the underwriting agreement, to purchase from Health Card, and Health Card has agreed to sell to them, on a firm commitment basis, the respective number of shares of common stock set forth opposite their names below:



 Underwriter                                                   Number of Shares
 Ryan, Beck & Co. ..............................................
 [               ]..............................................

 Total..........................................................

         The underwriters are committed to purchase all the shares of common stock offered hereby, if any of such shares are purchased. The underwriting agreement provides that the obligations of the underwriters are subject to the conditions precedent specified in that agreement.

         Health Card has been advised by the representative that the underwriters initially propose to offer the shares of common stock (a) to the public at the offering price set forth on the cover page of this prospectus and
(b) to certain dealers at that price less concessions of not in excess of $____ per share. Such dealers may re-allow a concession not in excess of $.__ per share to other dealers. After the commencement of the offering, the public offering price, concession and reallowance may be changed.

         The underwriters have been granted an option by Health Card, exercisable within 45 days of the date of this prospectus, to purchase up to an additional 300,000 shares of common stock from Health Card at the offering price, less underwriting discounts, the non-accountable expense allowance and the financial advisory fee. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the shares offered hereby. To the extent such option is exercised, in whole or in part, each underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional shares of common stock proportionate to its initial commitment. If such option is exercised in full, the total price to the public, underwriting discounts and commissions, and proceeds to Health Card will be $______________, $___________, and $______________, respectively.

         The representative has advised Health Card that it does not anticipate sales to discretionary accounts by the underwriters to exceed five percent of the total number of shares of common stock offered hereby.

         Health Card has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make in connection with this offering. Health Card has also agreed to pay the underwriters an expense allowance on a non-accountable basis equal to one percent (1%) of the gross proceeds of the offering, as well as a financial advisory fee equal to one percent (1%) of the gross proceeds of the offering, none of which has been paid to date.

         All of Health Card's officers, directors and certain stockholders have agreed not to, directly or indirectly, offer to sell, sell, transfer, assign, hypothecate, pledge or otherwise dispose of any securities of Health Card owned by them for a period of nine months following the date of this prospectus, without the prior written consent of the representative. An appropriate legend shall be marked on the face of the certificates representing all of such securities. See "Shares Eligible for Future Sale."

The Representative's Warrants

         In connection with the offering, Health Card has agreed to sell to the underwriters, for nominal consideration, the representative's warrants. These warrants entitle the underwriters to purchase 200,000 shares of common stock from Health Card. The representative's warrants are initially exercisable at a price per share equal to 120% of the offering price. The representative's warrants are exercisable for four years commencing one year after the date of this prospectus and are restricted from sale, transfer, assignment or a hypothecation for a period of twelve months from the date hereof, except to officers of the representative. The representative's warrants also provide for adjustment in the number of shares of common stock issuable upon the exercise thereof as a result of certain subdivisions or combinations of the common stock of Health Card. The representative's warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise of the representative's warrants. See "Description of Capital Stock--Registration Rights."

         At the present time, there is no market for Health Card's shares of common stock. Consequently, the offering price for the common stock was determined by negotiations between Health Card and the representative and is not necessarily related to Health Card's asset value, net worth or other established criteria of value. The offering price may not be indicative of the prices that will prevail in the public market. The factors considered in such negotiations, in addition to prevailing market conditions, included:

              - the history of and prospects for the industry in which Health Card competes,
              -   an assessment of Health Card's management,
              -   the prospects of Health Card,
              -   Health Card's capital structure, and
              -   certain other factors deemed relevant.

         In connection with the offering, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase common stock for the purpose of stabilizing its market price. The underwriters also may create a short position for the account of the underwriters by selling more common stock in connection with the offering than they are committed to purchase from Health Card, and in such case may purchase common stock in the open market following completion of the offering to cover all or a portion of such short position. The underwriters may also cover all or a portion of such short position, up to 300,000 shares of common stock, by exercising the over-allotment option. In addition, the representative may impose "penalty bids" under contractual arrangements with the underwriters, whereby it may reclaim from an underwriter (or dealer participating in the offering) for the account of other underwriters, the selling concession with respect to common stock that is distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the shares of common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required, and, if they are undertaken, they may be discontinued at any time.

     The foregoing is a summary of the principal terms of the underwriters agreement and the warrant agreement and does not purport to be complete. Reference is made to the copy of each such agreement which is filed as an exhibit to the registration statement. See "Available Information."

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby and certain legal matters in connection with the offering will be passed upon for Health Card by Certilman Balin Adler & Hyman, LLP. Ruskin Moscou Evans & Faltischek, P.C. has acted as special counsel to Health Card with respect to certain insurance and health law regulatory matters. Sonnenschein Nath & Rosenthal has acted as counsel for the underwriters in connection with the offering.

                                     EXPERTS

     The financial statements and financial statement schedule of Health Card included in this prospectus, and in the registration statement, have been audited by BDO Seidman, LLP, independent public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

     Health Card has filed with the Commission a registration statement (of which this prospectus is a part and which term shall encompass any amendments thereto) on Form S-1 pursuant to the Securities Act with respect to the common stock being offered. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain portions of the registration statement, and the exhibits and schedules thereto, are omitted as permitted by the Commission. Statements made in this prospectus about the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit itself for a more complete description of the matter involved. Each such statement shall be deemed qualified in its entirety by reference to the registration statement exhibits filed as a part thereof.

     This Registration Statement and all other information filed by Health Card with the Commission may be inspected without charge at the principal reference facilities maintained by the Commission at:

         450 Fifth Street, N.W.
         Washington, D.C. 20549,

         Citicorp Center
         500 West Madison Street
         Suite 1400
         Chicago, Illinois 60661,

         7 World Trade Center
         13th Floor
         New York, New York 10048.

         Copies of all or any part thereof may be obtained upon payment of fees prescribed by the Commission from the Public Reference Section of the Commission at its principal office in Washington, D.C. set forth above. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

         The common stock is expected to be listed on the Nasdaq National Market and, upon listing, copies of such reports, proxy statements and other information concerning Health Card can also be inspected and copied at the library of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

                                2,000,000 Shares



                             NATIONAL MEDICAL HEALTH
                               CARD SYSTEMS, INC.


                                  Common Stock



                                  -------------
                                   PROSPECTUS






                                RYAN, BECK & CO.



                                ___________, 1999






                        Until , 1999 (25 days after the date of this prospectus),all dealers that buy, sell or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             National Medical Health
                               Card Systems, Inc.










                                                            Financial Statements
                                For the years ended June 30, 1996, 1997 and 1998
                          and the three months ended September 30, 1998 and 1997

--------------------------------------------------------------------------------
                             National Medical Health
                               Card Systems, Inc.

                                                                      Contents

Report to Independent Certified Public Accountants                        F-2

Financial statements:
   Balance sheets as of June 30, 1997
      and 1998, and unaudited as of September 30, 1998                    F-3

   Statements of Income for each of
      the years ended June 30, 1996, 1997
      and 1998, and unaudited for the three months ended
      September 30, 1997 and 1998                                         F-4

   Statements  of  Stockholders'  Deficit  for each
      of the years  ended June 30, 1996, 1997 and
      1998, and unaudited for the three months ended
      September 30, 1998                                                  F-5

   Statements of Cash Flows for each of the
      years ended June 30, 1996, 1997
      and 1998, and unaudited for the three months ended
      September 30, 1997 and 1998                                         F-6

   Notes to Financial Statements                                    F-7 - F-22

[This is the form of report we will issue upon completion of the reverse stock split described in Note 12]


Report of Independent Certified Public Accountants


Board of Directors
National Medical Health
  Card Systems, Inc.
Port Washington, New York

We have audited the accompanying balance sheets of National Medical Health Card Systems, Inc. as of June 30, 1997 and 1998, and the related statements of income, stockholders' deficit and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the management of National Medical Health Card Systems, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Medical Health Card Systems, Inc. as of June 30, 1997 and 1998, and the results of its operations and cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.




BDO Seidman, LLP


September 2, 1998, except for
Note 12 which is as of _____________

------------------------------------------------------------------------------------------------------------------------------------
                             National Medical Health
                               Card Systems, Inc.
                                 Balance Sheets
                                                                                   June 30,                          September 30,
                                                                        1997                    1998                     1998
------------------------------------------------------------------------------------------------------------------------------------
Assets                                                                                                                (unaudited)
Current:
   Cash and cash equivalents                                       $ 1,782,597              $ 1,305,792              $ 1,873,376
   Accounts receivable, less allowance for possible
      losses of $200,000, $244,189, and $177,395                     3,312,329                6,079,079                7,906,312
   Other, including rebates receivable                               1,557,043                4,163,382                4,131,878
   Deferred income tax                                                 120,000                  141,000                  285,000
------------------------------------------------------------------------------------------------------------------------------------
        Total current assets                                         6,771,969               11,689,253               14,196,566
   Property, equipment and software development
      costs, net                                                       900,979                1,596,443                1,855,077
   Due from affiliates                                               2,846,851                4,300,902                4,479,377
   Due from stockholders                                               386,493                   10,774                        -
   Other assets                                                         14,528                   12,528                   12,528
   Deferred income tax                                                 951,000                  734,000                  661,000
------------------------------------------------------------------------------------------------------------------------------------
                                                                   $11,871,820              $18,343,900              $21,204,548
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Deficit
Current:
   Accounts payable and accrued expenses                           $13,353,884              $19,730,110              $21,107,447
   Current portion of long-term debt                                   256,221                    7,137                    6,336
   Due to officers/stockholders                                              -                   30,000                  329,900
   Due to affiliates                                                   560,599                  451,669                  277,643
   Income taxes payable                                                      -                   59,881                  632,881
   Other current liabilities                                            37,360                   68,780                  179,664
------------------------------------------------------------------------------------------------------------------------------------
        Total current liabilities                                   14,208,064               20,347,577               22,533,871
   Long-term debt, less current portion                                  7,427                    2,605                        -
------------------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                           14,215,491               20,350,182               22,533,871
------------------------------------------------------------------------------------------------------------------------------------
Commitments (Note 7)
Stockholders' deficit:
   Preferred stock $.10 par value; 10,000,000 shares
      authorized, none outstanding                                           -                        -                        -
   Common stock, $.001 par value, 25,000,000
      shares authorized, 3,258,459 and 4,971,578
      shares issued and outstanding                                      3,259                    4,972                    4,972
   Additional paid-in capital                                                -                  901,128                  901,128
   Accumulated deficit                                              (2,274,930)              (1,458,482)                (753,048)
   Notes receivable - stockholders                                     (72,000)              (1,453,900)              (1,482,375)
------------------------------------------------------------------------------------------------------------------------------------
   Total stockholders' deficit                                      (2,343,671)              (2,006,282)              (1,329,323)
------------------------------------------------------------------------------------------------------------------------------------
                                                                   $11,871,820              $18,343,900              $21,204,548
------------------------------------------------------------------------------------------------------------------------------------
                 See accompanying notes to financial statements.

--------------------------------------------------------------------------------

                             National Medical Health
                               Card Systems, Inc.

                              Statements of Income
                                                         Years Ended                                      Three Months Ended
                                                           June 30,                                         September 30,
                                      ----------------------------------------------------------------------------------------------
                                           1996                 1997                 1998                1997               1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             (unaudited)
   Revenues                            $56,265,033          $71,288,411          $99,988,921         $20,114,066        $31,253,445
   Cost of claims                       50,799,422           64,176,942           91,230,939          18,338,909         27,736,990
------------------------------------------------------------------------------------------------------------------------------------
      Gross profit                       5,465,611            7,111,469            8,757,982           1,775,157          3,516,455
   Selling, general and
      administrative                     4,216,259            5,855,282            7,192,027           1,617,517          2,246,410
------------------------------------------------------------------------------------------------------------------------------------
   Operating income                      1,249,352            1,256,187            1,565,955             157,640          1,270,045
------------------------------------------------------------------------------------------------------------------------------------
   Other income (expense):
      Other income, net                     21,530               42,595              264,666              48,336            164,785
      Public offering costs                      -                    -             (445,173)                  -           (227,396)
------------------------------------------------------------------------------------------------------------------------------------
                                            21,530               42,595             (180,507)             48,336            (62,611)
------------------------------------------------------------------------------------------------------------------------------------
   Income before income taxes            1,270,882            1,298,782            1,385,448             205,976          1,207,434
   Provision for income taxes
      (benefit)                           (185,275)            (189,984)             569,000              85,000            502,000
------------------------------------------------------------------------------------------------------------------------------------
   Net income                          $ 1,456,157          $ 1,488,766          $   816,448         $   120,976        $   705,434
------------------------------------------------------------------------------------------------------------------------------------

   Earnings per common share:
      Basic                            $      0.47          $      0.46          $      0.16         $      0.02        $      0.14
      Diluted                          $      0.35          $      0.37          $      0.16         $      0.02        $      0.14

   Weighted average number of
      common shares outstanding:
      Basic                              3,093,085            3,258,459            4,966,885           4,952,957          4,971,578
      Diluted                            4,182,909            4,008,481            4,969,166           4,961,211          4,971,578
------------------------------------------------------------------------------------------------------------------------------------
                 See accompanying notes to financial statements.

--------------------------------------------------------------------------------

                   National Medical Health Card Systems, Inc.

                       Statements of Stockholders' Deficit

                                  Notes      Preferred Stock      Common Stock     Additional                     Treasury Stock
                                 Receivable  ---------------   ------------------   Paid-In    Accumulated    ----------------------
                                Stockholders  Shares  Amount   Shares      Amount   Capital      Deficit      Shares        Amount
                                ------------  ------  ------   ------      ------   -------      -------      ------        ------
Balance, June 30, 1995                   -       -      $-     3,804,984   $3,805   $ 25,958   $(3,580,281)   1,357,927   $(976,728)
 Exercise stock options            (72,000)      -       -     1,022,758    1,023     78,977             -            -          -
 Capital distribution, net of
   income taxes                          -       -       -             -        -   (104,935)     (346,051)           -          -
 Purchase of treasury stock              -       -       -             -        -          -             -      211,356   (149,050)
 Treasury stock retired                  -       -       -    (1,569,283)  (1,569)         -    (1,124,209)  (1,569,283)  1,125,778
 Net income                              -       -       -             -        -          -     1,456,157            -          -
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1996             (72,000)      -             3,258,459    3,259          -    (3,594,384)           -          -
 Capital distribution, net of
   income taxes                          -       -       -             -        -          -      (169,312)           -
 Net income                              -       -       -             -        -          -     1,488,766            -          -
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1997             (72,000)      -       -     3,258,459    3,259          -    (2,274,930)           -          -
 Sale of stock                  (1,340,000)      -       -     1,713,119    1,713  1,338,287             -            -          -
 Interest on notes receivable     (113,900)      -       -             -        -          -             -            -          -
 Capital distributions, net of
   income taxes                          -       -       -             -        -   (437,159)            -            -          -
 Repayment of loan by
   stockholder                      72,000       -       -             -        -          -             -            -          -
 Net income                              -       -       -             -        -          -       816,448            -          -
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1998          (1,453,900)      -       -     4,971,578    4,972    901,128    (1,458,482)           -          -
 Interest on notes receivable
   (unaudited)                     (28,475)      -       -             -        -          -             -            -          -
 Net income (unaudited)                  -       -       -             -        -          -       705,434            -          -
-----------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1998
 (unaudited)                   $(1,482,375)      -             4,971,578   $4,972  $ 901,128   $  (753,048)           -          -
------------------------------------------------------------------------------------------------------------------------------------
                 See accompanying notes to financial statements.

                                       F-5

--------------------------------------------------------------------------------

                             National Medical Health
                               Card Systems, Inc.

                            Statements of Cash Flows
                                                                   Years Ended                               Three Months Ended
                                                                    June 30,                                    September 30,
                                             ---------------------------------------------------------------------------------------
                                                    1996               1997               1998            1997               1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 (unaudited)
Cash flows from operating activities:
Operating activities:
   Net income                                      $1,456,157       $1,488,766     $   816,448        $  120,976        $  705,434
   Depreciation and amortization                      184,708          240,744         368,644            71,291           153,468
   Bad debt expense (recovery)                              -                -          44,189            (3,847)          (66,795)
   Bonus accrued to officers/stockholders                   -                -               -                 -           300,000
   Compensation expense accrued to
      officer/stockholder                                   -                -          30,000                 -            90,000
   Deferred income taxes                             (225,000)        (200,000)        488,000            73,000           (71,000)
   Gain on sale of investment                         (15,885)               -               -                 -                 -
   Interest accrued on stockholders' loans                  -                -        (113,900)          (28,475)          (28,475)
Changes in assets and liabilities:
      Accounts receivable                            (437,911)        (859,319)     (2,810,939)         (486,759)       (1,760,438)
      Other assets including rebates               (1,154,927)         246,548      (2,604,339)         (554,554)           42,278
      Due to/from affiliates                       (2,983,896)         511,512      (1,562,981)         (703,348)         (352,501)
      Accounts payable and accrued
        expenses                                    4,328,056        2,104,949       6,175,665           898,507         1,351,178
      Income taxes payable                                  -                -          59,881            12,000           573,000
      Other liabilities                                38,900          (38,900)         31,420            (1,326)          110,884
------------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in )
   operating activities                             1,190,202        3,494,300         922,088          (602,535)        1,047,033
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Capital expenditures                              (448,163)        (444,646)       (864,108)         (132,621)         (385,943)
   Sale of investment                                  25,114                -               -                 -                 -
   Loans to stockholders                                    -          (32,093)       (792,200)         (149,607)          (90,100)
   Repayment of loans by
      officer/stockholders                             36,300                -       1,167,919                 -                 -
   Repayment of note by stockholder                         -                -          72,000                 -                 -
------------------------------------------------------------------------------------------------------------------------------------
   Net cash used in investing activities             (386,749)        (476,739)       (416,389)         (282,228)         (476,043)
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Issuance of common stock                             8,000                -               -                 -                 -
   Purchase of treasury stock                        (149,050)               -               -                 -                 -
   Capital distribution                              (625,986)        (640,312)       (728,598)         (141,456)                -
   Repayments of debt                                 (55,909)        (605,789)       (253,906)         (151,462)           (3,406)
------------------------------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                (822,945)      (1,246,101)       (982,504)         (292,918)           (3,406)
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and
   cash equivalents                                   (19,492)       1,771,460        (476,805)       (1,177,681)          567,584
Cash and cash equivalents, beginning
   of period                                           30,629           11,137       1,782,597         1,782,597         1,305,792
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of
   period                                          $   11,137       $1,782,597      $1,305,792        $  604,916        $1,873,376
------------------------------------------------------------------------------------------------------------------------------------
                 See accompanying notes to financial statements.

                                       F-6

--------------------------------------------------------------------------------
                             National Medical Health
                               Card Systems, Inc.

                          Notes to Financial Statements

             (Information as of September 30, 1998 and for the three months ended September 30, 1997 and 1998 is unaudited)

     1. Significant Accounting Policies

                    Nature of business

                    National Medical Health Card Systems, Inc. provides comprehensive prescription benefit management services to plan sponsors which include managed care organizations, local governments, unions, corporations and third party health care plan administrators through its network of
                    licensed   pharmacies   throughout  the  United  States.

                    Pharmacies are reimbursed for the cost of the drugs dispensed plus dispensing fees which are set by contracts. The Company entered into two types of reimbursement arrangements; fee for service and capitation. Under the fee for service arrangement, the Company is reimbursed by the plans for their disbursements plus a set transaction fee. Under the capitation arrangement, the Company receives its fee based on the number of participants per month and pays for the cost of prescriptions filled and thus shares the risk of operating profit or loss with these plans.

                    Cash equivalents

                    The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity date of three months or less from purchase date to be cash equivalents.

                    Revenue recognition

                    The Company recognizes revenues and direct costs as the pharmaceutical service is rendered. Revenues under the capitation arrangements are recognized monthly based on the number of participants and costs under the capitation agreements are recognized as incurred.

                    The Company obtains rebates from drug manufacturers through a rebate administrator. Rebates are earned for efforts to encourage the use of specific drugs and certain sponsors are entitled to receive all or a portion of the rebates received by the Company. Net rebates are recorded as revenue by the Company.

                    Property, equipment and software

                    Office equipment and furniture and fixtures are being depreciated over five years using accelerated recovery methods.

                    Leasehold improvements are amortized on a straight line basis over the term of the lease.

--------------------------------------------------------------------------------
                            National Medical Health
                               Card Systems, Inc.

                          Notes to Financial Statements

             (Information as of September 30, 1998 and for the three months ended September 30, 1997 and 1998 is unaudited)


                    A significant portion of the Company's computer software was developed by a company affiliated by common ownership. The cost includes development of software programs and enhancements which may either expand or modify existing programs. Costs incurred to plan the software to be developed, conversions of data from the old software to the new software and training and consulting costs have been expensed as incurred. To the extent that the Company has capitalized certain amounts for software development and those amounts exceeded the costs incurred by the affiliate, this excess has been charged to stockholders' deficit as a capital distribution.

                    Amortization of computer software is provided using the straight line method over the estimated useful lives of the assets, primarily five years.

                    Long lived assets

                    Long lived assets are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to fair value.

                    Taxes on income

                    The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this standard, deferred taxes on income are provided for those items for which the reporting period and methods for income tax purposes differ from those used for financial statement purposes using the asset and liability method. Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

--------------------------------------------------------------------------------
                             National Medical Health
                               Card Systems, Inc.

                          Notes to Financial Statements
             (Information as of September 30, 1998 and for the three months ended September 30, 1997 and 1998 is unaudited)


                    Computation of earnings per common share

                    In 1997,the Financial Accounting Standards Board issued Standard No. 128 ("SFAS No. 128"), Earnings per Share. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share has been computed using the weighted average number of shares of common stock outstanding. Diluted earnings per share has been computed using the basic weighted average shares of common stock issued plus outstanding stock options, in accordance with Staff Accounting Bulletin No. 98.

                    Accounting for stock based compensation

                    The Company has adopted the intrinsic value method of accounting for employee stock options and will disclose the pro forma impact on net income and earnings per share.


                    Concentration of credit risk

                    The Company may be subject to a concentration of credit risk with respect to its trade receivables. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains allowances to cover potential or anticipated losses for uncollectible accounts. Financial instruments which potentially subject the Company to concentrations of credit risk are cash balances deposited in financial institutions which exceed FDIC insurance limits.

                    Use of estimates

                    The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

--------------------------------------------------------------------------------
                             National Medical Health
                               Card Systems, Inc.

                          Notes to Financial Statements
             (Information as of September 30, 1998 and for the three months ended September 30, 1997 and 1998 is unaudited)




                    Estimated fair value of financial instruments

                    The carrying amounts of financial instruments, including cash, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of the current nature of these instruments. Fair value of amounts due to from stockholders and affiliates cannot be readily determined because of the nature of the terms.

                    Interim financial information

                    The financial statements and related notes thereto as of September 30, 1998 and the three months ended September 30, 1997 and 1998 are unaudited and have been prepared on a basis consistent with the Company's annual financial statements. In the opinion of management, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) that the Company considers necessary for a fair presentation of such data. Results for the three months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ended June 30, 1999.

                    Effect of recently issued accounting standards


                    In June 1997, the Financial Accounting Standards Board issued two new disclosure standards.

                    Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

--------------------------------------------------------------------------------
                             National Medical Health
                               Card Systems, Inc.

                          Notes to Financial Statements
             (Information as of September 30, 1998 and for the three months ended September 30, 1997 and 1998 is unaudited)

                    Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), Disclosures about Segments of an Enterprise and Related Information, which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

                    Both of these new standards are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. The Company's results of operations and financial position will be unaffected by implementation of these new standards.

                    In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 ("SFAS No. 132"), Employers' Disclosures about Pensions and Other Postretirement Benefits, which standardizes the disclosure requirements for pensions and other postretirement benefits. The adoption of SFAS No. 132 in 1998 is not expected to materially impact the Company's current disclosures.

                    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Investments and Hedging Activities Income ("SFAS 133"), which requires the recording of all derivative instruments as assets or liabilities measured at fair value. Among other disclosures, SFAS 133 requires that all derivatives be recognized and measured at fair value regardless of the purpose or intent of holding the derivative.

                    SFAS 133 is effective for financial statements for periods beginning after June 15, 1999. Because of the recent issuance of this standard, management has been unable to evaluate fully the impact, if any, the standard will have on future financial statements.

--------------------------------------------------------------------------------
                             National Medical Health
                               Card Systems, Inc.

                          Notes to Financial Statements
             (Information as of September 30, 1998 and for the three months ended September 30, 1997 and 1998 is unaudited)

     2.   Property, Equipment and Software Development Costs

                    Property, equipment and software development costs consists of the following:

                                       June 30,                   September 30,
                            ---------------------------------
                                1997               1998                1998
--------------------------------------------------------------------------------
Furniture and fixtures        $  284,846        $   386,480         $  403,154
Software                       1,183,130          2,145,606          2,493,200
Leasehold improvements                 -                  -             47,833
--------------------------------------------------------------------------------
                               1,467,976          2,532,086          2,944,187
Accumulated depreciation
   /amortization                 566,997            935,643          1,089,110
--------------------------------------------------------------------------------
                              $  900,979         $1,596,443         $1,855,077
--------------------------------------------------------------------------------

                    Depreciation and amortization expense for the years ended June 30, 1996, 1997 and 1998 was $184,708, $240,744 and
                    $368,644,  respectively,  and $71,291 and  $153,468  for the
                    three   months   ended   September   30,   1997  and   1998,
                    respectively.

     3.   Related Party Transactions

                    (a) Distributions - capital

                    The Company leases office space in Port Washington, New York from a company affiliated by common ownership under a five-year agreement expiring December 31, 2000. As part of the lease agreement, the Company was allocated part of the cost of the preparation of the building for occupancy. These costs amounted to $700,000, and were treated as capital distributions in 1995. The Company also leased certain space from companies affiliated by common ownership during fiscal 1997 and fiscal 1998. These additional leases were terminated in July 1997 and April 1998, respectively.

                    In September 1998 the Company leased space for a pharmacy in Port Washington, New York, from a Company affiliated by common ownership under a seven year agreement expiring August 31, 2005.

--------------------------------------------------------------------------------
                             National Medical Health
                               Card Systems, Inc.

                          Notes to Financial Statements
             (Information as of September 30, 1998 and for the three months ended September 30, 1997 and 1998 is unaudited)


                    Rent expense including utilities for the years ended June 30, 1996, 1997 and 1998 under operating leases amounted to $153,330, $264,727 and $304,193, respectively, and $80,590 and $52,282 for the three months ended September 30, 1997 and 1998, respectively.

                    Due to affiliates represent trade payables for developed software, other software services, operating leases and maintenance costs. During 1998 an affiliate charged the Company approximately $208,000, as a fee to hire programmers, which were formerly employed by an affiliated company. The Company assumed a liability of $86,000 relating to these employees.

                    In accordance with SAB 48, the Company has recorded amounts in excess of affiliates' cost for capitalized software development and acquisition of employees as a capital distribution, net of tax as follows:

                                        1996              1997           1998
--------------------------------------------------------------------------------
Software development               $ 625,986          $ 640,312       $ 520,122
Acquisition of
employees                                  -                 -          208,476
Tax effect*                         (175,000)         (471,000)        (291,439)
--------------------------------------------------------------------------------
Net increase in
   stockholders' deficit           $ 450,986          $169,312         $ 437,159
--------------------------------------------------------------------------------

                    * Approximately $215,000 of the tax benefit for 1997 was offset by a decrease in the deferred income tax valuation reserve.

                    (b) Other

                    Due from affiliates represents loans to companies affiliated by common ownership or are companies controlled by the majority stockholder. Effective June 1, 1998, the majority of the loan balances were consolidated into a promissory note due from one affiliated company controlled by the majority stockholder. The amount is due on demand and bears interest at 8.5% per annum, payable quarterly, and has no set repayment date. Due to the uncertainty of the repayment date, this note has been classified as a non-current asset. The note is collateralized by 1,022,758 shares

--------------------------------------------------------------------------------
                             National Medical Health
                               Card Systems, Inc.

                          Notes to Financial Statements
             (Information as of September 30, 1998 and for the three months ended September 30, 1997 and 1998 is unaudited)

                    of $.001 par value common stock of the Company registered in the name of the majority stockholder and the personal guarantee of the majority stockholder. For the year ended June 30, 1998, the amount of interest income accrued was $30,117. For the three months ended September 30, 1998, interest income accrued was $90,414. Prior to June 1, 1998, the outstanding balances did not bear any interest.

                    Prior to June 1, 1998, the Company leased all of its employees from an affiliated company. Effective June 1, 1998, the Company hired these employees (which included programmers as discussed above) and paid its own payroll and related costs.

                    Costs related to transactions with affiliates approximated the following:

                                                             Three months ended
                            Year ended June 30,                 September 30,
                    --------------------------------------  --------------------
                           1996        1997       1998           1997       1998
----------------------------------------------------------  --------------------
Software development
   and related
   services(i)         $  551,000   $1,443,000  $1,696,000   $593,000   $324,000
Management and
   consulting fees(ii) $  542,000   $  601,000  $1,152,000   $222,000   $333,000
Administrative and
   bookkeeping
   services(iii)       $1,627,000   $2,202,000  $2,618,000   $644,000   $ 92,000
--------------------------------------------------------------------------------

                    (i) A company affiliated by common ownership provides a significant portion of the Company's developed software (Note 1), certain other software services, computer hardware under operating leases and maintains certain computer hardware.

                    (ii)  The  Company  incurred  to  certain  other  affiliated
                    companies   fees  for  various   management  and  consulting
                    services.

                    (iii) A Company affiliated by common ownership provides the Company with various administrative services. The arrangement includes the leasing of all the Company's employees through June 1, 1998 and the provision of bookkeeping services and personnel related consulting services.

--------------------------------------------------------------------------------
                             National Medical Health
                               Card Systems, Inc.

                          Notes to Financial Statements
             (Information as of September 30, 1998 and for the three months ended September 30, 1997 and 1998 is unaudited)



     4.   Accounts Payable and Accrued Expenses

                    Accounts   payable  and  accrued  expenses  consist  of  the
                    following:

                                      June 30,
                           ----------------------------------     September 30,
                              1997               1998                1998
--------------------------------------------------------------------------------
Claims payable               $10,676,936        $13,571,796         $14,890,505
Other payables including
   rebates payable to
   sponsors                    2,676,948          6,158,314           6,216,942
--------------------------------------------------------------------------------
                             $13,353,884        $19,730,110         $21,107,447
--------------------------------------------------------------------------------

     5.   Major Customers and Pharmacies


                    For the years ended June 30, 1996, 1997 and 1998, approximately 66%, 63% and 57% of the revenues were from two plan sponsors administering multiple plans. Amounts due from these two customers at June 30, 1997 and 1998 approximated $925,000 and $2,751,000, respectively.

                    For the three months ended September 30, 1997 and 1998, approximately 66% and 67% of the revenues were from two and three plan sponsors, respectively. Amounts due from the
                    three   customers   at  September   30,  1998   approximated
                    $2,933,000.

                    For the years ended June 30, 1996, 1997 and 1998, approximately 22%, 30% and 25% of the cost of claims were from two pharmacy chains. Amounts payable to these two pharmacy chains at June 30, 1997 and 1998 were approximately $1,714,000 and $2,679,000, respectively.

                    For the three months ended September 30, 1997 and 1998, approximately 28% of the cost of claims were from two pharmacy chains. Amounts payable to these two chains at September 30, 1998 were approximately $3,408,000.

--------------------------------------------------------------------------------
                             National Medical Health
                               Card Systems, Inc.

                          Notes to Financial Statements
             (Information as of September 30, 1998 and for the three months ended September 30, 1997 and 1998 is unaudited)


     6.   Taxes on Income

                    Provisions (benefit) for federal and state income taxes consist of the following:

                                                          Three months ended
                       Year ended June 30,                  September 30,
              -------------------------------------    -----------------------
                    1996         1997        1998           1997        1998
---------------------------------------------------    -----------------------
Current:
   Federal       $26,700    $   6,038    $ 60,000        $ 9,000    $426,000
   State          13,025        3,978      21,000          3,000     147,000
---------------------------------------------------    -----------------------
                  39,725       10,016      81,000         12,000     573,000
---------------------------------------------------    -----------------------
Deferred:
   Federal      (174,400)    (154,900)    363,000         54,000     (53,000)
   State         (50,600)     (45,100)    125,000         19,000     (18,000)
---------------------------------------------------    -----------------------
                (225,000)    (200,000)    488,000         73,000     (71,000)
---------------------------------------------------    -----------------------
Total          $(185,275)   $(189,984)   $569,000        $85,000    $502,000
------------------------------------------------------------------------------

                    In 1996,  1997 and 1998,  $175,000,  $471,000 and  $291,439,
                    respectively, of income tax benefits reduced the capital distribution in those years.


                    Differences between the federal statutory rate and the Company's effective tax rate are as follows:

                                                                   Three months
                                                                      ended
                                         Year ended June 30,       September 30,
                                   --------------------------- -----------------
                                    1996      1997       1998   1997      1998
-------------------------------------------------------------- -----------------
Statutory rate                      34.0%     34.0%     34.0%  34.0%     34.0%
State taxes - net of federal taxes    .7         -       7.1    7.3       7.6
Decrease in deferred income tax
   valuation reserve
   (see Note 3(a))                 (49.3)    (48.6)        -      -         -
-------------------------------------------------------------- -----------------
                                   (14.6%)   (14.6%)    41.1%  41.3%     41.6%
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             National Medical Health
                               Card Systems, Inc.

                          Notes to Financial Statements
             (Information as of September 30, 1998 and for the three months ended September 30, 1997 and 1998 is unaudited)


                    Deferred   income  tax  assets   resulting   from  temporary
                    differences are as follows:

June 30,                                  1997                 1998
--------------------------------------------------------------------------------
Accounts receivable allowances       $   120,000             $100,000
Vacation expense accrual                                       41,000
Property and equipment                   951,000              734,000
--------------------------------------------------------------------------------
                                      $1,071,000             $875,000
--------------------------------------------------------------------------------

     7.   Commitments and Contingencies


                    (a) Future minimum rent payments under the noncancellable operating leases (Note 3) at June 30, 1998 are approximately as follows:

Year ending June 30,
-------------------------------------------------------------------------
1999                                                           $239,000
2000                                                            255,000
2001                                                            141,000
2002                                                             21,000
2003                                                             22,000
Thereafter                                                       51,000
-------------------------------------------------------------------------
                                                               $729,000
-------------------------------------------------------------------------

                    (b) In February 1998, the Company entered into an agreement for computer software products and professional services with an unrelated company. The agreement requires the Company to pay an initial license fee of $400,000, of which $100,000 was paid upon signing and $25,000 is payable monthly. Additionally, on the anniversary date each succeeding year, up to an additional $500,000 annually will be due upon reaching certain milestones, as defined. Additionally, the Company is required to pay a service maintenance fee of 18% of the initial license fee plus the milestone payments, as defined.

--------------------------------------------------------------------------------
                             National Medical Health
                               Card Systems, Inc.

                          Notes to Financial Statements
             (Information as of September 30, 1998 and for the three months ended September 30, 1997 and 1998 is unaudited)



     8.   Stock Options

                    The Company had an incentive stock option plan, under which it may have granted up to 2,301,205 shares of common stock. The Company also had a non-qualified stock option plan under which it may have granted up to 383,534 shares. Both plans have expired.

                    On February 14, 1995, the Company granted the principal stockholder an option to purchase 1,022,758 shares of common stock at $.08 per share and a director of the Company 383,534 shares of common stock at $.08 per share which expires in ten years.


                    On November 1, 1995, the principal stockholder exercised his option to acquire 1,022,758 shares of common stock for cash and a promissory note for $72,000 which was paid to the Company in October 1998. Additionally, on November 1, 1995, the Company issued to the principal stockholder a new option for the purchase of an additional 1,022,758 shares of common stock at $.08 per share, which expires in five years.

                    On July 1, 1997, the principal stockholder and the director forfeited the options to purchase 1,022,758 shares and 383,534 shares of common stock at $.08, respectively.

                    On July 1, 1997 the principal stockholder granted options to an employee of the Company to purchase 255,689 shares of the Company's common stock at $5.87 per share from his personal holdings. In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS No. 123") Accounting for Stock- Based Compensation, the options were accounted for, as granted to the employee directly by the Company. These options vest and become exercisable as follows:


                    (i) 20% on July 1, 1999

                    (ii) 20% on July 1, 2000

                    (iii) 20% on July 1, 2001

                    (iv) 20% on July 1, 2002

                    (v) 20% on July 1, 2003

                    These options terminate on July 1, 2004.

--------------------------------------------------------------------------------
                             National Medical Health
                               Card Systems, Inc.

                          Notes to Financial Statements
             (Information as of September 30, 1998 and for the three months ended September 30, 1997 and 1998 is unaudited)


                    SFAS No. 123 requires the Company to provide pro forma information regarding net income and earnings per share as if compensation cost for the Company's stock option grants had been determined in accordance with the fair value method prescribed in SFAS No. 123

                    The Company estimated the fair value of the stock options granted on July 1, 1997 to be zero by using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividends paid for fiscal 1998; no expected volatility for fiscal 1998; risk-free interest rate of 4% and expected life of 8 years.

                    The following table summarizes information about stock options as of September 30, 1998:

                                   Shares of Common    Weighted Average Exercise
                                         Stock                 Price
--------------------------------------------------------------------------------
Shares under option at June 30,
   1995                               2,940,428               $.08
   Granted                            1,022,758                .08
   Cancelled                         (1,534,136)               .08
   Exercised                         (1,022,758)               .08
-------------------------------------------------------------------------------
Shares under option at June 30,
   1996                               1,406,292                .08
   Granted, cancelled, exercised              -                -
-------------------------------------------------------------------------------
Shares under option at June 30,
   1997                               1,406,292                .08
   Granted                              255,689               5.87
   Cancelled                         (1,406,292)               .08
-------------------------------------------------------------------------------
Shares under option at June 30,
   1998                                 255,689               5.87
   Granted, cancelled, exercised              -                -
-------------------------------------------------------------------------------
Shares under option at
   September 30, 1998                   255,689              $5.87
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              National Medical Health
                               Card Systems, Inc.

                          Notes to Financial Statements
             (Information as of September 30, 1998 and for the three months ended September 30, 1997 and 1998 is unaudited)


     9.   Supplemental Cash Flow Information
                                                              Three months ended
                                 Year ended June 30,            September  30,
                          --------------------------------   -------------------
                            1996      1997     1998          1997           1998
--------------------------------------------------------------------------------
Cash paid:

  Interest                $  2,589  $ 2,254   $   4,136     $     550     $1,398

  Income Taxes                 825   48,916      20,901             -        800

Nan cash investing and
  financing activities:

  Conversion of claims
    payable into a non-
    interest bearing note  900,000        -           -             -          -

  Issuance of commona
    stock for notes from
    stockholders            72,000        -   1,340,000(i)  1,340,000(i)       -
--------------------------------------------------------------------------------

                    (i) These non-recourse promissory notes dated July 1, 1997 are due and payable in five years and bear interest at 8 1/4% per annum payable quarterly. The 1,713,119 shares issued in connection with these notes included 1,278,447 shares to the majority stockholder. The notes are collateralized by the shares of stock purchased.

     10.  Employee Benefit Plan

                    Effective June 1, 1998, the Company adopted a 401(k) plan covering substantially all employees. Participants may elect to contribute to the plan a minimum of 1% to a maximum of 18% of their annual compensation, not to exceed a dollar limit set by law. Annually, the Company will determine a discretionary matching contribution equal to a percentage of each participant's contribution. No such contributions were made for the year ended June 30, 1998 or the three months ended September 30, 1998.

--------------------------------------------------------------------------------
                             National Medical Health
                               Card Systems, Inc.

                          Notes to Financial Statements
             (Information as of September 30, 1998 and for the three months ended September 30, 1997 and 1998 is unaudited)


     11.  Earnings Per Share

                    A reconciliation of shares used in calculating basic and diluted earnings per share follows:

                                                            Three months ended
                            Year ended June 30,               September 30,
                   -------------------------------------------------------------
                      1996         1997         1998        1997         1998
--------------------------------------------------------------------------------
Basic               3,093,085    3,258,459    4,966,885   4,952,957    4,971,578
Effect of assumed
   conversion of
   employee stock
   options          1,089,824      750,022        2,281       8,254            -
--------------------------------------------------------------------------------
Diluted             4,182,909    4,008,481    4,969,166   4,961,211    4,971,578
--------------------------------------------------------------------------------

     12.  Subsequent Events

                    (a) On October 23, 1998 the Company sold 340,919 shares of common stock to the majority stockholder at $5.87 per share.


                    (b) On December 7, 1998 the principal stockholder granted options to an employee of the Company to purchase 63,922 shares of the Company's common stock at $5.87 per share from his personal holdings. In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS No. 123") Accounting for Stock-Based Compensation, the options were accounted for as granted to the employee directly by the Company. These options vest and become exercisable as follows:

                    (i) 20% on December 7, 2000

                    (ii) 20% on December 7, 2001

                    (iii) 20% on December 7, 2002

                    (iv) 20% on December 7, 2003

                    (v) 20% on December 7, 2004

                    These options terminate on December 7, 2005.

--------------------------------------------------------------------------------
                             National Medical Health
                               Card Systems, Inc.

                          Notes to Financial Statements
             (Information as of September 30, 1998 and for the three months ended September 30, 1997 and 1998 is unaudited)


                    (c) On December 7, 1998 the principal stockholder granted options to an employee of the Company to purchase 25,569 shares of the Company's common stock at $5.87 per share from his personal holdings. In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS No. 123") Accounting for Stock-Based Compensation, the options were accounted for as granted to the employee directly by the Company. These options vest and become exercisable as follows:

                    (i) 1/3 on December 7, 1999

                    (ii) 1/3 on December 7, 2000

                    (iii) 1/3 on December 7, 2001

                    These options terminate on December 7, 2003.

                    (d) In connection with a proposed public offering ("the Offering"), the Company signed a letter of intent with an underwriter to complete an offering of its common stock. The Company anticipates generating net proceeds of approximately $____ million upon the sale of its common stock. If the Offering is consummated, the net proceeds will be used in whole or in part for acquisitions, enhancement of the Company's information systems, expansion of the Company's sales and marketing efforts, and working capital.

                    (e) In connection with the Offering the Company on _____, filed an amendment to its Certificate of Incorporation to adjust its authorized preferred stock to ____ shares, to adjust its authorized common stock to ____ shares and affect a .1278447 for-one reverse stock split. All applicable share and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect the stock split.

--------------------------------------------------------------------------------

                             National Medical Health
                               Card Systems, Inc.

                 Schedule II - Valuation and Qualifying Accounts





                                     Balance at beginning  Additions charged to                     Other       Balance at
Description                                of period        costs and expenses     Write-offs      Changes     end of period
-----------------------------------------------------------------------------------------------------------------------------
Reserves and allowances deducted
  from asset accounts:
Allowance for possible losses from
   uncollectible accounts receivable
Year ended June 30, 1996                   $100,000             $214,046            $214,046          $-         $100,000
Year ended June 30, 1997                   $100,000             $115,000            $ 15,000          $-         $200,000
Year ended June 30, 1998                   $200,000             $ 70,000            $ 25,811          $-         $244,189

[This is the form of report we will issue upon completion of the reverse stock split described in Note 12 to the financial statements]



Report of Independent Certified Public Accountants on Financial Statement
Schedule





The audit referred to in our report to National Medical Health Card Systems, Inc., dated September 2, 1998, except for Note 12 which is as of , which is contained in the Prospectus constituting part of this Registration Statement included the audit of the schedule listed under Item 16(b) for each of the three years in the period ended June 30, 1998. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based upon our audits.

In our opinion, such schedule presents fairly, in all material respects, the information set forth therein.




September 2, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

          The following table sets forth the estimated expenses (other than underwriting discounts and the non-accountable expense allowance) expected to be incurred in connection with the offering described in this Registration
Statement:

      Securities and Exchange Commission Registrati$ 7,062
      NASD Filing Fee                                                   3,040
      The Nasdaq National Market Listing Fee                           69,375
      Blue Sky Fees and Expenses                                       20,000
      Legal Fees and Expenses                                         200,000
      Accounting Fees and Expenses                                    275,000
      Printing and Engraving Expenses                                 125,000
      Transfer Agent and Registrar's Fees and Expenses                 25,000
      Miscellaneous Expenses                                           50,523
                                                                    ---------
                 Total                                               $775,000

All amounts except the Securities and Exchange Commission Registration Fee, the NASD Filing Fee and the Nasdaq National Market Listing Fee are estimated. All expenses will be borne by the Company.

Item 14.  Indemnification of Directors and Officers.

           Under the laws of the State of New York, the officers and directors of the Registrant are entitled to indemnification by the Registrant, under certain circumstances, pursuant to Sections 721-727 of the New York Business Corporation Law which authorizes the Registrant, generally, to indemnify officers and directors against both expenses and liabilities in connection with any proceeding involving any such officer or director, other than in a proceeding by or in the right of the Registrant to procure a judgment in its favor, if (i) such officer or director acted in good faith and in a manner he reasonably believed to be in the best interests of the Registrant; and (ii) with respect to any criminal proceeding, such officer or director also had no reasonable cause to believe his conduct was unlawful. In addition, such statute authorizes the Registrant, generally, to indemnify officers and directors against amounts paid in settlement and their expenses in connection with any proceeding by or in the right of the Registrant to procure a judgment in its favor which involved the officer or director, if such officer or director acted in good faith for a purpose which he reasonably believed to be in the best interests of the Registrant.

           The Registrant is required to indemnify an officer or director, as set forth above, if such officer or director has been successful on the merits or otherwise in the defense of any matter referred to herein. Otherwise, indemnification of an officer or director, unless ordered by a court, may be made by the Registrant only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the officer or director met the applicable standard of conduct or because indemnification is permitted pursuant to Section 721 of the Business Corporation Law. Such determination must be made generally (a) by the Board of Directors of the Registrant, acting by a quorum consisting of directors who were not parties to the proceeding; or (b) if a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs (i) by the Board of Directors upon the written opinion of independent legal counsel that indemnification is proper under the circumstances, or (ii) by the stockholders.

           The Registrant's Certificate of Incorporation and By-Laws, as contemplated to be amended prior to the consummation of the offering, provide that the Registrant shall, to the fullest extent permitted by law, indemnify all its officers and directors.

           The Registrant's Certificate of Incorporation contains the provisions of Section 402(b) of the Business Corporation Law of the State of New York relating to the elimination of directors' liability for damages for breach of duty in such capacity.

           The Company expects to maintain directors' and officers' liability insurance policies covering certain liabilities of persons serving as officers and directors and providing reimbursement to the Company for its indemnification of such persons.

     Pursuant to the Underwriting Agreement to be entered into among the Company and the underwriters, officers and directors of the Company are indemnified for certain liabilities, including liabilities incurred under the Securities Act of 1933, as amended.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

Item 15.  Recent Sales of Unregistered Securities.

           The Company sold the following shares of common stock during the past three years. The number of shares of common stock referred to herein gives effect to a .1278447-for-one reverse stock split of the Company's shares of common stock contemplated to be effected prior to the consummation of the offering.

           On February 14, 1995, the Company granted an option to purchase 1,022,757 shares of common stock at an exercise price of $.0782 per share to Mr. Bert E. Brodsky (the "February Option").

           On November 1, 1995, the Company granted an option to purchase 1,022,757 shares of common stock at an exercise price of $.0782 per share to Mr. Brodsky. The February Option was exercised on November 1, 1995 by Mr. Brodsky's payment of $8,000 and delivery of a promissory note made payable to the order of the Company in the original principal amount of $72,000. In February, 1998, Mr. Brodsky paid such promissory note in full.

           On February 14, 1995, the Company granted an option to purchase 383,534 shares of common stock at an exercise price of $.0782 per share to Mr. Gerald Shapiro.

           On July 1, 1997, Mr. Bert E. Brodsky purchased 1,278,447 shares of common stock by delivery of a promissory note made payable to the order of the Company in the original principal amount of $1,000,000. This note is secured by the 1,278,447 shares of common stock purchased by Mr. Brodsky on July 1, 1997.

           On July 1, 1997, Mr. Gerald Shapiro purchased 383,534 shares of common stock by delivery of a promissory note made payable to the order of the Company in the original principal amount of $300,000. This note is secured by the 383,534 shares of common stock purchased by Mr. Shapiro on July 1, 1997.

           On October 23,1998, Mr. Bert E. Brodsky purchased 340,919 shares of common stock for $2,000,000 cash. The funds used for this purchase were borrowed from Marine Midland Bank. The indebtedness of $2,000,000 to Marine Midland Bank was secured by the 340,919 shares of common stock purchased by Mr. Brodsky on October 23, 1998. The Company also executed an unlimited continuing Guaranty Agreement for the indebtedness of Mr. Brodsky to Marine Midland Bank. In January 1999, Mr. Brodsky paid such promissory note in full.

           All the foregoing transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Act pursuant to Section 4(2) thereof. Sales of the securities were without the use of an underwriter, and the certificates evidencing the securities relating to the foregoing transactions bear restrictive legends permitting the transfer thereof only upon registration of such securities or an exemption under the Act.







                                       -2

,Caption>
Item 16.  Exhibits.

Exhibit Number       Description of Exhibit

         1.1              Form of Underwriting Agreement by and between the Company and the Underwriter*

         3.1              Certificate of Incorporation of the Company

         3.2              Amendment, dated January 9, 1987, to Certificate of Incorporation of the Company

         3.3              Amendment, dated April 21, 1987, to Certificate of Incorporation of the Company

         3.4              Form of Proposed Amendment to Certificate of Incorporation of the Company*

         3.5              By-Laws of the Company

         3.6              Form of Proposed Amendment to By-Laws of the Company*

         4.1              Form of Specimen common stock Certificate*

         4.2              Warrant Agreement, including form of Representative's Warrants*

         5.1              Opinion of Certilman Balin Adler & Hyman, LLP, counsel for the Company*

         5.2              Opinion of Ruskin Moscou Evans & Faltischek, P.C.*

         10.1             Agreement, dated April 1, 1990, between the Company and ChoiceCare Long Island, Inc. d/b/a Vytra
                          Healthcare

         10.2             Prescription Drug Service Agreement, dated December 1, 1995, between the Company and ChoiceCare
                          Long Island, Inc. d/b/a Vytra Healthcare*

         10.3             Amendment to Prescription Drug Service Agreement, dated September 25, 1998 between the Company and Vytra Healthcare*

         10.4             Agreement, dated January 1, 1995, between the Company and Suffolk County

         10.5             Agreement, dated March 15, 1998, between the Company and Medi-Span, Inc.*

         10.6             Formulary Agreement, dated January 1, 1996, between the Company and Foundation Health
                          Pharmaceutical Services d/b/a Integrated Pharmaceutical Services*

         10.7             Mail Service Provider Agreement, dated July 1, 1996, between the Company and Thrift Drug, Inc. d/b/a
                          Express Pharmacy Services

         10.8             Amendment to Mail Service Provider Agreement, dated January 1, 1997, between the Company and Thrift
                          Drug, Inc. d/b/a Express Pharmacy Services

         10.9             Agreement, dated June 1,1998, between Sandata, Inc. and the Company


                                       -3





         10.10            Amendment to Agreement, dated June 1, 1998 between Sandata, Inc. and the Company

         10.11            Bill of Sale, dated June 1, 1998, between Sandata, Inc. and the Company

         10.12            Software License Agreement and Professional Service Agreement, dated February 18, 1998, between the
                          Company and Prospective Health, Inc.

         10.13            1999 Stock Option Plan

         10.14            Stock Option Agreement, dated July 1, 1997, between Bert Brodsky and Mary Casale

         10.15            Stock Option Agreement, dated December 7, 1998, between Bert Brodsky and Marjorie O'Malley

         10.16            Stock Option Agreement, dated December 7, 1998, between Bert Brodsky and John Ciufo

         10.17            Lease, dated January 1, 1996, between Sandata, Inc. and the Company

         10.18            Assignment, dated November 1, 1996, from Sandata, Inc, to BFS Realty, LLC

         10.19            First Amendment to BFS Realty, LLC Lease, dated 6/1/98, between BFS Realty, LLC and the Company

         10.20            Lease, dated August 10, 1998, between 61 Manor Haven, LLC and the Company

         10.21            Promissory Note, dated July 1, 1997, made payable by Bert Brodsky to the order of the Company in the original principal amount of $1,000,000

         10.22            Promissory Note, dated July 1, 1997, made payable by Gerald Shapiro to the order of the Company in the original principal amount of $300,000

         10.23            Promissory Note, dated June 1, 1998, made payable by P.W. Capital, LLC to the order of the Company in the original principal amount of $4,254,785

         10.24            Agreement of Guaranty, dated June 1, 1998, by Bert E. Brodsky in favor of the Company

         10.25            Promissory Note, dated October 30, 1998, made payable by Bert Brodsky to Marine Midland Bank in the principal amount of $2,000,000

         10.26            Agreement of Guaranty, dated October 30, 1998, by the Company in favor of Marine Midland Bank

         10.27            Promissory Note, dated November 3, 1998, made payable by Bert Brodsky to Marine Midland
                          Bank in the principal amount of $2,000,000

         10.28            Consulting Agreement, dated April 14, 1994, between P.W. Medical Management, Inc. and the Company

         10.29            Assignment, dated July 1, 1996, between P.W. Medical Management, Inc. and P.W. Capital
                          Corp.


                                                                -4





         10.30            Form of Lock-up Agreement*

         23.1             Consent of BDO Seidman, LLP

         23.2             Consent of Certilman Balin Adler & Hyman, LLP (included in its opinion filed as Exhibit 5.1 hereto)*

         23.3             Consent of Ruskin Moscou Evans & Faltischek, P.C. (included in its opinion filed as Exhibit 5.2 hereto)*

         24.1             Powers of Attorney (included in signature page forming a point hereof)

         27.1             Financial Data Schedule



         *To be filed by amendment.


Item 17.  Undertakings.

   (a)      Rule 415 Offering.

                  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
     Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered


                                       -5
which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b)      Equity Offerings of Nonreporting Registrants.

                  The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         (c)      Indemnification.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d)      Rule 430A.

         The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective;

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                       -6

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Port Washington, State of New York, on the ___ day of February, 1999.

                               NATIONAL MEDICAL HEALTH
                               CARD SYSTEMS, INC.

                             By: /s/ Bert Brodsky
                                Bert E. Brodsky
                                Chairman of the Board, Chief Executive Officer



                             By:/s/ Barry Denaro
                                Barry Denaro
                                Chief Financial Officer



                                POWER OF ATTORNEY

         Know all men by these presents, that each person whose signature appears below constitutes and appoints Bert E. Brodsky his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
























                                       -7

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                   Capacity                        Date

                           Chairman of the Board
                           and Director
                           (Principal Executive
/s/ Bert Brodsky                                       February  11, 1999
Bert E. Brodsky


                           Vice Chairman of the
/s/Gerald Shapiro          Board, Secretary and
Gerald Shapiro             Director                    February  11, 1999



/s/ Marjorie G. O'Malley   President and Chief
Marjorie G. O'Malley       Operating Officer           February  11, 1999



                           Executive Vice President
                           of Operations
/s/ Linda Portney          and Director                February 11, 1999
Linda Portney


/s/ Richard J. Strauss      Director                   February 11, 1999
Richard J. Strauss, M.D,
  F.A.C.S.


/s/ Gerald Angowitz
Gerald Angowitz             Director                    February 11, 1999




/s/ Barry Denaro            (Principal Accounting
Barry Denaro               Officer)                    February 11, 1999



                            Executive Vice President
/s/ Mary Casale             of Sales and Marketing      February 11, 1999
Mary Casale




                                       -8

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